UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

RITE AID CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
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No fee required

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Fee paid previously with preliminary materials

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

At Rite Aid, our purpose is to help you achieve whole health for life.

RITE AID AT A GLANCE*

$24.6B	total revenue
502K	prescriptions filled each day, on average (including immunizations), in Rite Aid & Bartell stores
3.1M	average monthly lives managed by Elixir
53,000	associates working to keep communities safe (employed by Rite Aid and its subsidiaries)
2,400+	retail pharmacy locations
17	states with Rite Aid stores
1M+	customers per day
88%	ethnically diverse & female board

Rite Aid (NYSE: RAD) is a Full-Service Pharmacy that helps improve health outcomes for our customers in communities across the country. Our mission is to serve as the everyday care connector that drives lower health care costs through better coordination, stronger engagement and personalized services that help our customers achieve whole health for life.

SELECT RECOGNITION & PARTNERSHIPS**

Ranked #30 in 101 Best Companies for Women in Leadership Index by *House of Rose Professional*

Recipient of ***John R. Lewis Civil Rights Award*** from Philadelphia Chapter of NAACP for immunization clinics in underserved communities

NAACP Pennsylvania STATE CONFERENCE

Partnered with ***Congressman Raul Ruiz, Chairman of the Congressional Hispanic Caucus*** and ***Newark Equitable Vaccine Initiative*** to increase access to COVID-19 vaccines in underserved communities

OUR UNIQUE CAPABILITIES*

6,600	pharmacists
12,000	pharmacy technicians
900	nurses
50	associates focused on health care analytics
50	health coaches

TAKING CARE OF OUR COMMUNITIES**

14.38M COVID-19 vaccines	**3.42M** ancillary and flu vaccines	**3.62M** COVID-19 tests
9,000+ immunization clinics	**8%** reduction in ER visits & hospital readmissions through medication therapy management	**92,000+** specialty prescriptions delivered by Elixir

* *As of February 26, 2022 (figures are rounded).*
** *For fiscal year 2022 (figures are rounded).*

Rite Aid Corporation 30 Hunter Lane Camp Hill, Pennsylvania 17011
LETTER FROM OUR INDEPENDENT BOARD CHAIR
June 10, 2022
On behalf of the Board of Directors of Rite Aid Corporation, I want to take this opportunity to invite you to attend our 2022 Annual Meeting of Stockholders. The meeting will be held at 3 p.m., Eastern Daylight Time, on Wednesday, July 27, 2022.
As you know, among the most critical responsibilities of the Board is to work closely with senior management to review and oversee the implementation of the Company’s long-term strategy. Together, we have:

•
Continued the momentum of RxEvolution, the Company’s strategy launched in March 2020, to build a full-service pharmacy company with the existing assets of Rite Aid, Elixir, and Health Dialog. Through strategic integration of these assets, we provide high quality pharmacy services across the country. We look to further enhance performance through these assets in fiscal year 2023.

•
Recognized the need to deepen our ESG efforts, including those relating to the management of toxic chemicals and the redevelopment and repositioning of the Company’s own brands program focused on “clean ingredients.” The Company also articulated its commitment to diversity, equity, and inclusion and clearly outlined its values. You can view the Commitment Statement at https://www.riteaid.com/about-us/diversity-equity-inclusion.

In terms of business performance, the Board was pleased that management achieved the following financial metrics in fiscal year 2022:
•
Adjusted EDITDA1 of $506 million, a $68 million or 16% improvement over last year.

•
Revenues of $24.56 billion, compared to $24.04 billion for fiscal year 2021.

At the same time, we understand that the Company faces challenges in fiscal year 2023. In particular, to offset the anticipated downturn in COVID-19 testing and vaccinations, the Company is focused on increasing front end sales, driving pharmacy services and growing Elixir’s business. In addition, we must continue to reduce expenses in line with revenues. By frequently engaging with senior management and compliance associates, the board monitors efforts to achieve this performance while also overseeing risks faced by the Company and the steps to mitigate those risks.
In closing, we know that the COVID-19 pandemic shined a spotlight on the work of pharmacy companies and the dedication of our associates, including our pharmacists. As we advance, the Board and management are committed to improving financial results over time while we help our customers thrive.
We hope you and your families are safe and well. Thank you for your investment in Rite Aid.
Sincerely,

BRUCE G. BODAKEN Chair of the Board
Refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of risks and uncertainties that could cause actual results to differ materially from those projected.

1
See Appendix A for a reconciliation of our Adjusted EBITDA, which is a non-GAAP measure, to net income under GAAP.

Rite Aid Corporation 30 Hunter Lane Camp Hill, Pennsylvania 17011
LETTER FROM OUR CHIEF EXECUTIVE OFFICER
DEAR FELLOW STOCKHOLDERS:
June 10, 2022
Just over two years ago—days before COVID-19 impacted the world—we launched our RxEvolution strategy to unlock the value of our pharmacists, renew our retail and digital experience, and establish Elixir as a clearly differentiated market leader.

This plan has been validated and proven to drive our enterprise forward. We have seen the immense impact pharmacists had during COVID, providing much needed products and administering testing and life-saving vaccines to the public. They also continued to serve as care connectors and whole health advocates for customers and communities. In fiscal year 2022, our pharmacists administered more than 3.6 million COVID-19 tests and over 14.3 million vaccines, supported thousands of vaccine clinics and engaged customers daily to help with their everyday health needs. We met customers where and how they needed us through rebranded and refreshed retail stores, evolved merchandise focused on whole health, and improved omni-channel presence with an overhauled e-commerce site and app, at-home delivery platforms and buy-online-pick-up-in-store options. A new Elixir leadership team is driving their turnaround through more competitive pricing, engaging clients and their consultants with new go-to-market plans and a repositioned Health Dialog. Our Elixir account and sales teams are gaining momentum, and we are executing more efficiently by consolidating functions. And the market is noticing—we have added 34,000 individuals covered by Elixir’s PBM services since January 1, 2022, with many more in the pipeline. And we just won the renewal of our largest health plan client in a very competitive bidding process.
At the same time, we kept our focus on growing our business, reducing costs and improving our leverage ratio. This included ending the year with over $1.9 billion in liquidity and a leverage ratio of 5.4, paying off the remaining $91 million of our 6.125% 2023 bonds using availability under our revolving credit facility, achieving an upgrade to our corporate credit rating from both Moody’s and Standard and Poor’s, and growing Adjusted EBITDA by $68 million1 (16% over the prior year).
We are proud of what we have achieved together since our lives were upended due to COVID-19. In fact, in many ways the pandemic accelerated our strategy and purpose. Now, we are eager to move forward. The new challenges and opportunities to serve our customers speak directly to our strengths and the unique value we bring—helping people achieve whole health for life.
As we turn the page into fiscal year 2023, we are focused on the continued transformation of Rite Aid into a leading full-service pharmacy company. We have a deep bench of assets to address the trillion-dollar pharmacy market, which is growing by $40 billion per year according to IQVIA and iIBISWorld, healthcare analytics and industry market research companies. And we will continue to address the significant medication access and cost barriers faced by many Americans. We know that one in seven Americans lives more than five miles away from a pharmacy and 29% of Americans failed to take their medications as prescribed because of the cost. We believe Rite Aid will be a key part of the solution to eliminate these boundaries.

1
See Appendix A for a reconciliation of our Adjusted EBITDA, which is a non-GAAP measure, to net income under GAAP.

LETTER FROM OUR CHIEF EXECUTIVE OFFICER
Underpinning our strategy is our mission to be the trusted, everyday care connector that lowers health care costs through better coordination, stronger engagement and personalized services to help our customers and communities achieve whole health for life. We have made significant progress in these areas. For example, our medication therapy management program has led to an 8% prevention of hospital readmissions, 8% prevention in ER visits and a 12% prevention of additional physician visits. Our team’s strong customer engagement helps people manage pain, resulting in a 25% morphine milligram equivalent dose reduction per day for enrolled members, which has been shown to reduce the risk for opioid addiction. These are just a few ways we are making a meaningful difference in people’s lives, and we are focused on doing much more.
We are eager to share more on our plan with you and we invite you to attend our 2022 Annual Meeting of Stockholders. The meeting will be held at 3 p.m. eastern daylight time on July 27, 2022, and once again will be a virtual meeting to make the meeting more accessible to all of our stockholders. You can attend the meeting via the internet at (www.virtualshareholdermeeting.com/RAD2022) by using the 16-digit control number, which appears on your Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, your WHITE proxy card (printed in the box and marked by the arrow) or the instructions that accompanied your proxy materials. You will have the ability to submit questions during the meeting via the meeting website. At the meeting, stockholders will vote on the proposals set forth in the Notice of Annual Meeting and the accompanying proxy statement.
On behalf of our team, we look forward to continuing to support the needs of our customers while driving growth and improving performance and stockholder value. Thank you for your investment in Rite Aid.
Sincerely,

HEYWARD DONIGAN President, Chief Executive Officer and Director
Refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements” for a discussion of risks and uncertainties that could cause actual results to differ materially from those projected.

Rite Aid Corporation 30 Hunter Lane Camp Hill, Pennsylvania 17011
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
WHEN	VIRTUAL MEETING	RECORD DATE
July 27, 2022 3 p.m., Eastern Daylight Time	www.virtualshareholdermeeting.com/RAD2022	Close of business on June 2, 2022
AGENDA
Proposal		Board Recommendation
1	Election of eight directors to hold office until the 2023 Annual Meeting of Stockholders	FOR all of the Board’s nominees
2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR
3	Advisory vote to approve the compensation of our named executive officers	FOR
4	Approval of an amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan	FOR
5	Approval of the amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions	FOR
6	Consider and vote on a stockholder proposal, if properly presented at the Annual Meeting	AGAINST
In addition, we will transact any business properly presented at the meeting, including any adjournment or postponement thereof.
Please note that a stockholder has notified us of his intention to nominate himself for election as a director at the Annual Meeting. See page 89 for additional information regarding this potential stockholder nomination.
For information regarding how to access the list of stockholders entitled to vote at the meeting, see “Information About the Annual Meeting and Voting—Is there a list of registered stockholders entitled to vote at the Annual Meeting?” in the proxy statement.

VOTING
Have your WHITE proxy card or voting instruction form in hand, with your individual control number, and follow the instructions.
PHONE	INTERNET	MOBILE DEVICE	MAIL	VIRTUAL MEETING
Call 1-800-690-6903 (toll-free), 24/7	Visit www.proxyvote.com, 24/7	Scan the QR code	Mark, sign and date your proxy card or voting instruction form and return it in the postage-paid envelope	During the virtual meeting, go to www.virtualshareholder meeting.com/RAD2022
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 27, 2022

Your vote is important. Please read the proxy statement carefully and submit your vote as soon as possible. The Notice of Availability is being mailed and the proxy materials made available on or about June 10, 2022. The proxy statement and annual report, as well as the Company’s WHITE proxy card, are available at www.proxyvote.com.

1	PROXY STATEMENT SUMMARY
2	Business Strategy and Performance in FY 2022
4	Stockholder Engagement Efforts
5	Board of Directors
6	Board and Governance Highlights
7	Executive Compensation Overview
8	Environmental, Social & Governance Efforts
11	PROPOSAL 1—ELECTION OF DIRECTORS
14	Director Nominees
18	CORPORATE GOVERNANCE AND BOARD MATTERS
18	Board Leadership Structure
18	Director Independence
19	Corporate Governance Practices
19	Board Oversight of Risk Management
21	Committees of the Board of Directors
22	Audit Committee
23	Compensation Committee
23	Compensation Committee Interlocks and Insider Participation
24	Nominating and Governance Committee
24	Executive Committee
24	Board Committee Refreshment
24	Board Meeting Attendance
25	Director Nominations
26	Executive Sessions of Non-Management Directors
26	Communications with the Board of Directors
26	Environmental, Social & Governance Matters
27	Corporate Governance Materials
27	Certain Relationships and Related Transactions
28	Directors’ Compensation
31	PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
31	Auditor Fees
31	Audit Committee Report
33	PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
34	LETTER FROM THE CHAIR OF OUR COMPENSATION COMMITTEE
37	EXECUTIVE COMPENSATION
37	Compensation Discussion and Analysis
58	Compensation Committee Report
59	Executive Compensation Tables
59	Summary Compensation Table
61	Grants of Plan-Based Awards
62	Executive Employment Agreements
63	Outstanding Equity Awards at Fiscal Year 2022 Year-End
64	Option Exercises and Stock Vested Table for Fiscal Year 2022
64	Pension; Nonqualified Deferred Compensation
64	Potential Payments Upon Termination or Change in Control
69	Pay Ratio Disclosure
70	PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE RITE AID CORPORATION AMENDED AND RESTATED 2020 OMNIBUS EQUITY INCENTIVE PLAN
82	PROPOSAL 5—APPROVAL OF THE AMENDMENTS TO THE RITE AID CORPORATION AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS
83	PROPOSAL 6—STOCKHOLDER PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS
85	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
87	INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
87	Questions and Answers
95	Important Notice Regarding Delivery of Stockholder Documents
97	OTHER INFORMATION
97	Stockholder Proposals for the 2023 Annual Meeting
98	Incorporation by Reference
99	Other Matters
99	Certain Information Regarding Participation in the Solicitation of Proxies
99	Annual Report
100	Cautionary Statement Regarding Forward-Looking Statements
A-1	APPENDIX A—NON-GAAP FINANCIAL MEASURES
B-1	APPENDIX B—PROPOSED AMENDMENT TO THE RITE AID CORPORATION AMENDED AND RESTATED 2020 OMNIBUS EQUITY INCENTIVE PLAN
C-1	APPENDIX C—PROPOSED AMENDMENTS TO THE RITE AID CORPORATION AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS
D-1	APPENDIX D—SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

PROXY STATEMENT SUMMARY
This Proxy Statement Summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting. References to “Rite Aid,” “Rite Aid Corporation,” the “Company,” “we,” “us,” or “our” in this proxy statement and the accompanying notice and letters to stockholders refer to Rite Aid Corporation and/or its affiliates. Rite Aid Corporation, a Delaware corporation, owns multiple subsidiary companies which operate Rite Aid stores and pharmacies and other affiliated companies. The term “affiliates” means direct and indirect subsidiaries of Rite Aid Corporation and partnerships and joint ventures in which such subsidiaries are partners. References herein to “associates” refer to employees of our affiliates.
This proxy statement is being furnished to you by the Board of Directors (the “Board” or “Board of Directors”) of Rite Aid Corporation to solicit your proxy to vote your shares at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on July 27, 2022 at 3 p.m., Eastern Daylight Time, by live audio webcast at www.virtualshareholdermeeting.com/RAD2022.
The following proposals will be on the agenda for the Annual Meeting:
Proposal		Board Recommendation	See Page
1	Election of eight directors to hold office until the 2023 Annual Meeting of Stockholder	FOR all of the Board’s nominees	11
2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	31
3	Advisory vote to approve the compensation of our named executive officers	FOR	33
4	Approval of an amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan	FOR	70
5	Approval of the amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions	FOR	82
6	Consider and vote on a stockholder proposal, if properly presented at the Annual Meeting	AGAINST	83
Please note that a stockholder has notified us of his intention to nominate himself for election as a director at the Annual Meeting. See page 89 for additional information regarding this potential stockholder nomination.

RITE AID CORPORATION   2022 Proxy Statement | 1

PROXY STATEMENT SUMMARY
BUSINESS STRATEGY AND PERFORMANCE IN FY 2022
Our Enterprise Strategy
Rite Aid’s RxEvolution strategy was originally announced in March 2020, with a focus on fundamentally changing our role in health care and becoming the industry leader in whole health through three main pillars: 1) Unlocking the value of our pharmacists; 2) Renewing our retail and digital experience; and 3) Establishing Elixir as a clearly differentiated market leader.

ALTERNATIVE REMEDIES MEET TRADITIONAL MEDICINE.

Our pharmacists are educated in both to help you achieve whole health.

Over the last two years our team has executed this strategy in ways that built trust in the communities we serve. It was the right plan for the right time to help support our customers and associates through the COVID-19 pandemic. It is now time to turn the page to a post-COVID environment and address existing and emerging marketplace opportunities and community needs as a full-service pharmacy company. Our full suite of assets positions us for growth in this trillion-dollar market.

RITE AID
Third Party Claims Adjudication
elixir
Discount Savings Cards
elixir
Third Party Rebate Services
elixir
Medicare Part D Insurance
elixir INSURANCE
Rite Aid Locations
RITE AID
Population Health Management
health dialog
Mail Pharmacy
elixir
Specialty Pharmacy
elixir
Pharmacy Benefit Management
elixir

We plan to leverage these assets and drive growth in three ways:
Our strategy is designed to leverage our retail footprint, the power of technology and the convergence of health care channels to provide holistic health solutions, increase medication adherence and drive down costs for

2 | RITE AID CORPORATION   2022 Proxy Statement

PROXY STATEMENT SUMMARY
customers and consumers alike. Pharmacies have been long recognized for their importance as the “last mile” of health care delivery. Our customers engage with our pharmacists more than any other health care provider. Our unique approach leverages pharmacists as customer health advocates, delivering on our promise to serve our customers on the last mile of their journey to overall health and wellness.
We endeavor to leverage our pharmacists, in store, telephonically and via chat/video to remove barriers to treatment plan adherence, reduce cost, and create new, integrated clinical models of care. Our approach is a modern, technology-driven ecosystem that will bring distinct areas of pharmacy into a single, coordinated system of care in order to reduce drug cost and reduce the overall healthcare costs of our customers. As the trusted pharmacy advisor to our customers, we see healthplans, health systems and employers increasing leveraging our pharmacists to conduct clinical interventions to help them achieve these results.
Keeping Our Communities Safe During the COVID-19 Pandemic
In the face of the COVID-19 pandemic, Rite Aid has been on the front lines of health care delivery in many of the hardest-hit cities in America. Our response to this global crisis is closely tied to our corporate social responsibility efforts. We were proud to participate in the White House COVID-19 Response Working Group and to significantly expand the nation’s self-swab testing capacity. We were also pleased to join the Federal Retail Pharmacy Program to provide coronavirus vaccines. In fiscal year 2022, Rite Aid delivered millions of COVID-19 vaccines and tests, and held thousands of immunization clinics, including many clinics in underserved areas.
Throughout the pandemic, our associates proved their ability to adapt to new and changing government regulations and recommendations from The Centers for Disease Control and Prevention, all while providing needed medications, essential supplies, and COVID-19 information to the communities that we serve. We are incredibly proud of their efforts during this time.
Fiscal Year 2022 Performance and Operational Highlights2

$24.6B Total Revenue	$505.9M Adjusted EBITDA	$1.9B Total Liquidity	2.2% Total Revenue Growth

502K Prescriptions Filled Each Day, On Average (including immunizations), in Rite Aid & Bartell Stores	6,600 Pharmacists Serving Our Communities	2,450 Retail Pharmacy Locations across 17 States	3.1M Average Monthly Lives Managed by Elixir

2
As of February 26, 2022 (figures are rounded).

RITE AID CORPORATION   2022 Proxy Statement | 3

PROXY STATEMENT SUMMARY
STOCKHOLDER ENGAGEMENT EFFORTS
We were pleased to have increased stockholder support for our say on pay resolution at our 2021 Annual Meeting of Stockholders.
We believe this support was in part based on our active outreach plan to stockholders to understand stockholder perspectives on compensation, which we continued throughout 2021 and early 2022. Our engagement with stockholders occurs on a continuous basis, with calls and meetings happening throughout the year. Additionally, in fiscal year 2022 we proactively offered Company-initiated meetings to our largest stockholders representing approximately 50% of our outstanding shares. These meetings included an offer to speak with the Board Chairman, the Chair of our Compensation Committee, the CEO, and the CFO. Our Compensation Committee considers investor perspectives when making decisions on executive compensation and DEI initiatives. We intend to continue this broad stockholder engagement this year.
We regularly seek the perspectives of our stockholders on issues important to them. Through our quarterly financial performance webcasts, analyst conferences, investor meetings and calls we obtain and share stockholder feedback with our Board and committees. This feedback from stockholders, including views regarding Board composition, corporate governance matters and ESG matters is extremely valuable to our Board of Directors and management.

WHO WE CONTACTED	HOW WE ENGAGED	WHAT WE DISCUSSED

During fiscal year 2022, we individually reached out to more than 30 stockholders who collectively own approximately
50%
of our outstanding stock.
If stockholders are interested in meeting, they are offered meetings with our Board Chairman, the Chair of the Compensation Committee, the CEO, and CFO.

We annually invite our largest
30+
stockholders
to individual meetings to discuss items of importance to them, such as executive and Board compensation, corporate governance, and ESG matters.
The Chair of the Compensation Committee and senior management are available to participate upon request. We also regularly engage with all stockholders as part of our ongoing investor relations program.

•
Stockholders’ positive feedback on our executive compensation program changes.

•
Financial performance including challenges of COVID-19 and benefits of vaccines and testing.

•
The importance of environmental, social and governance (ESG) initiatives, particularly related to carbon emissions reductions and renewable energy strategies.

•
Rite Aid’s growth and business strategy.

•
Continued expense management and cost control.

•
Further reduction of debt and free cash flow generation.

•
Board level oversight of diversity, equity and inclusion (DEI) strategy.

•
Human capital management matters including hiring, training, retaining a diverse workforce, and workplace safety.

4 | RITE AID CORPORATION   2022 Proxy Statement

PROXY STATEMENT SUMMARY
BOARD OF DIRECTORS
Board Refreshment
We have added 7 new directors to our Board since 2018, all of whom are either women or racially or ethnically diverse.
Board Attributes

Overall Diversity

88%
diverse

Gender Diversity

50%
female

Ethnic/Racial Diversity

38%
ethnic/
racial

Independence

1
88%
independent
7

Age

70s
50s
average
64
years
60s

Tenure

4-9 yrs.
4
average
3.87
years
4
1-3 yrs.

RITE AID CORPORATION   2022 Proxy Statement | 5

PROXY STATEMENT SUMMARY
Director Nominees
				Fiscal Year 2022 Committees
Director and Principal Occupation	Age	Director Since	Independent	Audit	Compensation	Nominating and Governance
BRUCE G. BODAKEN Former Chairman and Chief Executive Officer, Blue Shield of California	70	2013; since 2018
ELIZABETH “BUSY” BURR Former President and Chief Commercial Officer, Carrot Inc.	60	2019
HEYWARD DONIGAN President and Chief Executive Officer, Rite Aid Corporation	61	2019
BARI HARLAM Co-Founder, Trouble LLC; and former EVP, Chief Marketing Officer North America, Hudson’s Bay Company	60	2020
ROBERT E. KNOWLING, JR. Chairman, Eagles Landing Partners	66	2018
LOUIS P. MIRAMONTES Former Managing Partner of the San Francisco office and Senior Partner for Latin America, KPMG LLP	67	2018
ARUN NAYAR Former Executive Vice President and Chief Financial Officer, Tyco International	71	2018
KATE B. QUINN Vice Chairman and Chief Administrative Officer, U.S. Bancorp	57	2019
Committee Chair	Committee Member	Chair of the Board	Audit Committee Financial Expert
Please note that a stockholder has notified us of his intention to nominate himself for election as a director at the Annual Meeting. See page 89 for additional information regarding this potential stockholder nomination.
BOARD AND GOVERNANCE HIGHLIGHTS

All Board members are independent except the President and Chief Executive Officer

Diverse chairs for Audit, Compensation and Nominating and Governance Committees

Independent Chair of the Board

All directors elected annually

Majority voting for directors in uncontested elections

Proxy access provisions in bylaws

Holders of 10% of outstanding stock may call a special meeting of stockholders

Mandatory director retirement age of 75

Meaningful stock ownership requirements for the Board and executive officers

Anti-hedging and anti-pledging policy for the Board and all associates

Annual evaluation of the Board and committees

6 | RITE AID CORPORATION   2022 Proxy Statement

PROXY STATEMENT SUMMARY
EXECUTIVE COMPENSATION OVERVIEW
Philosophy and Objectives
Our executive compensation program is based on a pay-for-performance philosophy and is designed to accomplish the following goals:
WHAT WE DO	WHAT WE DO NOT DO

Conduct annual stockholder advisory vote on the compensation of our named executive officers

Maintain dialogue with stockholders on various topics, including executive pay practices

Retain an independent executive compensation consultant to the Compensation Committee

Ensure that a significant portion of executive officer total target remuneration is at risk

Provide annual and long-term incentive plans with performance targets aligned to business goals

Require a designated level of stock ownership for all named executive officers and non-management directors

Require shares subject to the annual non-management director grant to be deferred until separation from service

Require equity awards to have a double trigger (qualifying termination of employment and change in control)

Complete an annual incentive compensation risk assessment

Maintain a formal clawback policy for executive officers

Provide gross-up payments to cover personal income taxes or excise taxes related to executive severance benefits

Permit executives to engage in hedging or pledging of Rite Aid securities

Reward executives for imprudent, inappropriate, or unnecessary risk-taking

Allow the repricing of equity awards without stockholder approval

RITE AID CORPORATION   2022 Proxy Statement | 7

PROXY STATEMENT SUMMARY
Total Target Compensation
In fiscal year 2022, approximately 89% of the CEO’s total target compensation and 76% of the average total target compensation of all other NEOs was subject to the achievement of strategic and operational company goals.
ENVIRONMENTAL, SOCIAL & GOVERNANCE EFFORTS
Rite Aid is committed to integrating Environmental, Social, and Governance (ESG) initiatives into our operations, not only to create value for our stockholders, customers, and associates, but also because we are deeply invested in our communities, and our customers want to support a company that supports their safety and our environment.
As part of our annual ESG report, last year we identified our key opportunity areas and defined our four ESG pillars, each with a corresponding high-level goal: Thriving Planet, Thriving Business, Thriving Workplace and Thriving Community. In fiscal year 2022, we conducted comprehensive peer benchmarking exercises, current state assessments and gap analyses in key areas such as carbon and waste reduction, responsible sourcing and human capital management. We know that transformative progress starts by measuring performance, and we are laying the groundwork to develop our long term ESG goals and Key Performance Indicators (KPIs), such as emissions reduction commitments. Below are several progress updates from fiscal year 2022.
Environmental
Climate Risk

In June 2021, we released our inaugural report aligned with the framework from the Task Force on Climate Related Financial Disclosures (TCFD). The report is available on our website and will be updated periodically.

Climate Data Assurance

As part of our annual climate change questionnaire submission to the Carbon Disclosure Project (CDP) in fiscal year 2022, we engaged with an external partner to have our scope 1 and 2 emissions verified. In addition to providing assurances around this data, this exercise also helped us set a baseline as we consider setting a carbon reduction goal in the future.
Some of our quantitative fiscal year 2022 highlights include:

8 | RITE AID CORPORATION   2022 Proxy Statement

PROXY STATEMENT SUMMARY
Social
Human Capital Management Efforts

We are proud to employ over 53,000 associates as of the end of fiscal year 2022 across the United States, including Puerto Rico. Our associates are key to the success of our transformation as they are at the center of supporting the whole health of our customers and communities. We are optimizing our workforce through enhanced communication and engagement through the following measures:

•
conducted a pay equity study through a consultant that produced favorable results;

•
conducting annual engagement surveys on topics such as career development, well-being, compensation, benefits, recognition, leader communications, and opportunities specific to diversity, equity and inclusion efforts, in which more than 70% of our associates have participated;

•
expanding our efforts to attract talent during a national labor shortage with sign-on bonuses, pay adjustments in hard to staff areas, and referral bonuses;

•
becoming a remote-first employer for our corporate associates, allowing us to expand our talent pool and allow our corporate associates more flexibility to balance their work and family priorities;

•
developing success profiles for our associates to refine skills needed today and build capabilities for the future;

•
obtaining certification as an Accredited Provider of Continuing Pharmacy Education, which allows us to offer courses that count toward the continuing education licensing requirements of our pharmacists;

•
offering an accredited pharmacy technician certification program;

•
offering compensation and benefit programs to support, recognize and reward performance of our associates (including annual bonuses, 401(k) plans, health care benefits, paid time off, life and disability coverage, merchandise discounts, and many other services and programs);

•
offering associate wellness programs and tools for whole health in areas such as mental health, disease management, and financial wellness; and

•
developing an associate recognition program that incorporates financial incentives to celebrate the achievements of our teams and create a community experience for our workforce.

Diversity, Equity & Inclusion Efforts

We continue to progress with our Diversity, Equity & Inclusion (DEI) transformation as we enable our RxEvolution. We know that to build change that is meaningful and lasting, we must engage the unique perspectives, experiences and approaches that only come from a diverse workforce. We believe that an inclusive and welcoming workplace is not only desirable but essential, and we are committed to building a workplace in which every associate can thrive. To emphasize this, we are being intentional with our DEI Commitment Statement, which aligns with our values, so that all of our associates know what behaviors we expect them to demonstrate. And we hold ourselves accountable to our customers, stockholders and other key stakeholders so that they know our commitment and see these behaviors in action every day.
Our new DEI strategy roadmap will help us advance further in our DEI journey. It includes the integration of DEI into human resource policies as well as business processes to create measurable and sustainable improvements. For example, we implemented our Heritage and History Month programs to celebrate DEI throughout the year to cultivate a more inclusive work environment. We are also placing a strong emphasis on talent acquisition, development and management processes to grow a pipeline for future leaders with unique perspectives, experiences, and approaches.
Rite Aid’s purpose is to help the customers and communities we serve achieve whole health for life. To live our purpose, we are building a workforce that is inclusive and reflects the diverse customers and communities we serve. We have made a concerted effort with federal, state, and local governments to provide COVID-19 vaccines in medically underserved communities. A key component of our merchandise strategy is to align our

RITE AID CORPORATION   2022 Proxy Statement | 9

PROXY STATEMENT SUMMARY
assortment to the needs and desires of today’s consumers and the communities we serve. Accordingly, we have been increasing the representation of products and brands that have cleaner and healthier ingredients, are ethos-driven, earth friendly, and more inclusive.
As of December 31, 2021, 68% of associates self-reported as female. In addition, associates self-reported their race/ethnicity as: White 54%; Hispanic 15%; Black 14%; Asian 12%; and Other 5%. We are proud to have a Board with 87% overall diversity, which is composed of 50% gender diversity and 33% ethnic/racial diversity.
Responsible Sourcing

Management of Toxic Chemicals.
•
Last year, we reported 99% of our in scope own brand assortment were free of our identified 8 highest chemicals of high concern. In fiscal year 2022, we expanded our commitments around the management of toxic chemicals to enhance efforts around identifying environmental justice chemicals of concern; putting additional requirements in place for our suppliers around comprehensive ingredient disclosure and transparency; and requiring own brand food suppliers comply with our food packaging restricted substance list.

Product Attributes Program.
•
In fiscal year 2022, we announced a multi-year initiative to re-architect our own brands program where “clean ingredients” will not only be celebrated, but will be a core component of our positioning across brands and categories, including health, beauty, personal care, consumables, household and more. In August 2021, we launched our consumer-led product attribute program, featuring four key benefit territories: Proud Planet, Well Being, Smart Choice and Free From. Each territory supports various product attributes relevant to our customer expectations, such as “responsibly sourced”, “organic”, “paraben free”, etc. At the end of fiscal year 2022, we had 54 different product attributes listed as part the program to enhance consumer transparency, through shelf tag labels, in store signage, own brand packaging and across our marketing channels. More information can be found at: https://www.riteaid.com/better-choices. Website content is not incorporated into this proxy statement.

Governance

Our Nominating and Governance Committee of the Board of Directors has direct oversight and responsibility of ESG, while our Compensation Committee has direct oversight of DEI. In fiscal year 2022, we provided quarterly updates to the Nominating and Governance Committee on our ESG progress.

For more information, please see Rite Aid’s 2021 CSR Report at https://www.riteaid.com/content/dam/riteaid-web/corporate/2021-corporate-sustainability-report-final.pdf. Website content is not incorporated into this proxy statement.

10 | RITE AID CORPORATION   2022 Proxy Statement

PROPOSAL 1—ELECTION OF DIRECTORS
Our By-Laws provide that the Board of Directors may be composed of up to 15 members, with the number to be fixed from time to time by the Board. The Board has changed the number of directors from nine members to eight, effective as of the Annual Meeting. The Board has nominated eight nominees for director at our Annual Meeting. All directors are elected annually.
The Board of Directors, based on the recommendation of the Nominating and Governance Committee, has nominated the following individuals to be elected directors at the Annual Meeting:
• Bruce G. Bodaken	• Robert E. Knowling, Jr.
• Elizabeth “Busy” Burr	• Louis P. Miramontes
• Heyward Donigan	• Arun Nayar
• Bari Harlam	• Kate B. Quinn
Each of the nominees for director to be elected at the Annual Meeting currently serves as a director of the Company. Each director elected at the Annual Meeting will hold office until the 2023 Annual Meeting of Stockholders and will serve until his or her successor is duly elected and qualified.
If any nominee at the time of election cannot serve and as a consequence another nominee is designated, then the proxies or their substitutes will have the discretion and authority to vote for such other nominee in accordance with their judgment, or the Board may reduce the size of the Board.
The following table sets forth certain information as of April 29, 2022 with respect to our director nominees.
Name	Age	Position with Rite Aid	Year First Became Director
Bruce G. Bodaken	70	Chair	2013
Heyward Donigan	61	President, Chief Executive Officer and Director	2019
Elizabeth “Busy” Burr	60	Director	2019
Bari Harlam	60	Director	2020
Robert E. Knowling, Jr.	66	Director	2018
Louis P. Miramontes	67	Director	2018
Arun Nayar	71	Director	2018
Kate B. Quinn	57	Director	2019
The Board of Directors unanimously recommends that you vote on the enclosed WHITE proxy card FOR the election of each of our nominees listed above.
Please note that a stockholder, Mr. Scott Klarquist, has notified us of his intention to nominate himself for election as a director at the Annual Meeting. You may receive solicitation materials from Mr. Klarquist, including a proxy statement and a proxy card seeking your proxy to vote for him as a nominee. Rite Aid is not responsible for the accuracy of any information provided by or relating to Mr. Klarquist contained in solicitation materials filed or disseminated by or on behalf of Mr. Klarquist or any other statements Mr. Klarquist or his representatives may make. The Board unanimously recommends that you do not sign or return any proxy card sent to you by or on behalf of Mr. Klarquist. See page 89 for additional information regarding this potential stockholder nomination.

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PROPOSAL 1—ELECTION OF DIRECTORS
Board Attributes
Board Refreshment
The Board is committed to ensuring that it is composed of a highly capable and diverse group of directors who are well-equipped to oversee the success of the business and effectively represent the interests of stockholders. The Board has significantly accelerated its efforts to change the composition of the Board over the past four years. As a result, approximately 38% of the director nominees are racially or ethnically diverse and 50% of the director nominees are women. In addition to enhancing the Board’s racial, ethnic and gender diversity, these changes bring a diversity of thought and experience to the Board. All of the nominees of the Board, other than Ms. Donigan, are independent directors.
We have added 7 new directors to our Board since 2018, all of whom are either women or racially or ethnically diverse.
In assessing Board composition and selecting and recruiting director candidates, the Board seeks to maintain an engaged, independent Board with broad experience and judgment that is committed to representing the long-term interests of our stockholders. The Nominating and Governance Committee considers a wide range of factors, including the size of the Board, the experience and expertise of existing Board members, other positions the director candidate has held or holds (including other board memberships), and the candidate’s

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PROPOSAL 1—ELECTION OF DIRECTORS
independence. In addition, the Nominating and Governance Committee takes into account a candidate’s ability to contribute to the diversity of background and experience represented on the Board, and it reviews its effectiveness in balancing these considerations when assessing the composition of the Board.
Board Skills and Experiences
The chart below summarizes the qualifications, attributes, skills and experiences for each of our director nominees. The fact that we do not list a particular experience or qualification for a director nominee does not mean that nominee does not possess that particular experience or qualification.
	Skills and Experiences
Director	Board and Corporate Governance	Current or Former CEO	Finance and Accounting	Health Care Industry	Management and Business Operations	Retail Industry
Bruce G. Bodaken
Elizabeth “Busy” Burr
Heyward Donigan
Bari Harlam
Robert E. Knowling, Jr.
Louis P. Miramontes
Arun Nayar
Kate B. Quinn
Total of 8 Directors	8	4	3	4	8	4
	100%	50%	38%	50%	100%	50%

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PROPOSAL 1—ELECTION OF DIRECTORS
DIRECTOR NOMINEES
Following are the biographies for our director nominees, including information concerning the particular experience, qualifications, attributes, or skills that led the Nominating and Governance Committee and the Board to conclude that such person should serve on the Board, as well as their Committee assignments in fiscal year 2022:
BRUCE G. BODAKEN
Mr. Bodaken shares in-depth knowledge of the health insurance and managed care industries with the Board of Directors, serving in executive leadership positions for over 20 years.
Experience
•
Chairman and Chief Executive Officer of Blue Shield of California from 2000 through 2012.

•
President and Chief Operating Officer of Blue Shield of California from 1995 to 2000, and as Executive Vice President and Chief Operating Officer from 1994 to 1995.

•
Senior Vice President and Associate Chief Operating Officer of F.H.P., Inc., a managed care provider, from 1990 to 1994 and held various positions at F.H.P. from 1980 to 1990.

•
Visiting Lecturer at the University of California School of Public Health from 2013 to 2016 teaching graduate courses on health care reform.

•
Visiting Scholar at the Brookings Institute from 2013 to 2015 focused on value-based care design.

•
Director and member of the compensation committee of iRhythm Technologies, Inc. and formerly a member of the board of directors of WageWorks, Inc.

Age 70 Director since 2013 Chair since 2018 Committees • Executive (Chair) • Nominating and Governance
ELIZABETH “BUSY” BURR
Ms. Burr brings to the Board of Directors extensive experience in the health industry, innovation, business strategy, and brand management.
Experience
•
Former President and Chief Commercial Officer at Carrot Inc., a digital health care company with solutions that combine behavioral science, clinical expertise, and proprietary technology, from 2019 through 2021.

•
Chief Innovation Officer and Vice President of Healthcare Trend and Innovation at Humana from 2015 to 2018, where she led the design, build, and adoption of new product platforms in digital health, provider experience, and telemedicine. Founder of Humana’ Health Ventures, Humana’s strategic venture investing practice.

•
Former Managing Director of Citi Ventures, Citigroup’s global venture group, from 2011—2015. Prior to Citigroup, she spent seven years in investment banking at Morgan Stanley and Credit Suisse First Boston.

•
Former Vice President of Global Brand Management at Gap, Inc., where she was responsible for aligning the product, store, online, advertising, and merchandising efforts for the four Gap brands around the world.

•
Member of the boards of directors of Mr. Cooper Group Inc., a company that provides mortgage servicing, origination, and transaction-based services, Satellite Healthcare, a nonprofit provider of kidney dialysis services, and SVB Financial Group, a company that offers commercial, investment and private banking, asset management, private wealth management, brokerage and investment services and funds management services to companies in the technology, life sciences and health care, private equity and venture capital, and premium wine industries.

Age 60 Director since 2019 Committees • Audit

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PROPOSAL 1—ELECTION OF DIRECTORS
HEYWARD DONIGAN
Ms. Donigan brings to the Board strong senior executive experience, proven leadership capabilities, and a consistent track record of driving profitable growth, as well as broad health care knowledge and digital technology expertise.
Experience
•
President and Chief Executive Officer of the Company since February 2020 and Chief Executive Officer since August 2019.

•
President and Chief Executive Officer of Sapphire Digital, which designs and develops omni-channel platforms that help consumers choose their best fit health care providers, from 2015 to 2019. In that role, Ms. Donigan led Sapphire Digital’s strategy and operations to record growth and consumer engagement.

•
President and Chief Executive Officer of ValueOptions, Inc., then the nation’s largest independent behavioral health improvement company, from 2010 to 2015, where she drove innovation through disciplined execution and grew company revenues to over $1 billion.

•
Executive Vice President and Chief Marketing Officer at Premera Blue Cross, where she was responsible for driving profitable growth across the individual, small group, mid-market, and national account businesses and helped the company achieve record growth and profits.

•
Previously served as Senior Vice President of all operations at Cigna Healthcare and held executive roles at General Electric, Empire BCBS, and U.S. Healthcare.

•
In the last five years, served on the board of directors of Kindred Healthcare and NxStage Medical, Inc.

Age 61 Director since 2019 Committees • Executive

BARI HARLAM
Ms. Harlam is a former C-suite business leader, marketer, educator, and author, and a pioneer in customer loyalty who provides the Board of Directors with her experience in digital marketing and data analytics.
Experience
•
•
Co-founder of Trouble LLC, a pro-social, experience brand.

•
Executive Vice President, Chief Marketing Officer North America at Hudson’s Bay Company from 2018 to 2020.

•
Executive Vice President, Membership, Marketing and Analytics at BJ’s Wholesale Club from 2012 to 2016.

•
Chief Marketing Officer at Swipely, now Upserve, from 2011 to 2012.

•
Senior Vice President, Member Engagement at CVS Health from 2000 to 2011.

•
Early in her career, was a Professor at Columbia University and the University of Rhode Island, and Adjunct Professor at the Wharton School, University of Pennsylvania.

•
Member of the Board of Directors of Eastern Bankshares, Inc., Alterian and OneWater Marine Inc.

Age 60 Director since 2020 Committees • Nominating and Governance

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PROPOSAL 1—ELECTION OF DIRECTORS
ROBERT E. KNOWLING, JR.
Mr. Knowling brings to the Board extensive experience in executive management and leadership roles, including experience leading companies through periods of high growth and organizational turnaround. In addition, his service on a number of other public company boards of directors enables Mr. Knowling to share insights with the Board regarding corporate governance best practices.
Experience
•
Chairman of Eagles Landing Partners, which specializes in helping senior management formulate strategy, lead organizational transformations, and re-engineer businesses, and also serves as an advisor-coach to chief executive officers.

•
Chief Executive Officer of Telwares, a provider of telecommunications expense management solutions, from 2005 to 2009.

•
Chief Executive Officer of the New York City Leadership Academy, an independent nonprofit corporation created by Chancellor Joel I. Klein and Mayor Michael R. Bloomberg that is chartered with developing the next generation of principals in the New York City public school system, from 2001 to 2005.

•
Chairman and Chief Executive Officer of SimDesk Technologies, a computer software company, from 2001 to 2003.

•
Previously was Chairman, President and Chief Executive Officer of Covad Communications, a Warburg Pincus private equity-backed start-up company.

•
Serves on the board of directors of Citrix, STRAND, and Stride, Inc. In the last five years, he served on the board of directors of Roper Technologies Inc. and Convergys.

Age 66 Director since 2018 Committees • Compensation

LOUIS P. MIRAMONTES
Mr. Miramontes brings to the Board of Directors extensive experience in accounting, financial reporting, and corporate governance. His experience as an audit partner provides useful insights into financial and regulatory matters relevant to the Company’s business.
Experience
•
Independent financial advisor since 2014.

•
Worked at KPMG LLP from 1976 to 2014, where he served as Managing Partner of the San Francisco office and Senior Partner for KPMG’s Latin American region. He served as an audit partner for public and private companies.

•
Serves as a member of the board of directors of Lithia Motors, Inc., one of the largest auto retailers in the United States and Canada, and as a member of the board of directors of Oportun Financial Corporation, a financial services company.

Age 67 Director since 2018 Committees • Audit (Chair) • Compensation

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PROPOSAL 1—ELECTION OF DIRECTORS
ARUN NAYAR
Mr. Nayar brings over 35 years of financial management experience to the Board of Directors. His experience as a chief financial officer provides useful insights into operational and financial metrics relevant to the Company’s business.
Experience
•
Retired in 2015 as executive vice President and Chief Financial Officer of Tyco International, a $10+ billion fire protection and security company, where he was responsible for managing the company’s financial risks and overseeing its global finance functions, including its tax, treasury, mergers and acquisitions, audit, and investor relations teams. Mr. Nayar joined Tyco as senior vice president and treasurer in 2008, and was also Chief Financial Officer of Tyco’s ADT Worldwide. From 2010 until 2012, Mr. Nayar was senior vice president, Financial Planning & Analysis, Investor Relations, and treasurer.

•
Previously was in leadership positions with PepsiCo, Inc., most recently as Chief Financial Officer of Global Operations and, before that, as vice president and assistant treasurer—Corporate Finance.

•
Senior Advisor to McKinsey & Company and a Senior Advisor to a private equity firm, BC Partners, from 2016 to 2020.

•
A member of the board of directors of Amcor Plc, a manufacturer of responsible packaging products, and GFL Environmental Inc., a leading North American environmental services company. He previously served on the board of TFI International.

Age 71 Director since 2018 Committees • Audit • Executive

KATE B. QUINN
Ms. Quinn brings to the Board of Directors extensive experience in business strategy, marketing, customer experience, retail operations, and health benefits.
Experience
•
Vice Chair and Chief Administrative Officer of U.S. Bancorp since 2017, responsible for leading strategy, reputation and digital transformation, Ms. Quinn joined U.S. Bancorp in 2013 as executive vice president and Chief Strategy and Reputation Officer.

•
Former senior vice president and Chief Marketing Officer at Anthem, a health benefits company, where she directed the company’s marketing, customer communications, digital, customer experience, and retail strategies. She previously served as Anthem’s vice president of corporate marketing.

•
Earlier in her career, Ms. Quinn served as Chief Marketing and Strategy Officer at a division of The Hartford, following leadership roles in strategy and product development at CIGNA and PacifiCare Health Systems, respectively.

•
Member of Board of Trustees of United Way U.S.A. and Fastbreak Foundation.

Age 57 Director since 2019 Committees • Compensation (Chair) • Nominating and Governance

Please note that a stockholder, Mr. Scott Klarquist, has notified us of his intention to nominate himself for election as a director at the Annual Meeting. You may receive solicitation materials from Mr. Klarquist, including a proxy statement and a proxy card seeking your proxy to vote for him as a nominee. Rite Aid is not responsible for the accuracy of any information provided by or relating to Mr. Klarquist contained in solicitation materials filed or disseminated by or on behalf of Mr. Klarquist or any other statements Mr. Klarquist or his representatives may make. The Board unanimously recommends that you do not sign or return any proxy card sent to you by or on behalf of Mr. Klarquist. See page 89 for additional information regarding this potential stockholder nomination.

RITE AID CORPORATION   2022 Proxy Statement | 17

CORPORATE GOVERNANCE AND BOARD MATTERS
BOARD LEADERSHIP STRUCTURE

The Board has determined that Mr. Bodaken will continue to serve as Chair of the Board.
As Chair, Mr. Bodaken’s responsibilities include:
•
presiding at all meetings of the Board, including executive sessions of the non-management directors

•
the authority to call meetings of the Board and of the non-management directors

•
serving as liaison between the Chief Executive Officer and independent directors and facilitating communications between other members of the Board and the Chief Executive Officer (any director is free to communicate directly with any associate, including with the Chief Executive Officer; the Chair’s role is to attempt to improve such communications if they are not entirely satisfactory)

•
working with independent directors and the Chief Executive Officer in the preparation of and approving Board meeting agendas and schedules, and the information to be provided to the Board

•
chairing the annual review of the performance of the Chief Executive Officer

•
otherwise consulting with the Chief Executive Officer on matters relating to corporate governance and Board performance, and

•
if requested, ensuring that he is available, when appropriate, for consultation and direct communication with stockholders.

Company By-Laws provide that the Chair of the Board must be a director who is independent under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Board believes that separation of the positions of Chair of the Board and Chief Executive Officer best serves the needs of the Company and its stockholders. The Board believes that Mr. Bodaken will continue to provide excellent independent leadership of the Board in his role as Chair.
DIRECTOR INDEPENDENCE
For a director to be considered independent under the NYSE corporate governance listing standards, the Board of Directors must determine that the director does not have any direct or indirect material relationship with the Company, including any of the relationships identified in the NYSE independence standards. The Board considers all relevant facts and circumstances in making its independence determinations.
As a result of this review, the Board affirmatively determined that the following directors, including each director serving on the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, satisfy the independence requirements of the NYSE listing standards:
• Bruce G. Bodaken	• Louis P. Miramontes
• Elizabeth “Busy” Burr	• Arun Nayar
• Bari Harlam	• Kate B. Quinn
• Robert E. Knowling, Jr.
The Board also previously determined that Kevin E. Lofton, who will serve as a director until the Annual Meeting, satisfied the independence requirements of the NYSE listing standards. In addition, the Board determined that the members of the Audit Committee satisfy the additional independence requirements for audit committee members and that the members of the Compensation Committee satisfy the additional independence requirements for compensation committee members.
As an employee of the Company, Ms. Donigan is not an independent director.

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CORPORATE GOVERNANCE AND BOARD MATTERS
There is no family relationship between any of the nominees and executive officers of Rite Aid.
CORPORATE GOVERNANCE PRACTICES
We recognize that good corporate governance is an important means of promoting the long-term interests of our stockholders, associates, customers, suppliers, and the community. The Board of Directors, including through the Nominating and Governance Committee, monitors corporate governance developments and proposed legislative, regulatory, and stock exchange corporate governance reforms.
Majority Voting Standard and Policy
Under the Company’s By-Laws, a nominee for director in uncontested elections of directors will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. In contested elections (as is the case for this Annual Meeting), directors will be elected by a plurality of votes cast.
Under the Company’s Corporate Governance Guidelines, a director who fails to receive the required number of votes for reelection in accordance with the By-Laws will, within five days following certification of the stockholder vote, tender his or her written resignation to the Chair of the Board for consideration by the Board, subject to the procedures set forth in the guidelines.
Codes of Ethics
The Board has adopted a Code of Ethics that is applicable to our Chief Executive Officer and senior financial officers. The Board has also adopted a Code of Ethics and Business Conduct that applies to all of our officers, directors, and associates. Any amendment to either code or any waiver of either code for executive officers or directors will be disclosed promptly on our website at www.riteaid.com.
Anti-Hedging and Anti-Pledging Policies
The Company’s directors, officers and other associates are prohibited from engaging in hedging or monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, with respect to our securities. Because hedging transactions might allow a director, officer or other associate to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full risks and rewards of ownership, such hedging transactions are prohibited. Directors, officers and other associates are also prohibited from holding in a margin account, or otherwise pledging, Company securities as collateral for a loan.
BOARD OVERSIGHT OF RISK MANAGEMENT
The Board of Directors, as a whole and through the various committees of the Board, oversees the Company’s management of risk, focusing primarily on four areas of risk (1) strategic, (2) operational, (3) financial, and (4) regulatory compliance.
The Board considers and discusses risks in connection with strategic, operating, financial, compliance, specific approval matters, and other special risk topics such as cybersecurity. The Board may delegate responsibility for oversight of selected risks to the appropriate Board committee as described below.
Management of the Company is responsible for developing and implementing the Company’s plans and processes for risk management. The Board believes that its leadership structure, described above, supports the risk oversight function of the Board. The Board of Directors, at least annually, reviews with management its plans and processes for managing risk. The Board also receives periodic updates from the Company’s ethics and compliance and internal assurance services departments with regard to the overall effectiveness of the Company’s compliance and internal audit programs and significant areas of risk to the Company.
The Board delegated to the Audit Committee oversight of the Company’s compliance program, and therefore the Committee has the primary oversight role with respect to many of the risks of the Company.

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CORPORATE GOVERNANCE AND BOARD MATTERS
The Board and the Audit Committee also receive periodic updates from the Company’s Chief Information Officer and/or Chief Information Security Officer on cybersecurity matters, including information services security and security controls over credit card, customer, associate, and patient data. These updates also include information regarding the Rite Aid Information Security Program, managed by Rite Aid’s Chief Information Security Officer, which is designed to protect information and critical resources from a wide range of threats in order to ensure business continuity, minimize business risk, and maximize return on investments and business opportunities. The objective in the development and implementation of the Information Security Program is to create effective administrative, technical, and physical safeguards in order to protect the data of Rite Aid and its subsidiaries and the data of any customers and clients of these entities. In addition, the Audit Committee focuses on assessing and mitigating financial reporting risks, including risks related to internal control over financial reporting as well as legal and regulatory compliance, cyber risk and enterprise risk management.
The Compensation Committee considers risks relating to the Company’s compensation programs and policies, reviews all incentive plans relative to established criteria and conducts an assessment to ensure that none of our incentive plans encourage excessive risk-taking by our executives or associates. The Compensation Committee reviews the risk profile and the relationship between the Company’s compensation programs to the overall risk profile of the Company. Some of the features of our compensation incentive programs that limit risk include:
•
Delivery of compensation through an appropriate mix of base salary, short-term cash incentive awards, long-term awards, and benefits.

•
Use of a mix of long-term incentive vehicles that reward both stock price appreciation and financial operating performance and have different risk profiles.

•
Incorporation of measures in the performance awards to assess our ability to drive stock performance through profitability, leverage reduction and growth, and to compare our stock performance against the Russell 3000 Index (total stockholder return).

•
Meaningful stock ownership requirements for executives.

The Compensation Committee has considered the risks arising from the Company’s compensation policies and practices for its executives and associates and has concluded that the compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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CORPORATE GOVERNANCE AND BOARD MATTERS
COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors has four standing committees:

Current copies of the charters for each of these committees are available on our website at www.riteaid.com under the headings “Corporate—Governance—Corporate Governance Committees—Committee Charters.”

The current members of the committees are identified in the following table.
		Committees
Director	Independent	Audit	Compensation	Executive	Nominating and Governance
Bruce G. Bodaken
Elizabeth “Busy” Burr
Heyward Donigan
Bari Harlam
Robert E. Knowling, Jr.
Kevin E. Lofton
Louis P. Miramontes
Arun Nayar
Kate B. Quinn
Number of Meetings in Fiscal 2022		7	6	0	6
Committee Chair	Committee Member	Chair of the Board	Audit Committee Financial Expert

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CORPORATE GOVERNANCE AND BOARD MATTERS
AUDIT COMMITTEE	Meetings in Fiscal 2022: 7
Members
• Louis P. Miramontes, Chair	• Elizabeth “Busy” Burr	• Arun Nayar

Qualifications
The Board has determined that each member of the Audit Committee is an independent director under the NYSE listing standards and satisfies the additional independence requirements for audit committee members. See the section entitled “Corporate Governance—Director Independence” above.

The Board has determined that each of these individuals is also “financially literate” under the applicable NYSE listing standards.

The Board has determined that each of Louis P. Miramontes and Arun Nayar qualifies as an “audit committee financial expert” as that term is defined under applicable SEC rules.

Principal Responsibilities	Charter

The functions of the Audit Committee include the following:
•
Appointing, compensating, and overseeing our independent registered public accounting firm (“independent auditors”);

•
Overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting;

•
Overseeing the activities of the Company’s internal audit function; and

•
Reviewing the Company’s cybersecurity, information security and technology risks

For additional information, see the Audit Committee’s charter on our website at www.riteaid.com, under the headings “Corporate—Governance—Our Policies—Corporate Governance Committees—Audit Committee Charter.”
Audit Committee Report
The Audit Committee Report is located in “Proposal 2— Ratification of the Appointment of Independent Registered Public Accounting Firm” under the caption “Audit Committee Report.”

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CORPORATE GOVERNANCE AND BOARD MATTERS
COMPENSATION COMMITTEE	Meetings in Fiscal 2022: 6
Members
• Kate B. Quinn, Chair	• Robert E. Knowling, Jr.	• Louis P. Miramontes

Qualifications
The Board has determined that each member of the Compensation Committee is an independent director under the NYSE listing standards and satisfies the additional independence requirements for compensation committee members. See the section entitled “Corporate Governance—Director Independence” above.

Principal Responsibilities
The functions of the Compensation Committee include the following:
•
Administering Rite Aid’s equity incentive plans;

•
Reviewing and approving the base salaries of executive officers and reviewing and recommending to the Board the base salary of the CEO (along with other compensation elements as deemed necessary);

•
Reviewing and approving goals and objectives relevant to the incentive-based compensation of executive officers, evaluating the performance of executive officers, and determining and approving the incentive-based compensation of executive officers;

•
Setting corporate performance targets under all annual bonus and long-term incentive compensation plans and determining annually the individual bonus award opportunities for executive officers;

•
Reviewing and approving executive officers’ employment agreements and severance arrangements;

•
Reviewing the Company’s succession planning for the CEO and other executive officers; and

•
Reviewing and making recommendations to the Board on employee engagement and DEI initiatives, objectives and progress.

Independent Compensation Consultant
As provided in its charter, the Compensation Committee has the authority to engage an external compensation consultant and to determine the scope of any services provided. The Compensation Committee may terminate the engagement at any time. The external compensation consultant reports to the Compensation Committee Chair.
Charter
For additional information, see the Compensation Committee’s charter on our website at www.riteaid.com, under the headings “Corporate—Governance—Our Policies—Corporate Governance Committees—Compensation Committee Charter.”
Compensation Committee Report
The Compensation Committee Report is located at the end of the “Compensation Discussion and Analysis” under the caption “Compensation Committee Report.”

Compensation Committee Interlocks and Insider Participation
Kate B. Quinn (Chair), Robert E. Knowling, Jr., and Louis P. Miramontes served on the Compensation Committee during fiscal year 2022. During fiscal year 2022, no member of the Compensation Committee was an employee, former employee, or executive officer of the Company, nor does any such member have any interlocking relationships as defined by applicable SEC rules.

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CORPORATE GOVERNANCE AND BOARD MATTERS
NOMINATING AND GOVERNANCE COMMITTEE	Meetings in Fiscal 2022: 6
Members
• Kevin E. Lofton, Chair	• Bruce G. Bodaken	• Bari Halam	• Kate B. Quinn

Qualifications
The Board has determined that each member of the Nominating and Governance Committee is an independent director under the NYSE listing standards. See the section entitled “Corporate Governance—Director Independence” above.

Principal Responsibilities
The functions of the Nominating and Governance Committee include the following:
•
Identifying and recommending to the Board individuals qualified to serve as Rite Aid directors;

•
Recommending to the Board individual directors to serve on committees of the Board;

•
Advising the Board with respect to matters of Board composition and procedures;

•
Developing and recommending to the Board a set of corporate governance principles applicable to Rite Aid and overseeing corporate governance matters generally;

•
Overseeing the annual evaluation of the Board and management;

•
Reviewing and approving or ratifying related person transactions in which the Company is a participant; and

•
Overseeing the ESG policies, trends and activities of the Company.

Charter
For additional information, see the Nominating and Governance Committee’s charter on our website at www.riteaid.com, under the headings “Corporate—Governance—Our Policies—Corporate Governance Committees—Nominating and Governance Committee Charter.”

EXECUTIVE COMMITTEE	Meetings in Fiscal 2022: 0
Members
• Bruce G. Bodaken, Chair	• Heyward Donigan	• Kevin E. Lofton	• Arun Nayar
Principal Responsibilities	Charter
The Executive Committee did not meet during fiscal year 2022. The Executive Committee, except as limited by Delaware law, is empowered to exercise all of the powers of the Board of Directors.	For additional information, see the Executive Committee’s charter on our website at www.riteaid.com, under the headings “Corporate—Governance—Our Policies—Corporate Governance Committees—Executive Committee Charter.”
Board Committee Refreshment
The Nominating and Governance Committee considers the periodic rotation of Committee members and Committee Chairs to introduce fresh perspectives and to broaden and diversify the views and experience represented on the Committees. Through this periodic refreshment, the Nominating and Governance Committee considers, among other things, the benefits from continuity and depth of experience with the benefits of fresh perspectives and exposing our directors to different aspects of our business.
In fiscal year 2023, certain Committees will refresh as follows: Arun Nayar will join the Compensation Committee (and remain a member of the Audit Committee). Louis Miramontes’ service on the Compensation Committee will end (and he will remain Chair of the Audit Committee). Bari Halam will become Chair of the Nominating and Governance Committee. These Committee assignments will become effective in June 2022.
BOARD MEETING ATTENDANCE
The Board of Directors held 7 meetings during fiscal year 2022. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees on which such director served during the period for which such director served.

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CORPORATE GOVERNANCE AND BOARD MATTERS
It is our policy that directors are invited and encouraged to attend the annual meeting of stockholders. All directors serving on the Board or nominated to serve on the Board at the time of the meeting attended the 2021 Annual Meeting of Stockholders.
DIRECTOR NOMINATIONS
The Nominating and Governance Committee identifies potential candidates by asking current directors and executive officers to notify the committee if they become aware of persons, meeting the criteria described below, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a CEO or CFO of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates.
The Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering such recommendations, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:
•
The name of the stockholder and evidence of the person’s ownership of Rite Aid stock, including the number of shares owned and the length of time of ownership; and

•
The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a Rite Aid director, and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

The stockholder recommendation and information described above must be sent to Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011, Attention: Corporate Secretary. The Nominating and Governance Committee will accept recommendations of director candidates throughout the year. Generally, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of stockholders, the recommendation must be received by the Secretary not fewer than 120 days prior to the anniversary date of Rite Aid’s most recent annual meeting of stockholders. In the event an annual meeting is held on a date that is not within 25 days of such anniversary date, recommendations will be considered by the Nominating and Governance Committee in due course.
The Nominating and Governance Committee may review publicly available information, conduct an interview and/or check references to assess the person’s accomplishments and qualifications in light of the needs of the Board and the accomplishments and qualifications of any other candidates that the committee might be considering. The committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.
The Board seeks to maintain an engaged, independent Board with broad experience and judgment that is committed to representing the long-term interests of our stockholders. The Nominating and Governance Committee believes that the minimum qualifications for serving as a Rite Aid director are:
•
that a candidate demonstrates, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of Rite Aid’s business and affairs, and

•
that a candidate has an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities.

In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, availability in light of other commitments, potential conflicts of interest, and independence from management and the Company. The Nominating and Governance Committee also takes into account a candidate’s ability to contribute to the diversity of background and experience represented by the Board. The Nominating and Governance Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.

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CORPORATE GOVERNANCE AND BOARD MATTERS
EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS
In order to promote discussion among the non-management directors, executive sessions (meetings of non-management directors without management present) are held regularly. Mr. Bodaken, Chair of the Board, presides at our executive sessions.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board, any Board committee, or any chair of any such committee by mail. Correspondence should be addressed to the Board of Directors or any such individual directors, or committee of directors by either name or title.
All such correspondence should be sent to:	Rite Aid Corporation c/o Corporate Secretary 30 Hunter Lane Camp Hill, Pennsylvania 17011
All communications received as set forth above will be opened by the Corporate Secretary for the purpose of determining whether the contents represent a legitimate communication to the directors. Such communications, other than business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam, and surveys, will be distributed to the Board, the non-management directors, an individual director, or a committee of directors, as appropriate.
ENVIRONMENTAL, SOCIAL & GOVERNANCE MATTERS
As highlighted in the proxy statement summary above, Rite Aid is committed to embedding sustainability throughout our business and the communities we serve. Our journey is highlighted below:
In 2019, Rite Aid formed a Corporate Sustainability Committee, with representation from multiple functional leaders within the organization, which produces our annual ESG report each June and evaluates our current ESG initiatives, risks and opportunities.
In 2020, we made a concerted effort to further enhance our strategy and overall approach to sustainability. Our strategy was influenced by reporting frameworks, ESG ratings opportunities, engagements with stockholders, stakeholder expectations and emerging trends. We identified several key areas of opportunity to expand our environmental, social and governance efforts, and launched our four ESG Pillars, each with a high-level goal: Thriving Planet, Thriving Business, Thriving Workplace, and Thriving Community.
In 2021, we began laying the groundwork towards setting additional quantifiable metrics and targets that support the achievement of our high level ESG goals, specifically to each pillar. Progress around our fiscal year 2022 efforts will be released in our fiscal year 2022 ESG report.
Governance and board oversight is an essential part of managing our sustainability agenda and aligning with our broader vision and business strategy. Our Corporate Sustainability Committee met twice last year and provided updates to the Board and, going forward, will provide quarterly updates to the Nominating and Governance Committee. Updates regarding DEI matters are provided to our Compensation Committee. The Corporate Sustainability Committee will continue to stay engaged with both our executive leadership team and the Board as our program continues to progress. Our ESG report is released annually each June and is available at the website below.

Further information about our commitment to sustainability is available on our website under the headings “Corporate—Investor Relations—Sustainability.” Website content is not incorporated into this proxy statement.

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CORPORATE GOVERNANCE AND BOARD MATTERS
CORPORATE GOVERNANCE MATERIALS
Website Access to Corporate Governance Materials
Our corporate governance information and materials are posted on our website at riteaid.com/corporate/governance. Website content is not incorporated into this proxy statement.

• CORPORATE GOVERNANCE GUIDELINES	• AUDIT COMMITTEE CHARTER	• COMPENSATION COMMITTEE CHARTER
• EXECUTIVE COMMITTEE CHARTER	• NOMINATING AND GOVERNANCE COMMITTEE CHARTER	• CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS
• CODE OF ETHICS AND BUSINESS CONDUCT	• STOCK OWNERSHIP GUIDELINES	• RELATED PERSON TRANSACTION POLICY
• INSIDER TRADING POLICY	• CERTIFICATE OF INCORPORATION	• BY-LAWS OF RITE AID CORPORATION
• BOARD REPORT ON OPIOIDS OVERSIGHT	• NYSE DOCUMENTS—ANNUAL CEO CERTIFICATION	• NYSE DOCUMENTS—SECTION 303A WRITTEN AFFIRMATIONS OF COMPLIANCE
These documents are also available in print upon request, free of charge, by writing to:	Rite Aid Corporation Attention: Corporate Secretary 30 Hunter Lane Camp Hill, Pennsylvania 17011
The Board regularly reviews corporate governance developments and will modify these materials and practices from time to time as warranted.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval of Related Person Transactions
Under our written policy, the Nominating and Governance Committee is responsible for the review, approval, or ratification of “related person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is, or any time since the beginning of the last fiscal year was, a director, an executive officer, a nominee for director, a more than 5% stockholder of the Company, or an immediate family member (as defined under applicable SEC rules) of any of the foregoing. A related person transaction is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person had, has or will have a direct or indirect material interest.
Directors, executive officers and nominees must complete an annual questionnaire and disclose all potential related person transactions involving themselves and their immediate family members that are known to them.
Throughout the year, directors and executive officers must notify the Corporate Secretary and Chief Accounting Officer of any potential related person transactions as soon as they become aware of any such transaction. The Corporate Secretary and Chief Accounting Officer inform the Nominating and Governance Committee of any related person transaction of which they are aware. The Corporate Secretary and Chief Accounting Officer are responsible for conducting a preliminary analysis and review of potential related person transactions and

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CORPORATE GOVERNANCE AND BOARD MATTERS
presentation to the Nominating and Governance Committee for review, including provision of additional information to enable proper consideration by the Nominating and Governance Committee.
The Corporate Secretary and Chief Accounting Officer determine whether the proposed transaction should be submitted to the Nominating and Governance Committee for consideration at the next committee meeting or, if the Corporate Secretary and Chief Accounting Officer, in consultation with the Chief Executive Officer or Chief Financial Officer, determine that it is not practicable or desirable for the Company to wait until the next committee meeting, to the Chair of the Nominating and Governance Committee (who will possess delegated authority to act between committee meetings). As necessary, the Nominating and Governance Committee reviews approved related person transactions on a periodic basis throughout the duration of the transaction to ensure that the transactions remain in the best interests of the Company. The Nominating and Governance Committee may, in its discretion, engage outside counsel to review certain related person transactions. In addition, the Nominating and Governance Committee may request that the full Board of Directors consider the approval or ratification of related person transactions if the Nominating and Governance Committee deems it advisable.

A copy of our full policy concerning transactions with related persons is available on the Governance section of our website at www.riteaid.com under the headings “Corporate—Governance—Our Policies—Related Person Transactions.” Website content is not incorporated into this proxy statement.

Related Person Transactions
The brother of the Company’s Executive Vice President, Chief Financial Officer, Matthew Schroeder, is a partner in the law firm of Littler Mendelson P.C. The Company paid the law firm approximately $391,000 in fiscal year 2022 for employment-related matters. These legal services were provided to Rite Aid on an arm’s length basis. Mr. Schroeder has never had any role or involvement in the supervision of these services provided to Rite Aid or in any decisions regarding the retention of Littler Mendelson. The Company’s relationship with Littler Mendelson pre-dates Mr. Schroeder becoming an executive officer of Rite Aid. The Nominating and Governance Committee has reviewed the Company’s ongoing relationship with Littler Mendelson to ensure that it remains in the best interests of the Company. Further, prior to December 31, 2021, the Company transitioned that work to other law firms that results in related persons not having a material interest in this work.
The sister of the Company’s Executive Vice President, Chief Legal Officer, and Secretary, Paul Gilbert, is a partner in the law firm of Bradley Arant Boult Cummings LLP (“Bradley Arant”). The Company paid the law firm approximately $250,000 in fiscal year 2022 for certain opioid litigation-related matters. These legal services provided to Rite Aid on an arm’s length basis. Mr. Gilbert did not have a role in the decision regarding the retention of Bradley Arant, which pre-dates Mr. Gilbert becoming an associate and executive officer of Rite Aid. The Nominating and Governance Committee has reviewed the Company’s ongoing relationship with Bradley Arant to ensure that it remains in the best interests of the Company. Further, prior to December 31, 2021, the Company transitioned that work to other law firms that results in related persons not having a material interest in this work.
DIRECTORS’ COMPENSATION
Non-Management Director Service	Annual Cash Retainer ($)(1)	Annual Stock Award ($)
Non-management director	100,000	160,000
Additional annual retainers, for service as:
Chair of the Board	165,000
Committee Chairs
• Audit Committee	25,000
• Compensation Committee	20,000
• Nominating and Governance Committee	25,000
Audit Committee Member (other than the Chair)	10,000

(1)
Fees payable quarterly in arrears.

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CORPORATE GOVERNANCE AND BOARD MATTERS
On April 14, 2021, the Compensation Committee reviewed a director compensation study prepared by Mercer, the committee’s compensation consultant, and the Board approved the Director compensation package for the non-employee Directors. The Mercer study showed that elements of the director compensation program were not aligned with the market. No changes were made to the non-management director annual cash payment of $100,000, payable quarterly in arrears. Beginning July 1, 2021, Committee Chairs’ annual cash retainers were increased to better reflect market competitiveness. These changes are as follows: (i) the Independent Chair of the Board receives an additional annual cash payment of $165,000 (previously $120,000); (ii) the Chair of the Audit Committee receives an additional annual cash payment of $25,000 (previously $20,000); (iii) the Chair of the Compensation Committee receives an additional annual cash payment of $20,000 (previously $10,000); (iv) the Nominating and Governance Committee receives an additional annual cash payment of $25,000 (previously $10,000); and (v) each member of the Audit Committee (other than the Chair) receives an additional annual cash payment of $10,000. Non-management directors also receive an annual award of restricted stock units. Additionally, the annual stock award value was increased to better reflect market competitiveness. Effective July 7, 2021, the annual award of restricted stock units was increased from a value of $120,000 to $160,000 (with the number of shares subject to the grant calculated by dividing 160,000 by the closing price of our common stock on the date of grant, rounded to the nearest whole share).
The annual award of restricted stock units for fiscal year 2022 vested on the date of grant and the shares subject to the grant will become payable on a deferred basis upon the separation from service of the director.
A non-management director may also defer cash fees under the Rite Aid Corporation Director Deferred Compensation Plan established by the Company for compensation earned on or after January 1, 2021. Cash fees deferred are allocated to a bookkeeping account for the non-management director and notionally invested in accordance with the director’s election among a subset of investment funds available under the Company’s 401(k) savings plan. A non-management director’s deferral is paid on the director’s separation from service in a single lump sum. For fiscal year 2022, solely Ms. Harlam elected to participate in the Director Deferred Compensation Plan. One hundred percent of Ms. Harlam’s cash fees in respect of fiscal year 2022 were deferred until separation from service pursuant to the plan.
Directors who are officers and/or Rite Aid associates receive no separate compensation for service as directors or committee members. Directors are reimbursed for travel and lodging expenses associated with attending Board of Directors and Board committee meetings.
Non-management directors are subject to our Stock Ownership Guidelines discussed in the Compensation Discussion and Analysis under the caption “Director and Officer Stock Ownership Guidelines.”
Director Compensation Table for Fiscal Year 2022
The following Director Compensation Table sets forth fees, awards, and other compensation paid to or earned by our non-management directors who served during the fiscal year ended February 26, 2022:
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1),(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change In Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Bruce G. Bodaken	232,500	159,998	—	—	—	—	392,498
Elizabeth “Busy” Burr	110,000	159,998	—	—	—	—	269,998
Bari Harlam	100,000	159,998	—	—	—	—	259,998
Robert E. Knowling, Jr.	105,384	159,998	—	—	—	—	265,382
Kevin E. Lofton	117,500	159,998	—	—	—	—	277,498
Louis P. Miramontes	122,500	159,998	—	—	—	—	282,498
Arun Nayar	110,000	159,998	—	—	—	—	269,998
Kate B. Quinn	109,658	159,998	—	—	—	—	269,656

(1)
Represents the grant date fair value of stock awards granted in fiscal year 2022 in accordance with Financial Accounting Standards Board (“FASB”) Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 18 to our financial statements contained in the Company’s Annual Report on Form 10-K

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CORPORATE GOVERNANCE AND BOARD MATTERS
for the fiscal year ended February 26, 2022, filed with the SEC on April 25, 2022. Delivery of the shares underlying the restricted stock unit awards are immediately vested upon grant; however, shares are held until the directors’ separation from service.
(2)
As of February 26, 2022, no unvested restricted stock unit awards and no stock option awards were held by any director.

30 | RITE AID CORPORATION   2022 Proxy Statement

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The accounting firm of Deloitte & Touche LLP (“Deloitte & Touche”) has been selected as the independent registered public accounting firm for the Company for the fiscal year ending March 4, 2023. Deloitte & Touche has audited the accounts and records of Rite Aid and its subsidiaries since 2000. Although the selection of accounting firms does not require ratification, the Board of Directors has directed that the appointment of Deloitte & Touche be submitted to the stockholders for ratification due to the significance of their appointment by the Company. If the stockholders do not ratify the appointment of Deloitte & Touche, the Audit Committee will consider the appointment of another independent registered public accounting firm. A representative of Deloitte & Touche will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.
The Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2023.
AUDITOR FEES
As outlined in the table below, we incurred the following fees, including expenses billed to the Company for the fiscal years ended February 26, 2022 and February 27, 2021 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates.
	Year Ended
Fee Category	February 26, 2022 ($ millions)	February 27, 2021 ($ millions)
Audit fees(1)	2.3	2.4
Audit-related fees(2)	0.2	0.2
Tax fees(3)	—	—
All other fees	—	—
Total fees	2.5	2.6

(1)
Audit fees. Represents fees for audit of annual financial statements and reviews of interim financial statements, registration statement filings and comfort letters related to various refinancing activities.

(2)
Audit-related fees. The fees for the year ended February 26, 2022 represent fees for audits of employee benefit plans’ financial statements. The fees for the year ended February 27, 2021 represent fees for audits of employee benefit plans’ financial statements and acquisition-related due diligence procedures.

(3)
Tax fees. Represents fees for tax compliance advice and planning.

AUDIT COMMITTEE REPORT
The Board of Directors has adopted a written charter of the Audit Committee which further describes the role of the Audit Committee. The Audit Committee, among other things, appoints and engages our independent registered public accounting firm and oversees our financial reporting and internal control over financial reporting processes on behalf of the Board. Management has the primary responsibility for our financial statements, our accounting principles and our internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity

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PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
with accounting principles generally accepted in the United States. Our independent registered public accounting firm also is responsible for expressing an opinion on the effectiveness of our internal control over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee met seven times during fiscal year 2022.
During those meetings, the Audit Committee:
•
Met with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of our internal control over financial reporting and the overall quality of our financial reporting.

•
Reviewed and discussed with management and our independent registered public accounting firm, for their respective purposes, the audited financial statements included in our Annual Report on Form 10-K for fiscal year 2022. The discussions included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and the Annual Report on Form 10-K for fiscal year 2022.

•
Reviewed the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company.

•
Received management representations that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

•
Reviewed and updated the Audit Committee charter.

•
Reviewed and discussed with our independent registered public accounting firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

•
Discussed with our independent registered public accounting firm matters relating to their independence and received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has considered whether the level of non-audit related services provided by our independent registered public accounting firm is consistent with maintaining their independence.

•
Pre-approved audit, other audit-related and tax services performed by our independent registered public accounting firm.

In addition to pre-approving the audit and other audit-related and tax services performed by our independent registered public accounting firm, the Audit Committee requests fee estimates associated with each proposed service. Providing a fee estimate for a service incorporates appropriate oversight and control of the independent registered public accounting firm relationship. On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against pre-approved services and fee estimates.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 26, 2022 for filing with the SEC.
THE AUDIT COMMITTEE
Louis P. Miramontes, Chair
Elizabeth Burr
Arun Nayar

32 | RITE AID CORPORATION   2022 Proxy Statement

PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, stockholders have the opportunity to approve on an advisory, nonbinding basis the compensation of the named executive officers disclosed in this proxy statement. This is commonly referred to as a “say on pay” advisory vote. The Board of Directors recommends that you vote “FOR” this proposal.
As discussed in greater detail in the “Compensation Discussion and Analysis” (CD&A) section of this proxy statement, our executive compensation program is designed to attract, motivate, and retain the most talented and dedicated executives and to align the interests of our named executive officers with the interests of our stockholders. The Company’s compensation program is designed to:
•
reward our named executive officers for the achievement of annual and long-term strategic and operational goals and the achievement of increased total stockholder return, and

•
avoid the encouragement of unnecessary or excessive risk-taking.

The Company encourages stockholders to review the executive compensation disclosure in the CD&A and executive compensation tables in this proxy statement for complete details of its compensation program for its named executive officers and how the program is designed to achieve the Company’s compensation objectives.
We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation; rather, the vote relates to the overall compensation of our named executive officers as described in this proxy statement.
The Board is presenting this proposal, which gives stockholders the opportunity to endorse or not endorse our executive pay program, on an advisory basis, by voting on the following resolution:
“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”
Although the advisory vote is non-binding, the Board of Directors values the opinions of stockholders. The Compensation Committee will review the results of the vote and will consider stockholders’ concerns and take into account the outcome of the vote when considering future decisions concerning our executive compensation program.
The Board of Directors unanimously recommends that you vote FOR the approval of the compensation of its named executive officers, as disclosed in this proxy statement.

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Letter from the Chair of Our Compensation Committee
DEAR FELLOW STOCKHOLDERS:
On behalf of the Compensation Committee of the Board of Directors of Rite Aid, I would like to share with you the Committee’s perspective on our fiscal year 2022 performance, the alignment of our executive team’s compensation with the interests of Rite Aid stockholders, our stockholder engagement efforts, and the disclosure of our DEI initiatives.

Fiscal Year 2022 Performance
During fiscal year 2022, Rite Aid associates continued to support our communities during the pandemic while also making progress on our strategic goals. The leadership team, in particular, has continued to move with urgency to execute the Company’s pharmacy services strategy and transform Rite Aid into a leading pharmacy services company.
We are pleased to announce that members of management were able to deliver on our financial goals intended to drive Rite Aid’s business plan. Some key financial achievements for the fiscal year include:
•
Achievement of Adjusted EBITDA of $506 million, an improvement of $68 million or 16% over the prior year results. See Appendix A for a reconciliation of our Adjusted EBITDA, which is a non-GAAP measure, to net income under GAAP

•
Revenue growth of $525 million to $24.6 billion, driven by an 8.7% increase in 30 day adjusted same store prescriptions filled

•
Ended the year with liquidity of $1.9 billion

•
Reduced net debt by $212 million, which improved our leverage Ratio year over year from 6.7 to 5.4

•
Fulfillment of 14.38 million COVID-19 vaccines and providing over 3.6 million COVID-19 PCR tests

•
Entered into a comprehensive rebate aggregation agreement, which will enable us to expand gross margin at Elixir and position us to be more competitive in the marketplace

•
Commencement of a program to right size our cost structure, which includes the announcement of the closure of 129 unprofitable stores

•
Took further steps to extend maturities, including the amendment of our senior secured credit facility, and received upgrades of our Corporate Credit Rating from both Moody’s and Standard and Poor’s

Compensation Program
Our compensation program is designed to align senior leaders with the goal of creating value for our stockholders and other stakeholders by growing our Rite Aid, Elixir and Health Dialog customer base and by offering enhanced services, products and solutions. To drive these operational and financial outcomes, for fiscal year 2022, the Compensation Committee worked with management to determine the appropriate mix of risk and reward for the short- and long-term incentive plans. The short-term incentive plan awards were based on three different metrics to deliver the right balance between the growth and cost containment goals for the organization: Adjusted EBITDA, Free Cash Flow and Total Revenue. Performance relative to these goals resulted in short-term incentive plan payouts of 96% of target award opportunities for fiscal year 2022. For the long-term incentive plan, our executives received a combination of time-vested restricted stock (45%) and performance stock units (55%), which vest over a three-year period based on meeting specified growth and debt repayment performance goals measured though the leverage ratio, cumulative revenue and cumulative scripts. To ensure the long-term health of the organization, we believe our growth opportunities must be balanced and we must pay down our debt and improve our leverage ratio over the next three years.
34 | RITE AID CORPORATION   2022 Proxy Statement

LETTER FROM THE CHAIR OF OUR COMPENSATION COMMITTEE
Stockholder Outreach
We strive to create an appropriate compensation program to align senior leaders with the goal of creating value for our stockholders and other stakeholders by growing our Rite Aid and Elixir customer base and by offering improved services, products and solutions. These past few years have been a journey, as we have reached out to our stockholders and other stakeholders to understand their perspectives on our pay programs, and we have used their feedback to further align our pay programs with their interests. The changes we made to our pay program in response to stockholder feedback were an important factor in the significant stockholder support we received for our say-on-pay resolution last year.
The company employs an active outreach plan to understand stockholder perspectives. Our contact with stockholders occurs on a continuous basis, with calls and meetings happening throughout the year. Additionally, in fiscal year 2022, we proactively offered meetings to our largest stockholders representing approximately 50% of our outstanding shares. These meetings included an offer to speak with the Board Chairman, the Chair of our Compensation Committee, the CEO, and the CFO. We will continue to offer access on a bi-annual basis with an additional outreach to top holders after the filing of this Proxy Statement.
The company also has many productive conversations with stockholders throughout the year, through attendance at investor conferences, participation in non-deal roadshows, and in other conversations. During fiscal year 2022, the most widely discussed issues included:
•
The impact of COVID-19 vaccines and testing on our business,

•
State of operations at Elixir and initiatives to grow the business,

•
Labor and product shortages, due in part to the pandemic, and the impact of those shortages on our ability to serve our customers,

•
Debt reduction and capital structure,

•
Price inflation,

•
Capital expenditures, and

•
The state of the business post-pandemic and go-forward strategies to grow revenue, Adjusted EBITDA and stockholder value.

We will continue to engage with interested stockholders who respond to our outreach to gather feedback on governance, executive pay, and our commitment to ESG and DEI. This outreach is our standard practice, and the Compensation Committee considers the feedback from these sessions as valuable input in making executive compensation decisions.
Disclosure of DEI Initiatives
The Compensation Committee oversees our DEI strategy. This year, we were pleased to approve a three-year DEI strategy roadmap and execute on several key components of that strategy. To build meaningful and lasting change, we must engage the unique perspectives, experiences and approaches that come from a diverse workforce. We believe that an inclusive and welcoming workplace is not only desirable but essential, and we are committed to building a workplace in which every associate can thrive. We are being intentional in bringing to life our DEI Commitment Statement which aligns with our values so that our associates know what behaviors we expect them to demonstrate, and allows our customers, shareholders and other key stakeholders understand our aspirations.
Our new DEI strategy roadmap will help us advance further on our DEI journey. It includes the integration of DEI into human resource policies and business processes to create measurable and sustainable improvements. We are also emphasizing talent acquisition, development and management processes to grow a pipeline for future leaders with unique perspectives, experiences and approaches.

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LETTER FROM THE CHAIR OF OUR COMPENSATION COMMITTEE
In Closing
The Compensation Committee remains committed to developing pay programs that drive business results and align with stockholder interests. We appreciate your continued feedback and support.
Sincerely,
Katherine “Kate” B. Quinn
Compensation Committee Chair

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COMPENSATION DISCUSSION AND ANALYSIS
CD&A Contents
37	COMPENSATION DISCUSSION AND ANALYSIS
37	Introduction
38	Executive Summary
38	Our Company
38	Leadership Team Growth and Strategy Execution
38	Our Response to COVID-19
39	Stockholder Vote on Executive Compensation and Stockholder Engagement
39	Future Stockholder Engagement Efforts
40	2022 Fiscal Year Key Business Highlights
41	Our Executive Compensation Philosophy
41	Pay Mix
42	Compensation Governance and Best Practices
43	Our Fiscal Year 2022 Pay Decisions
44	Objectives of Our Executive Compensation Program
45	Compensation Committee’s Processes
45	Peer Group and Competitive Pay
47	Components of Executive Compensation for Fiscal Year 2022
47	Base Salary
48	Annual Incentive Awards
51	Long-Term Incentive Program
53	Performance Awards
53	2022 Performance-based Units
54	2021 Performance-based Units
55	2020 Performance-based Units
56	Restricted Stock—Awards Under Fiscal Year 2022 Plan
56	Post-Employment and Change in Control Benefits
56	Other Benefits
57	Deductibility Cap on Executive Compensation
57	Policy Regarding Recoupment of Certain Compensation
57	Prohibition on Margin Accounts and Hedging and Similar Transactions
57	Director and Officer Stock Ownership Guidelines

Introduction
We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our fiscal year 2022 executive compensation program for the individuals named below. We refer to these individuals throughout this Compensation Discussion and Analysis and the accompanying tables as our “Named Executive Officers” or “NEOs.”
Heyward Donigan	Paul D. Gilbert	Matthew Schroeder
President and Chief Executive Officer (“CEO”)	Executive Vice President, Chief Legal Officer & Secretary	Executive Vice President, Chief Financial Officer (“CFO”)
James J. Peters3	Jocelyn Z. Konrad3
Former Chief Operating Officer (“COO”)	Former Executive Vice President, Chief Pharmacy Officer

3
Mr. Peters and Ms. Konrad departed the Company after the end of the 2022 fiscal year on March 7, 2022.

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Executive Summary
Our Company

Rite Aid Corporation is on the front lines of delivering health care services and retail products to over one million Americans daily. Our pharmacists are uniquely positioned to engage with customers and improve their health outcomes. In fiscal year 2022, we provided an array of whole being health products and services for the entire family through over 2,400 retail pharmacy locations across 17 states. Through Elixir, our pharmacy services company, we provided access to life saving and life enhancing prescriptions, and we managed pharmacy benefits, pharmacy costs and healthcare outcomes for over three million members nationwide, on average per month, during fiscal year 2022.
Leadership Team Growth and Strategy Execution

The leadership team has continued to move with urgency to execute the Company’s strategy and transform Rite Aid into a leading pharmacy services company. In fiscal year 2022, the Company expanded its digital marketplace, added a national “buy online pick up in store” program, expanded home delivery nationwide, and completed the refreshment of store exteriors. The battle against the COVID-19 pandemic showed the world the importance of the Company’s plans to elevate the role of pharmacists. These trusted and accessible health care experts have proven essential in our communities by administering COVID-19 tests and vaccines, while also supporting customers with whole health advice as certified integrated pharmacy specialists.
At Elixir, our full-service PBM, we entered into an agreement with Prime Therapeutics to drive improved rebate economics for our customers, which is an important step in enhancing Elixir’s competitive position in the marketplace. Elixir has been purposely built and owns all the assets needed to optimize the full pharmacy care experience, including:
•
An industry leading adjudication platform, offering flexibility, efficiency and data privacy protection;

•
Accredited mail and specialty pharmacies, creating an exceptional member experience, waste reduction and cost savings; and

•
Prescription discount programs for uninsured and under-insured and Medicare Part D plans for individuals, associations and groups.

Elixir’s accreditation demonstrates that it is delivering excellent quality results for our customers. Elixir has received a specialty pharmacy certification from Accreditation Commission for Health Care (ACHC) and accreditation for digital pharmacy by National Association of Boards of Pharmacy (NABP). Elixir was one of only two PBMs to earn all four core PBM accreditations by the Utilization Review Accreditation Commission (URAC): Pharmacy Benefit Management, Drug Therapy Management, Specialty Pharmacy and Mail Service and one of only three PBMs to hold the Health Information Products Certification for Pharmacy Benefit Information and Utilization Management from National Committee for Quality Assurance (NCQA). Elixir has also shown strong results in medical cost avoidance by driving improved medication adherence. Our Specialty Pharmacy’s net promotor score is 82, which is eight points higher than the national average. Finally, strong growth at our Elixir Savings showcases the continued need of cash card businesses to grow using our state of the art platform and analytics.
Our Response to COVID-19

In the face of the unprecedented COVID-19 pandemic, Rite Aid has been on the front lines of health care delivery in many of the hardest-hit cities across America. We were proud to participate in the White House COVID-19 Response Working Group and help significantly expand the nation’s self-swab testing capacity and to join the Federal Retail Pharmacy Program to provide coronavirus vaccines. In fiscal year 2022, Rite Aid delivered millions of COVID-19 vaccines and tests, and held thousands of immunization clinics, including many in underserved areas.

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Throughout the pandemic, our associates proved their abilities to adapt to new and changing government regulations and recommendations from The Centers for Disease Control and Prevention, all while providing needed medications, essential supplies, and COVID-19 information to the communities that we serve. We are incredibly proud of their efforts during this time.
Stockholder Vote on Executive Compensation and Stockholder Engagement

At our 2021 Annual Meeting, the Board and Compensation Committee were pleased with the improvement in our say on pay vote result, with approximately 82.7% of stockholders voting in favor of the compensation of our NEOs. We feel this improvement was a direct result of the significant focus we put on our stockholder outreach. In fiscal year 2022, we continued the same rigor to address any stockholder feedback we received through our scheduled outreach and any stockholder meetings we had during the ordinary course of business. We will continue to engage with stockholders to understand their concerns.
During the 2022 fiscal year, we reached out to more than 30 of our largest stockholders, holding approximately 50% of our stock to gather feedback on our pay and governance policies and practices. Our meetings were conducted virtually through online video conferencing or teleconference due to COVID-19 pandemic restrictions.
We are pleased that the feedback that we received from stockholders reinforced the actions we have taken over the past couple of years. With stockholder input in mind, the Company has continued with the commitments and changes which began in fiscal year 2021 and were continued in fiscal year 2022, including:
•
Diversified financial metrics between our annual bonus and our three-year long term incentive plans,

•
Revised the metrics in the annual incentive plan to focus on growing revenue and shareholder value, with Adjusted Scripts replaced by Total Revenue for fiscal year 2022,

•
Developed three-year DEI strategy roadmap and began execution on initial initiatives, and

•
Continued stockholder outreach.

The Compensation Committee will continue to review the results of future advisory say on pay votes and consider stockholder concerns in NEO compensation decisions and governance practices.
Future Stockholder Engagement Efforts

The Company intends to engage with stockholders in fiscal year 2023, as follows:
Year-Round Efforts.
•
Solicit feedback and seek to understand investor perspectives on issues of importance to them

•
Hold quarterly earnings calls

•
Monitor investor relations website and other related correspondence

•
Attend analyst conferences and participate in meetings with current stockholders and potential investors

•
Hold a call with management specifically targeted toward retail shareholders

•
Communicate company strategy and progress on various retail shareholder forums

•
Update our investor relations website

Late Spring / Early Summer Efforts.
•
Communicate pay decisions and changes to our pay program to our stockholders through our annual report and proxy statement

•
Extend first biannual invitation to our largest stockholders (together constituting holders of at least 40% or more of our outstanding shares of common stock) to discuss matters to be voted on at our upcoming annual meeting of stockholders

•
Discuss with stockholders topics of interest such as company performance, executive compensation, governance, DEI and ESG

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Late Summer / Early Fall Efforts.
•
Evaluate results of stockholder voting including our annual say on pay proposal and proxy advisor recommendations to establish the priorities for our stockholder engagement and to ensure that any significant concerns are identified and addressed

•
Assess results and review recommendations based on the Company’s strategic priorities

Late Fall / Early Winter Efforts.
•
Review stockholder and proxy advisory policy changes and recent feedback to identify common concerns and themes

Late Winter / Early Spring Efforts.
•
Respond to stockholder feedback or concerns and evolving practices by modifying our programs or enhancing our disclosure as appropriate

•
Extend second biannual invitation to discuss current concerns with our largest stockholders (together constituting holders of at least 40% or more of our outstanding shares of common stock)

2022 Fiscal Year Key Business Highlights

In fiscal year 2022, Rite Aid continued to position the Company for future growth, particularly as we moved to a post-COVID environment. The company’s strategy continued to evolve as we concentrated on the progression at Elixir, unlocking the value of our pharmacists, and the renewal of our retail and digital experience. Thanks to the hard work and dedication of our retail pharmacists, the Company was able to handle the increased volumes attributed to COVID-19 vaccines and testing. Our pharmacists administered 3.6 million COVID-19 tests and 14.4 million COVID-19 vaccines as part of their dedication to the communities we serve. In addition, Elixir announced an agreement with a new national rebate aggregation partner to drive improved value and formalized their go-to-market strategy for the 2023 calendar selling season. The combination of these initiatives has given Elixir 34,000 early win lives and a finalist rate up 14% over last year. “Lives” refers to the number of people covered by Elixir’s pharmacy benefit management. Elixir has also shown strong results in medical cost avoidance by driving improved medication adherence. Our Specialty Pharmacy’s net promotor score is 82, which is eight points higher than the national average. Finally, strong growth at our Elixir Savings showcases the continued need of cash card businesses to grow using our state of the art platform and analytics.
On the digital side, express delivery transactions grew 900%, marketplace and delivery business grew 253%, and digital revenue grew 75% verses fiscal year 2021. These accomplishments helped Rite Aid achieve an Adjusted EDITDA of $506 million, a $68 million or 16% improvement over last year. The Company also saw revenue grow $525 million, reduced debt by $212 million, strengthened its balance sheet by paying off the remainder of its 6.125% 2023 bonds, extended its Senior Credit Facility, and executed on a number of sale leaseback opportunities to generate cash and further reduce debt. Standard and Poor’s and Moody’s took notice of Rite Aid’s efforts by upgrading its credit ratings. The Company also ended fiscal year 2022 with $1.9 billion in liquidity and a leverage ratio of 5.4x, down from 6.7 at the end of fiscal year 2021.

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Below are the details related to key financial indicators used as performance measures in our incentive programs for fiscal year 2022:
Adjusted EBITDA:	Free Cash Flow:

•
Our Adjusted EBITDA from continuing operations for fiscal 2022 was $505.9 million or 2.1 percent of revenues, compared to $437.7 million or 1.8 percent of revenues for fiscal year 2021.

•
The increase in Adjusted EBITDA from continuing operations was due primarily to an increase of $112.7 million in the Retail Pharmacy segment partially offset by a decrease of $44.5 million in the Pharmacy Services segment.

•
The increase in the Retail Pharmacy Segment Adjusted EBITDA was driven by increased gross profit, partially offset by an increase in SG&A expenses. Gross profit benefitted from higher pharmacy same store sales, including immunizations, and incremental gross profit from our Bartell stores. These increases were partially offset by pharmacy reimbursement rate pressures. SG&A expenses were negatively impacted by cycling the benefit from the prior year change to modernize our associate PTO plans, incremental costs from our Bartell stores, and costs incurred to support our COVID-19 vaccination program, partially offset by labor savings due to the cycling of the prior year’s Hero Pay and Hero Bonus programs and the COVID-19 buying surge.

•
The decrease in the Pharmacy Services Segment Adjusted EBITDA was due to a decrease in gross profit impacted from the decline in revenues, a reduction in rebates, an increase in the medical loss ratio at Elixir Insurance, and the decision to exit the rebate aggregation business.

•
Our Free Cash Flow performance for the Rite Aid annual bonus plan calculation for fiscal year 2022 was $188 million. The Free Cash Flow calculation for the purpose of our compensation metrics included elements of free cash flow that the management team has some level of control over (Adjusted EBITDA plus or minus the change in inventory less capital expenditures). As a result of this specific definition for the bonus calculation, the Company did not achieve the $188 million target due to an unexpected increase in pharmacy inventory of $76 million.

•
Capital expenditures were $221 million as we continued to invest in store renovations, prescription file buys and information technology initiatives.

Total Revenue:
•
Total Revenue for fiscal year 2022 was $24,568 million, compared to $24,043 million for fiscal year 2021.

•
The increase in total Revenue was due primarily to an increase of $1,130 million in the Retail Pharmacy Segment, partially offset by a decrease of $647 million in the Pharmacy Services Segment.

•
The increase in the Retail Pharmacy Segment revenue was driven by an increase in same store sales and incremental sales from our Bartell stores.

•
The decrease in the Pharmacy Services Segment revenue was driven by a planned decrease in Elixir Insurance membership and a previously announced client loss due to industry consolidation.

See Appendix A for a reconciliation of our Adjusted EBITDA, which is a non-GAAP measure, to net income under GAAP.

Our Executive Compensation Philosophy

We believe strongly that pay should align with performance, and this focus is reflected in our executive compensation program. We seek to provide our NEOs with opportunities to earn total direct compensation (base salary, annual incentives, and long-term incentives) that is generally comparable to compensation levels provided to peer company executives and executives within other similarly-sized retailers and health services companies more broadly. Because of our desire to reinforce a performance-based culture, the Company emphasizes a compensation mix that is comprised primarily of variable pay. As a result, base salary makes up the smallest portion of total direct compensation for the NEOs, with variable pay in the form of annual and long-term incentives comprising the largest portion. The compensation mix varies by position, taking into account each position’s ability to influence Company results, as well as competitive practice.
Pay Mix

Our executive compensation program aims to appropriately balance the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits in a way that best furthers the compensation objectives discussed above. However, based on share usage constraints over the past few years, the mix of pay for our top executives has necessarily been weighted less toward equity compensation than is typical of our peers. Commencing in fiscal year 2021, we increased the relative weighting of the equity portion of executives’ target total remuneration opportunities to ensure greater alignment with

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stockholder interests and promote the retention of key new executive talent. Those equity opportunities consist of both performance-based equity that rewards executives based on Rite Aid’s financial achievements, and time-vested equity to promote the retention of critical executive talent and appropriately enhance current ownership levels.
To allow the Company to provide an appropriate level of variable, performance-based long-term equity compensation in the future, and the appropriate weighting of equity-based compensation for Rite Aid leadership, we have submitted a proposal for consideration by our stockholders to increase the share reserve under the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Plan. See Proposal 4 “Approval of an Amendment to the Rite Aid Corporation Amended and Restated Omnibus Equity Incentive Plan” in this proxy statement.
The charts below show the overall mix of base salary, target annual incentives, and target long-term incentives for fiscal year 2022 for our NEOs: Ms. Donigan, Messrs. Peters and Schroeder, Ms. Konrad and Mr. Gilbert. The majority of our NEOs’ target total direct compensation opportunity in fiscal year 2022 was provided in the form of performance-based compensation (variable pay), 89% for Ms. Donigan and 76% on average for our other NEOs serving at the end of the prior fiscal year.
Total Target Compensation
Compensation Governance and Best Practices

The table below summarizes compensation governance and best practices Rite Aid follows.
WHAT WE DO	WHAT WE DO NOT DO

Conduct annual stockholder advisory vote on the compensation of our named executive officers

Maintain dialogue with stockholders on various topics, including executive pay practices

Retain an independent executive compensation consultant to the Compensation Committee

Ensure that a significant portion of executive officer total target remuneration is at risk

Provide annual and long-term incentive plans with performance targets aligned to business goals

Require a designated level of stock ownership for all named executive officers and non-management directors

Require shares subject to the annual non-management director grant to be deferred until separation from service

Require equity awards to have a double trigger (qualifying termination of employment and change in control)

Complete an annual incentive compensation risk assessment

Maintain a formal clawback policy for executive officers

Provide gross-up payments to cover personal income taxes or excise taxes related to executive severance benefits.

Permit executives to engage in hedging or pledging of Rite Aid securities

Reward executives for imprudent, inappropriate, or unnecessary risk-taking

Allow the repricing of equity awards without stockholder approval

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Our Fiscal Year 2022 Pay Decisions

In establishing performance measures for our fiscal year 2022 incentive programs, we diversified our financial metrics between our annual bonus and our three-year long-term incentive plans, in part in response to stockholder feedback.
Annual bonus plan. The Rite Aid annual bonus plan metrics were Adjusted EBITDA (60%); Free Cash Flow (20%) and Total Revenue (20%).
For fiscal year 2022, Rite Aid’s bonus plan established an Adjusted EBITDA threshold of $441.0 million, a Free Cash Flow threshold of $247 million, and a Total Revenue threshold of $23,051 million. The Free Cash Flow calculation for the purpose of our compensation metrics included elements of free cash flow that the management team has some level of control over (Adjusted EBITDA plus or minus the change in inventory less capital expenditures).
Our Adjusted EBITDA performance for the Rite Aid annual bonus plan calculation for fiscal year 2022 was $506 million, which was above our target of $490.0 million; Free Cash Flow was $188 million, which was below the threshold performance of $247.0 million due to an unexpected increase in pharmacy inventory of $76 million; and Total Revenue was $24,568 million, which was below our target of $25,613 million and above the threshold of $23,051 million.
The table below illustrates the performance targets that were set under the annual bonus plan and the actual performance against such targets in fiscal year 2022.
Performance Level	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	% of Weighted Target Attainment
Adjusted EBITDA (millions)	60%	$441	$490	$539	$506	80%
Free Cash Flow (millions)	20%	$247	$290	$319	$188	0%
Total Revenue	20%	$23,051	$25,613	$28,174	$24,570	16%
Total Resulting Payout						96%
Long-term incentive plan. The Compensation Committee structured the Long-Term Incentive Plan to include grants in the form of 45% restricted stock and 55% share-settled performance units for our Named Executive Officers. The restricted stock grants will vest ratable in 1/3 increments over three years, based on continued employment. The performance units cliff vest after three years based on meeting performance goals measured at the end of the performance period. The performance units are conditioned on performance against three performance metrics: Leverage Ratio (34%); Cumulative Revenue (33%); and Cumulative Scripts (33%). These metrics are distinct from the metrics for Rite Aid’s annual bonus plan.
The performance units are further subject to modification based on whether three-year relative stockholder return versus the Russell 3000 Index was positive or negative measured at the end of the performance period. See “Long-Term Incentive Program—Performance Awards.” For the fiscal year 2022 and beyond, the Compensation Committee believes that it is increasingly critical to ensure that the executive team is properly aligned with stockholder interests. For that purpose, we will leverage the equity plan we are asking stockholders to approve at the Annual Meeting. We aim to utilize the equity plan to deliver an increasing proportion of target total compensation opportunities in the form of increased performance-based equity that rewards executives based on Rite Aid’s financial achievements, in proportion to the time-vested equity that will promote the retention of critical executive talent and appropriately build current ownership levels.
Fiscal Year 2022 CEO Pay for Performance. Our CEO’s pay increased 4% year over year from fiscal 2021 to fiscal 2022, from $9.6 million to $9.9 million. This was primarily due to an increase in Ms. Donigan’ s base salary to maintain market competitiveness as her pay was significantly below median for the position.
Despite the ongoing effects of the pandemic in fiscal year 2022, Rite Aid continued to move forward and execute on its strategies. We continued expanding our pharmacist’s roles in serving our communities, moved Elixir

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forward to better compete in the marketplace, and greatly expanded our digital offerings. Some of our other achievements under Ms. Donigan’s leadership in fiscal 2022, included:
•
Further demonstrated the value of the pharmacy by administering 14.38 million COVID-19 vaccines and 3.62 million COVID-19 tests

•
Achieved an Adjusted EBITDA of $506 million, an improvement of $68 million or 16% over the prior year results

•
Entered into a comprehensive rebate aggregation agreement which will enable us to expand gross margin at Elixir and position us to be more competitive in the marketplace

•
Commenced a program to right size our cost structure, which included the decision to close 129 unprofitable stores

•
Strengthened our balance sheet by refinancing and extending our Senior Credit Facility and repaying the remainder of our 6.125% 2023 bonds

•
Received upgrades of our Corporate Credit Rating from both Moody’s and Standard and Poor’s

•
Ended fiscal year 2022 with $1.9 billion in liquidity

•
Reduced leverage ratio down to 5.4 from 6.7 in fiscal year 2021

The 96% payout under the annual incentive plan was based on achieving above target results of Adjusted EBITDA, and above threshold results of Total Revenue. The Free Cash Flow results were below threshold due to an unexpected increase in pharmacy inventory of $76 million and thus did not achieve payout level.
Objectives of Our Executive Compensation Program
All of our executive compensation and executive benefits programs are within the purview of the Compensation Committee, which bases these programs on the same objectives that guide the Company in establishing all of its compensation programs. The Compensation Committee also administers the Company’s equity incentive compensation plans. In establishing or approving the compensation of our Named Executive Officers in any given year, the Compensation Committee is generally guided by the following objectives:
•
Compensation is based on the level of job responsibility, individual performance, and corporate performance, and fosters the long-term focus required for success in the pharmacy, health care services and retail health care industry. As associates progress to higher levels in the organization, an increasing proportion of their pay is linked to Company performance and stockholder returns and to longer-term performance because they are in a position to have greater influence on longer-term results.

•
Compensation reflects the value of the job in the marketplace. To attract and retain a highly skilled, diverse work force, we must remain competitive with the pay of other employers who compete with us for talent in the current, highly competitive market.

•
Compensation rewards performance. Our programs deliver compensation that is related to our corporate performance. Where corporate performance falls short of expectations, the programs deliver lower-tier compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in overall corporate performance, the programs continue to ensure that successful, high-achieving associates will remain motivated and committed to the Company to support the stability and future needs of the Company.

•
To be effective, performance-based compensation programs enable associates to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.

•
Compensation programs reward performance relative to consistent measures and goals at all levels of the organization. While the programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, the overall structure of compensation and benefit programs are broadly similar across the organization.

•
Compensation and benefit programs attract and retain associates who are interested in being a part of the Rite Aid team.

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Compensation Committee’s Processes
In making executive pay decisions, the Compensation Committee assesses Company performance and reviews competitive compensation levels at a peer group of companies to ensure the Company’s executive compensation program is achieving its objectives.
The Compensation Committee uses Company performance measures in two ways:
•
In assessing the linkage between actual total compensation and performance, the Compensation Committee considers various measures of Company and industry performance, such as comparable store sales and script count growth, pharmacy services segment revenue growth, EBITDA growth, debt leverage ratios, return on average invested capital and net assets, relevant strategic initiatives, and total stockholder return. In determining performance relative to the Company’s peer group (as discussed further below), the Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively.

•
The Compensation Committee has established specific Company target incentive/award levels and performance measures that determine the size of payouts under the Company’s two formula-based incentive programs—the annual cash incentive bonus program and long-term incentive program.

Peer Group and Competitive Pay
For fiscal year 2022, the Compensation Committee, with the help of its independent compensation consultant, Mercer, assessed the Company’s programs relative to a peer group of organizations and published survey data. Because the Company has a limited number of publicly-traded direct competitors and because pharmacy sales (which account for over two-thirds of the Company’s retail revenue) are governed by third-party contracts, we reviewed potential peers relative to multiple criteria including:
•
Industry: Retail, health care services/pharmacy, and pharmacy benefits management (adjacent industries with similar operating models and/or product mix were considered);

•
Business model characteristics: Health care services and pharmacy benefits management offerings, pharmacy retail, small ticket retail, and grocery/convenience store operating models, national presence (users and/or employees); and

•
Company size: Companies of similar size based on revenue (.25x to 4x the revenue of Rite Aid).

After reviewing potential peers relative to the criteria above, it was determined the peer group should be updated to better align with size based on revenue and to better reflect the industry of the company. Ten new companies were added and twelve were removed, taking the total number of peer companies from 16 to 14. The peer group approved in fiscal year 2022 includes the following companies:
Fiscal Year 2022 Peer Group(1)
Peer Company	Revenue ($ Millions)(1)
Centene Corporation(2)	95,748
Target Corporation(2)	88,621
Humana Inc.(2)	74,388
Albertsons Companies, Inc.(2)	69,355
Alimentation Couche-Tard Inc.(2)	46,657
Best Buy Co., Inc.	45,521
Dollar General Corporation	32,490
Molina Healthcare, Inc.(2)	17,657
AutoZone, Inc.(2)	12,993
Laboratory Corporation of America Holdings	12,442

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Peer Company	Revenue ($ Millions)(1)
Bed Bath & Beyond Inc.	9,721
DICK’S Sporting Goods, Inc.(2)	9,067
Ulta Beauty, Inc.(2)	6,259
Sprouts Farmers Market, Inc.(2)	6,232

75th Percentile	70,613
Median	25,073
25th Percentile	23,854

Rite Aid	23,854
Percentile Rank	49th

(1)
Represents financials as of 1/20/2021 from Standard & Poor’s Capital IQ.

(2)
Indicates a company added to the peer group in fiscal year 2022.

The Compensation Committee compares the compensation levels of Rite Aid’s NEOs to peer company compensation levels in the aggregate and compares the pay of individual executives if the jobs are sufficiently similar to make the comparison meaningful.
In addition to peer group data, the Compensation Committee reviews market data based on specific functional responsibility for each executive from published survey data. The survey analysis targets data from similarly sized retail organizations based on each executive’s functional responsibility. The surveys used in the analysis include Mercer’s 2021 Executive Remuneration Suite and Mercer’s 2021 Retail Compensation and Benefits Survey.
The Compensation Committee considers peer group and survey data to evaluate the degree to which the executive compensation program as a whole is competitive, and generally aims to establish target total direct compensation opportunities that are appropriately-aligned with the medians of these comparator groups. The incentive plans were designed so executives can earn above competitive pay levels for superior performance and below competitive pay levels if performance is below expectations. The Compensation Committee assesses overall alignment of the compensation program rather than benchmarking a specific target position with consideration of factors, such as Company and individual performance, how executive roles function within Rite Aid, concerns about executive retention, and competitive positioning of equity compensation. The Compensation Committee assesses Rite Aid’s performance relative to its peer group on both a one- and three-year basis and observed alignment of performance with actual total direct compensation levels for the executives in the aggregate.
The Compensation Committee retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“MMC”), as its independent compensation consultant for fiscal year 2022. Mercer’s fees for executive compensation consulting in fiscal year 2022 were $396,480. No other fees were paid by Rite Aid for other services provided by Mercer. Rite Aid management retained an MMC affiliate for risk management and business consulting services resulting in fees of approximately $1.6 million. The Compensation Committee conducted an independence assessment of Mercer, including considering the fees for other services provided by Mercer and its affiliates to the Company, consistent with NYSE listing standards, and concluded that the engagement of Mercer did not raise any conflicts of interest or similar concerns.
With respect to fiscal year 2022, Mercer reviewed recommendations and analysis prepared by management and provided advice and counsel to the Compensation Committee for the applicable periods during which they were engaged.
Total compensation review. The Compensation Committee reviews each named executive’s base pay, annual bonus, and long-term incentives annually with input from the Compensation Committee’s independent compensation consultant. Following the fiscal year 2022 review, the Compensation Committee determined

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base salary levels were not aligned with the market and increased base salaries as shown in the Base Salary chart below to remain competitive.
Components of Executive Compensation for Fiscal Year 2022
For fiscal year 2022, the regular compensation program for our Named Executive Officers consisted of four primary components: (i) base salary, (ii) a cash incentive bonus opportunity under the Company’s annual incentive bonus plan, (iii) long-term incentives consisting of restricted stock and performance-based units, and (iv) a benefits package, including retirement and welfare benefits (which are generally provided to all associates of Rite Aid on a non-discriminatory basis), and limited perquisites. A significant portion of total compensation under the fiscal year 2022 program is variable, meaning it is subject to meeting specified performance goals and is comprised of target annual incentives and target long-term incentives.
Our executive compensation program aims to appropriately balance the mix of cash and equity compensation, the mix of currently-paid and longer-term compensation, and the security of base benefits consistent with the compensation objectives discussed above. Share usage constraints over the past few years, has caused the mix of pay for our top executives to be weighted less toward equity compensation than is typical of our peers. For fiscal year 2022, we leveraged the equity plan stockholders approved at the 2021 Annual Meeting to increase the relative weighting of the equity portion of executives’ target total remuneration opportunities to ensure greater alignment with stockholder interests and promote the retention of key new executive talent. Our NEOs’ equity opportunities consist of both performance-based equity that rewards executives based on Rite Aid’s financial achievements, and time-vested equity that promotes retention of critical executive talent and enhances current ownership levels.
Base Salary

Base salary is one element of an executive’s annual cash compensation and reflects the executive’s long-term performance, skill set, and the market value of that skill set. In setting base salaries for fiscal year 2022, the Compensation Committee considered the following factors:
•
Base salary levels at peer group companies to test for reasonableness and competitiveness; current competitive market for executive talent

•
Subjective judgment in view of the Company’s compensation objectives

•
Relative internal pay levels and pay equity

•
Individual performance

•
Promotions or increased responsibility

•
Overall pay mix

•
Preference towards increased performance-based pay

Consistent with our compensation objectives, as executives progress to higher levels in the organization, a greater proportion of overall compensation is directly linked to Company performance and stockholder returns. For example, Ms. Donigan’s target total direct compensation is more heavily weighted toward incentive compensation (89%) than that of the other Named Executive Officers (76% on average).
For 2022, the Compensation Committee reviewed the Named Executive Officers’ base salaries, considering the principles described above under “The Compensation Committee’s Processes.” The Compensation Committee determined that increases in base salary were necessary to reasonably maintain market competitiveness. Specifically, CEO and CFO base salaries were increased 15% to continue to bring them closer to market competitive levels in order to retain these key executives. However, their salaries remain below the peer group median. The table below details base salaries for our Named Executive Officers as of the end of fiscal year 2022 and describes the rationale for that base salary decision:
Executive	Base Salary at End of FY 2021	Base Salary at End of FY 2022	Change from Prior Fiscal Year	Rationale
Heyward Donigan	$1,000,000	$1,150,000	15%	To maintain market competitiveness; significantly below median for the position

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Executive	Base Salary at End of FY 2021	Base Salaryat End of FY 2022	Change fromPrior Fiscal Year	Rationale
Matthew Schroeder	$650,100	$748,000	15%	To maintain market competitiveness; significantly below median for the position
Paul Gilbert	$590,000	$602,000	2%	To maintain market competitiveness
James J. Peters	$750,000	$825,000	10%	To maintain market competitiveness; significantly below median for the position
Jocelyn Z. Konrad	$600,000	$612,000	2%	To maintain market competitiveness
Annual Incentive Awards

The Company’s annual incentive plan is designed to be consistent with the goals of our executive compensation philosophy to drive performance and increase shareholder value and reward the NEOs for meeting the Company’s financial objectives. For each fiscal year, the Compensation Committee establishes a target percentage of salary for each participant at the beginning of the fiscal year and approves the financial goals required for the Company to pay an award. Payouts for the NEOs are based on the Company’s financial results for the year relative to the predetermined performance measures.
Annual Incentive Targets. Targets for each NEO were based on job responsibilities, internal relativity, and peer group and survey data. The Compensation Committee’s objective was to set bonus targets so total annual cash compensation (including base salary and annual incentive assuming a target payout) was generally aligned with the market with a substantial portion of that compensation linked to corporate performance. Consistent with our executive compensation philosophy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to Company performance through the incentive plan. Under the plan formula, payouts can range from 0% to 200% of target depending on Company performance. The NEOs’ incentive targets did not increase in fiscal year 2022. The Compensation Committee established the following threshold, target and maximum payouts as a percentage of base salary for fiscal year 2022:
Annual Incentive Opportunity
Executive	Threshold Payout (as a % of Salary)	Target Payout (as a % of Salary)	Maximum Payout (as a % of Salary)
Heyward Donigan	100%	200%	400%
Matthew Schroeder	50%	100%	200%
Paul Gilbert	37.5%	75%	150%
James J. Peters	62.5%	125%	250%
Jocelyn Z. Konrad	50%	100%	200%
Annual Incentive Plan Metrics. To drive appropriate performance through the Annual Incentive Plan and to continue to balance stockholders’ concerns that the plan should use more than a single performance metric, the Compensation Committee retained the Free Cash Flow and Adjusted EBITDA performance metrics. The Adjusted Pharmacy Script Comparable performance metric used in fiscal year 2021 was replaced with Total Revenue to focus on growing revenue and shareholder value. Fiscal year 2022 metrics and weightings were: 60% Adjusted EBITDA, 20% Free Cash Flow and 20% Total Revenue. This diversification of metrics and reduction of overlapping metrics between the annual and long-term incentive plans is intended to decrease the risks associated with placing too much emphasis on a single metric.
The target performance level for the Adjusted EBITDA target of $490 million for fiscal year 2022 was set below the fiscal year 2021 target of $520 million based on Rite Aid’s financial guidance for fiscal year 2022. However, it was set above the fiscal year 2021 actual performance of $440.2 million, which was lower than expected due to the difficulties presented by the COVID-19 global pandemic and its impact on the financial performance of the Company. These difficulties included prescription reimbursement rate challenges, the competitive environment in which the Company operates, and the variability around the timing of benefits from the Company’s RxEvolution strategic initiatives. The Compensation Committee also established a threshold at which management could

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be rewarded at 50% of bonus target at achievement of Adjusted EBITDA of $441 million (90% of the fiscal year 2022 target and above the fiscal year 2021 actual performance of $440.2 million), and a maximum at which management could be rewarded at 200% of bonus target at achievement of Adjusted EBITDA of $539 million (110% of the fiscal year 2022 target and significantly above the fiscal year 2021 target of $520 million). The performance goals were set at these levels so that the plan continues to motivate executives to achieve the Company’s short-term financial objectives and to support executive retention during these challenging times. Despite the many obstacles presented by COVID-19, the Company ultimately generated results that exceeded plan, which had a positive impact on our fiscal year 2022 performance. As a result, Rite Aid’s annual bonus plan calculated Consolidated Adjusted EBITDA was above target at $506 million.
Annual Incentive Plan Metrics	Weighting	Description
Adjusted EBITDA
Adjusted EBITDA is the most heavily weighted measure because it appropriately encourages the NEOs to focus on improving operating results which ultimately drive stockholder value. EBITDA growth has historically shown a strong positive correlation with three-year and five-year total stockholder return for Rite Aid and its peer group. The majority of Rite Aid’s peer companies use an EBITDA measure in their annual incentive plans. Based on Rite Aid’s current financial situation and capital structure, the Compensation Committee believes that Adjusted EBITDA is the best indicator of Rite Aid’s operating performance. The measure is tracked regularly and is clearly understood by the officers and they can impact the measure by taking actions to improve the operating performance of our stores. In addition, the Company regularly communicates Adjusted EBITDA to the investment community.
The Compensation Committee established an Adjusted EBITDA performance target of $490 million for fiscal year 2022, based on the financial plan targets. Because of prescription reimbursement rate challenges, the competitive environment in which the Company operates, and the variability around the timing of benefits from the Company’s RxEvolution strategic initiatives, the Compensation Committee also established a threshold at which management could be rewarded at 50% of bonus target at achievement of Adjusted EBITDA of $441 million (90% of target), and a maximum at which management could be rewarded at 200% of bonus target at achievement of Adjusted EBITDA of $539 million (110% of target).
In fiscal year 2022, challenges caused by the COVID-19 pandemic drove up costs, a continued reduction in acute scripts, ancillary vaccines and flu, along with the significant strain on supply chain. These were offset by the positive results in COVID-19 vaccines, COVID-19 testing and a return of allergy, cough and cold seasons. Overall, Rite Aid’s annual bonus plan calculated Consolidated Adjusted EBITDA was $506 million, which was above target.
Consolidated Adjusted EBITDA consists of Adjusted EBITDA from continuing operations. As discussed in greater detail in Appendix A, we define Adjusted EBITDA as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments, charges or credits for facility exit and impairment, goodwill and intangible asset impairment charges, inventory write-downs related to store closings, gains or losses on debt modifications and retirements, and other items (including stock-based compensation expense, merger and acquisition-related costs, non-recurring litigation settlements, severance, restructuring-related costs, costs related to facility closures, gain or loss on sale of assets, gain or loss on Bartell acquisition, and the change in estimate related to manufacturer rebate receivables). We emphasize Adjusted EBITDA, a non-GAAP financial measure, as a basis for incentive compensation and also in our corporate decision-making because it provides information that facilitates internal comparisons to the historical operating performance of prior periods and external comparisons to competitors’ historical operating performance.

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Annual Incentive Plan Metrics	Weighting	Description
Free Cash Flow
Free cash flow is defined as Adjusted EBITDA plus or minus changes in inventory (on a FIFO basis) minus capital expenditures.
Free Cash Flow is a critical metric for our Company as it represents the cash we generate after accounting for capital expenditures to support and grow our business, and includes benefits generated from ongoing inventory and working capital management. A key aspect of our market value and future opportunities are derived from our ability to continue to reduce total debt outstanding and our corresponding leverage ratio.
Based on our current debt position, we believe Free Cash Flow is the best indicator of our ability to continue to meet our debt obligations, pay down debt and to enhance the Company’s capital structure. The use of Free Cash Flow aligns our management to the key objective of improving our leverage ratio and delivering enhanced stockholder value.
The Compensation Committee established a Free Cash Flow performance target of $290 million for fiscal year 2022, based on the financial plan targets. In addition, the Compensation Committee established a threshold at which management could be rewarded at 50% of bonus target at achievement of Free Cash Flow of $247 million (85% of target), and a maximum at which management could be rewarded at 200% of bonus target at achievement of Free Cash Flow of $319 million (110% of target).
In fiscal year 2022, Free Cash Flow as defined for the purpose of the compensation metric was $188 million, which was below the threshold for payout. Free Cash Flow was impacted by an increase in Adjusted EBITDA. In addition, capital expenditures were $221 million as we continued to invest in store renovations, prescription file buys and information technology initiatives.

Total Revenue
Total Revenue is defined as Rite Aid retail and Elixir revenue and was chosen to replace the Adjusted Pharmacy Script Comparable performance metric because for this second year of the pandemic, we believed it was an appropriate metric of overall business growth and shareholder value. The Compensation Committee established a Total Revenue performance target of $25,613 million for fiscal year 2022, based on the financial plan targets. In addition, the Compensation Committee established a threshold level of Total Revenue at $23,051 million (90% of target) at which management could be rewarded at 50% of bonus target, and a maximum of $28,174 million (110% of target) at which management could be rewarded at 200% of bonus target.
In fiscal year 2022, Total Revenue was $24,568 million (96% of target).

The threshold, target, maximum and actual performance against the goals for the annual incentive plan for fiscal year 2022 are each set out in the table below. For fiscal year 2022, our Adjusted EBITDA for the Rite Aid annual bonus plan calculation was $506 million, which was above our target of $490 million; Free Cash Flow was $188 million, which was below threshold, due to an unexpected increase in pharmacy inventory of $76 million and Total Revenue was $24,568, which was below our target of $25,613.

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Fiscal Year 2022 Rite Aid Annual Incentive Plan Performance Goal
Performance Level	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Achievement	Resulting Weighted Payout as a % of Target Award
Adjusted EBITDA (millions)	60%	$441	$490	$539	$506	103%	80%
Free Cash Flow (millions)	20%	$247	$290	$319	$188	64%	0%
Total Revenue (millions)	20%	$23,051	$25,613	$28,174	$24,568	96%	16%
Total Resulting Payout							96%
Adjusted EBITDA, Free Cash Flow and Total Revenue performance relative to the goals listed above resulted in short-term incentive plan payouts of 96% of target award opportunities for fiscal year 2022.
The actual plan payouts and their percentage of target for fiscal year 2022 are set out in the table below:
Fiscal Year 2022 Rite Aid Annual Incentive Plan Payouts
Executive	Target Bonus Opportunity	% Of Target	Calculated Payout
Heyward Donigan	$2,300,000	96%	$2,208,000
Matthew Schroeder	$748,000	96%	$718,085
Paul Gilbert	$451,500	96%	$433,440
James J. Peters(1)	$1,031,250	96%	$990,000
Jocelyn Z. Konrad(1)	$612,000	96%	$587,520

(1)
Mr. Peters and Ms. Konrad were separated from employment on March 7, 2022. They both received payouts under the 2022 Rite Aid Annual Incentive Plan pursuant to the terms of their employment agreements.

Long-Term Incentive Program

The purpose of the long-term incentive program is to support the long-term perspective necessary for continued success in our business and focus our NEOs on creating long-term, sustainable stockholder value.
Long-term incentive target opportunity. Our annual long-term incentive (“LTI”) target opportunities for each NEO are shown below:
Long-Term Incentive Target Opportunities
Executive	Target Opportunity (as a % of Salary)
Heyward Donigan	600%
Matthew Schroeder	250%
Paul Gilbert	150%
James J. Peters(1)	300%
Jocelyn Z. Konrad(1)	225%

(1)
Mr. Peters and Ms. Konrad are no longer eligible to earn the fiscal year 2022-2024 long-term performance-based unit awards, and one-third of the restricted stock granted to each executive on July 7, 2021 was forfeited, as a result of each executive’s separation from employment on March 7, 2022.

The Compensation Committee reviewed peer group data and found that the design of the long-term incentive program is reasonably aligned with general retail industry market practice. Target grant values for individual

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executive officers were established based on individual performance, ability to effect results and internal relativity. Consistent with the Company’s compensation philosophy, executive officers at higher levels received a greater proportion of total pay in the form of long-term incentives. For fiscal year 2022, the Company maintained the NEOs’ target opportunities, which were increased in fiscal year 2021 to provide a larger portion of their total target compensation in the form of equity and create better alignment with Company performance and stockholders’ interests.
Long-term incentive mix. Under the LTI program, we grant a combination of performance-based units and restricted stock. Restricted stock grants generally vest over a multi-year period (three years or longer) and are tied to the value of our stock. In fiscal year 2021, we decreased the portion of LTI awarded in the form of performance-based units from 70% to 55% due to the limited number of shares available that could be issued with respect to variable awards. Performance-based awards, where the ultimate payout may vary, require Rite Aid to count more shares against the number of shares available for issuance in the event that above-target performance is achieved to the benefit of all stakeholders. Also, we are careful to manage share usage and are sensitive to our share burn rate and dilution. We have maintained the equity mix of performance-based units at 55% in fiscal year 2022, in light of these considerations. We will leverage the equity plan we are asking stockholders to approve at the Annual Meeting as we aim to deliver an increasing proportion of target total compensation opportunities in the form of performance-based equity that rewards executives based on Rite Aid’s financial achievements. Performance-based compensation provides an upside for extraordinary performance and less or no compensation when the pre-established performance objectives are not achieved. An adequate share reserve is needed to grant variable performance-based units which can be earned at or above target depending on performance.
.
Vehicle	Approximate Proportion of 2022 Long-Term Incentive Target Opportunity	Purpose
Performance-Based Units		Links compensation to multi-year operating results on key measures tied to stockholder value creation
Restricted Stock		Supports retention and provides a vehicle with more stability and less risk. Aligns executive and stockholder interests and focuses executives on value creation
In determining the overall mix of long-term incentive vehicles, the following factors were considered:
•
Risk/reward tradeoffs: Using multiple long-term incentive vehicles can balance the need for a strong performance-based program against risk to executives.

•
Performance measurement: Using a combination of vehicles allows the Company to focus executives on both stock price appreciation and achievement of consistent operating results, which we believe leads to creation of value for stockholders.

•
Management of share usage and market practice: Rite Aid considers market practice concerning both share usage and competitive long-term incentive levels. Rite Aid uses either a stock-based performance vehicle or a cash-based performance vehicle which is aligned with peer companies and retailers of similar size. The target LTI mix has been selected to align the compensation opportunity for executives and associates with our stockholder return.

The Compensation Committee’s process for setting grant dates is discussed below. On the approval date, those values are converted to the equivalent number of shares based on the closing price of the Company’s common stock on the date of approval.
Grant timing. The Compensation Committee has a policy that, in the normal course, annual long-term incentive awards (other than special or new hire grants) will be approved by the Compensation Committee once

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a year at its annual meeting held in connection with the annual stockholders’ meeting, with a grant date of the later of the second business day after release of the Company’s first quarter earnings or the date of approval. Grants are made to the NEOs at the same time awards are made to all other associates as part of the annual grant process.
Special awards. From time to time, the Company may make grants in addition to the annual equity grant, including to NEOs. Typically, these grants include awards such as new hire inducement awards, promotional awards, or retention awards. Special awards can also be used to provide performance incentives in connection with specific corporate or financial goals of the Company. No inducement, promotional, retention or special awards were made to our NEOs in fiscal year 2022.
Performance Awards

Performance awards are intended to align interests of executives with those of stockholders through the use of measures the Company believes drive its long-term success. Performance awards are normally granted annually and are structured as a targeted number of units based on the Company’s achievement of specific performance levels with payout generally occurring after a three-year period.
2022 Performance-based Units

For the 2022 performance-based unit grants (“2022-2024 Plan”), the Compensation Committee maintained the metrics used in the 2021-2023 Plan as these performance metrics are the financial indicators of our long-term success. Revisions were made to the weighting to better balance the incentives toward profitability, growth and financial health. By diversifying the performance metrics across Rite Aid’s performance-based program of annual and long-term incentives, the Company seeks to ensure that the program drives Company performance across multiple metrics and that the variable pay components are suitably challenging. The 2022 awards are based on the following performance metrics:
•
Three-year Leverage Ratio weighted 34% (continued from FY21 Plan Design but decreased from 50% to 34%)

•
Three-Year Cumulative Revenue weighted 33% (continued from FY21 Plan Design but increased from 25% to 33%)

•
Three-Year Cumulative Scripts weighted 33% (continued from FY21 Plan Design but increased from 25% to 33%)

Leverage Ratio was selected as a metric because it is recognized as a leading indicator of a company’s financial health. A reduction in the leverage ratio allows management to focus on not only EBITDA growth but also reducing the Company’s debt level. In addition, Cumulative Revenue and Cumulative Scripts were selected to ensure appropriate growth opportunities for the Company. As a health care company with a large retail pharmacy footprint, increasing the number of pharmacy customers and prescriptions filled is a key factor in growth, bringing higher revenue to the pharmacy and increasing the front-end sales in our stores.
These performance targets are intended to align the interests of our executives with those of our stockholders. As in prior years, to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification of +/− 25% based on our relative stockholder return versus the Russell 3000 Index over the three-year cliff vesting period, which ends after certification of fiscal year 2024 results.
As shown in the table below, payouts can range from 0% (for performance below threshold) to 187.5% of the target number of units (for performance at or above maximum), with 37.5% earned for performance at the threshold levels.

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2022-2024 Plan: Performance-based Units
Executive	Threshold Award ($)	Target Award ($)	Maximum Award ($)
Heyward Donigan	1,423,120	3,794,988	7,115,602
Matthew Schroeder	385,687	1,028,497	1,928,433
Paul Gilbert	186,243	496,647	931,213
James J. Peters(1)	510,466	1,361,243	2,552,331
Jocelyn Z. Konrad(1)	284,004	757,343	1,420,018

(1)
Mr. Peters and Ms. Konrad are no longer eligible to earn the fiscal year 2022-2024 long-term performance-based unit awards granted to each executive on July 7, 2021 as a result of the executive’s separation from employment on March 7, 2022.

2021 Performance-based Units

For the 2022 performance-based unit grants (“2022-2024 Plan”), the Compensation Committee maintained the metrics used in the 2021-2023 Plan as these performance metrics are the financial indicators of our long-term success. Revisions were made to the weighting to better balance the incentive towards profitability, growth and financial health. By diversifying the performance metrics across Rite Aid’s performance-based program of annual and long-term incentives, the Company seeks to ensure that the program drives Company performance across multiple metrics and that the variable pay components are suitably challenging. The 2021 awards are based on the following performance metrics:
•
Three-year Leverage Ratio weighted 50% (continued from FY20 Plan Design but increased from 25% to 50%)

•
Two-Year Cumulative Revenue weighted 25% (New for FY21 Plan Design)

•
Two-Year Cumulative Scripts weighted 25% (New for FY21 Plan Design)

Leverage Ratio was selected as a metric because it is recognized as a leading indicator of a company’s financial health. A reduction in the leverage ratio allows management to not only focus on EBITDA growth but also reducing the Company’s debt level. In addition, Cumulative Revenue, excluding pharmacy, tobacco and Elixir Insurance and Cumulative Scripts, excluding controlled substances, were selected to ensure appropriate growth opportunities for the Company. As a Pharmacy Services Company with a large retail pharmacy footprint, a sizeable Pharmacy Benefits Manager, and a mail order and specialty pharmacy—increasing pharmacy customers and the number of prescriptions filled is a key factor in growth, bringing not only higher revenue to the pharmacy but increasing the front-end sales in our stores.
The two-year goals will be set by the Compensation Committee in 2022 to allow the Compensation Committee to smooth volatility and the flexibility to require performance in line with the needs of Rite Aid’s business. These performance targets are intended to align the interests of our executives with those of our stockholders. As in prior years, to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification of +/− 25% based on our relative stockholder return versus the Russell 3000 Index over the three-year cliff vesting period, which ends after certification of fiscal year 2023 results.
As shown in the table below, payouts can range from 0% (for performance below threshold) to 187.5% of the target number of units (for performance at or above maximum), with 37.5% earned for performance at the threshold levels.

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2021-2023 Plan: Performance-based Units
Executive	Threshold Award ($)	Target Award ($)	Maximum Award ($)
Heyward Donigan	1,237,500	3,300,000	6,187,500
Matthew Schroeder	335,154	893,743	1,675,769
Paul Gilbert	N/A	N/A	N/A
James J. Peters(1)	464,062	1,237,498	2,320,309
Jocelyn Z. Konrad(1)	278,438	742,502	1,392,192

(1)
Mr. Peters and Ms. Konrad are no longer eligible to earn the fiscal year 2021-2023 long-term performance-based unit awards granted to each executive on July 8, 2020 as a result of the executive’s separation from employment on March 7, 2022.

2020 Performance-based Units

For the 2020 performance-based unit grants (“2020-2022 Plan”), the Compensation Committee based 50% of the award on the achievement of Adjusted EBITDA goals, 25% on the achievement of EBITDA contribution from specific strategic initiatives (measured on an annual basis and then aggregated over three years), and 25% on the achievement of specific leverage ratio goals. As in prior cycles, the Compensation Committee added a provision for senior executive officers, subjecting the award to modification based on our relative stockholder return versus the Russell 3000 Index over the full 2020-2022 performance period. The relative stockholder return goal was not achieved and thus the payout achievement of 43.8% was reduced by 25% to a payout of 32.9% for senior executive officers.
Under the 2020-2022 Plan, participants have the opportunity to earn cash payments after the end of fiscal year 2022, contingent on Adjusted EBITDA, EBITDA contribution from specific strategic initiatives, and cumulative leverage ratio. The value of a unit granted under the 2020-2022 Plan is equal to $1.00. These performance targets align the interests of our executives with those of our stockholders. In addition, to further align the interests of our executives with those of our stockholders and add an additional incentive for them to create sustainable long-term value for the Company, the Compensation Committee also determined to subject the award to modification of +/− 25% based on our relative stockholder return versus the Russell 3000 Index over the three-year vesting period.
As shown in the table below, payouts can range from 0% (for performance below threshold) to 250% of the target number of units (for performance at or above maximum) and 37.5% of the target unit award can be earned for performance at threshold levels.
The following charts summarize the financial performance calculation and the cash payment that was earned:
Financial Performance Calculation: EVP 2020-2022 Plan
Component Metric	Component Weighting	Threshold Performance (50% Payout)	Target Performance (100% Payout)	Maximum Performance (200% Payout)	Actual Performance	Component Payout %
2020-2022 Adjusted EBITDA		$1,589,000	$1,675,000	$1,926,000	$1,482,000	0%
2020-2022 Leverage Ratio		5.66%	5.34%	4.60%	5.36%	24.2%
2020-2021 Project Efficiency		78%	100%	122%	91.3%	19.6%

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Component Metric	Component Weighting	Threshold Performance (50% Payout)	Target Performance (100% Payout)	Maximum Performance (200% Payout)	Actual Performance	ComponentPayout %
Weighted Sub-Total						43.8%
TSR Relative to Russell 3000	Modifier				See Note (a) below.	-25%
Final Calculated Payout						32.9%

(a)
The TSR of -34% over the performance period ended Feb. 26, 2022 corresponded to a percentile rank of 16th (2,201 out of 2616), which was in the bottom third and resulted in a TSR multiple of .75x.

2020-2022 EVP Plan Payouts
Executive	Target Award ($)	Payout %	Calculated Payout
Matthew Schroeder	$575,000	32.9%	$189,998
Jocelyn Z. Konrad	$840,000	32.9%	$276,360
Restricted Stock—Awards Under Fiscal Year 2022 Plan

Restricted stock grants are intended to support retention of executives and focus them on long-term performance because they vest over a multi-year period (ratably over the three years from the date of grant) and are tied to the value of our stock. The risk profile of restricted stock is aligned with stockholders, as it can motivate executives to both increase and preserve stock price. The table below summarizes 2022 restricted stock awards:
2022 Restricted Stock Awards
Executive	Award Value ($)	Number of Shares (#)
Heyward Donigan	3,104,993	206,038
Matthew Schroeder	841,494	55,839
Paul Gilbert	406,347	26,964
James J. Peters(1)	1,113,748	73,905
Jocelyn Z. Konrad(1)	619,648	41,118

(1)
Mr. Peters and Ms. Konrad are not eligible for one-third of the restricted stock awards granted on July 7, 2021 as a result of their separation from the Company on March 7, 2022.

Post-Employment and Change in Control Benefits
To attract highly skilled executives and to provide for certainty of rights and obligations, Rite Aid has historically provided employment agreements to its executive officers, including our Named Executive Officers. The terms of the employment agreements are described in more detail under the caption “Executive Employment Agreements.” Additional information regarding the severance and change in control benefits provided under the employment agreements is described under the section entitled “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
Other Benefits
Our compensation program for our Named Executive Officers also features other benefits, including participation in our 401(k) savings plan, a tax-qualified defined contribution plan under which participants can save for retirement subject to IRS limits, and life, disability and health insurance benefits on the same general terms as

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other participants in these programs. We provide very limited perquisites to officers of the Company including the Named Executive Officers pursuant to the officer’s employment agreements, such as financial planning and automobile allowances.
Deductibility Cap on Executive Compensation
To maintain flexibility and the ability to pay competitive compensation, we do not require all compensation to be deductible. Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the amount of remuneration that the Company may deduct in any calendar year for certain executive officers. Prior to 2018, we structured our annual incentive awards and long-term incentive awards with the intention of meeting the exception to this limitation for “performance-based” compensation, as defined in Section 162(m), so that these amounts could be fully deductible for income tax purposes. The performance-based exception was eliminated effective January 1, 2018, and compensation paid to our NEOs in excess of $1.0 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of, and not modified after, November 2, 2017. To maintain the flexibility to provide compensation programs for our NEOs that will best incentivize them to achieve our key business objectives and create sustainable long-term stockholder value, the Compensation Committee reserves the right to pay compensation that may not be deductible to the Company if it determines that doing so would be in the best interests of the Company.
Policy Regarding Recoupment of Certain Compensation
The Company has adopted a formal compensation recovery or “clawback” policy for its executive officers, including all NEOs, which covers all compensation paid or awarded. Under the policy, the Board of Directors may seek to recoup from executives certain incentive compensation, including cash bonuses and equity incentive awards paid based on the achievement of financial performance metrics, in the event the Company is required to restate its financial statements. In March 2020, the Board amended the Company’s clawback policy to (1) expand its scope to cover executive officers’ misconduct in violation of law, Company policy or the code of conduct, including an executive officer’s material failure to exercise his or her assigned oversight responsibilities, that results in material financial, operational or reputational harm to the Company (collectively, “Detrimental Harm”) and (2) require public disclosure of recoupment of compensation where the underlying facts are disclosed, subject to certain legal and privacy rights considerations. The Board of Directors may seek to recoup, or cause to be forfeited, all or a portion of the bonus, incentive compensation or equity-based compensation received by, or awarded in respect of the period of misconduct in cases of Detrimental Harm.
Prohibition on Margin Accounts and Hedging and Similar Transactions
Our directors, officers and other associates are prohibited from engaging in hedging or monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, with respect to our securities. Because hedging transactions might allow a director, officer or other associate to continue to own our securities, whether obtained through our equity compensation plans or otherwise, without the full risks and rewards of ownership, such hedging transactions are prohibited. Directors, officers and other employees are also prohibited from holding in a margin account, or otherwise pledging, Company securities as collateral for a loan.
Director and Officer Stock Ownership Guidelines
Our Stock Ownership Guidelines have been established to further the investment of our non-management directors, executive officers, and Senior Vice Presidents in the success of the Company and to encourage a long-term perspective in managing the Company.

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EXECUTIVE COMPENSATION
The current stock ownership requirements are:
Position	Minimum Ownership Requirements
Chief Executive Officer	5 times base salary
Rite Aid Chief Operating Officer(1)	3 times base salary
Senior Executive Vice Presidents	3 times base salary
Executive Vice Presidents	2 times base salary
Senior Vice Presidents	1 times base salary
Non-Management Directors	5 times annual cash retainer

(1)
The Rite Aid Chief Operating Officer position was eliminated effective as of March 7, 2022.

Newly appointed or promoted executives who are or become subject to our Stock Ownership Guidelines and newly elected non-management directors have five years from the time they are appointed, promoted, or elected, to meet the stock ownership requirements. Given how new each of our Named Executive Officers is in his or her role, and how modest current equity holdings are as a result, it will be critical to continue to promote the alignment of our Named Executives Officers’ interests with those of our stockholders. Therefore, as noted earlier in this Compensation Discussion and Analysis, we will aim to increasingly emphasize equity components of compensation going forward, through efficient use of the equity plan. We are asking stockholders to approve an amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan at the Annual Meeting. For more information about the plan proposal, see “Proposal No. 4—Approval of an Amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan.”
For purposes of determining stock ownership levels, the following forms of equity interests in the Company are included:
•
Shares owned outright by the participant or his or her immediate family members residing in the same household;

•
Restricted stock and restricted stock units whether or not vested; and

•
Shares underlying Rite Aid stock options whether or not vested.

Restricted stock and restricted stock units, whether or not vested, and shares owned count as one (1) share equivalent per share beneficially owned and stock options, whether or not vested, count as one-half (.5) share equivalent per stock option.
The Compensation Committee is responsible for interpreting and administering the Stock Ownership Guidelines, and may, from time to time, reevaluate and revise the Stock Ownership Guidelines, including when there are changes to the Company’s capital structure or where implementation of the Stock Ownership Guidelines would cause a non-management director, executive officer, or Senior Vice President to incur a hardship due to his or her unique financial circumstances.
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
THE COMPENSATION COMMITTEE
Kate B. Quinn, Chair
Robert E. Knowling, Jr.
Louis P. Miramontes

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EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following summary compensation table sets forth the cash and non-cash compensation for the fiscal year ended February 26, 2022 paid to or earned by (i) all persons who served as our principal executive officer, (ii) all persons who served as our principal financial officer, and (iii) the three most highly compensated executive officers of the Company other than the principal executive officer or the principal financial officer who were serving at the end of the 2022 fiscal year (collectively, the “Named Executive Officers”). The summary compensation table also sets forth the cash and non-cash compensation for the fiscal years ended February 27, 2021 and February 29, 2020, respectively, for such individuals who were Named Executive Officers in the applicable fiscal year.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Heyward Donigan(6) (President and CEO)	2022	1,126,923	—	6,547,427	—	2,208,000	—	29,157	9,911,507
	2021	1,000,000	1,160,000	7,389,087	—	—	—	22,000	9,571,087
	2020	538,462	3,203,234	1,999,998	1,999,646	777,000	—	101,000	8,619,340
Matthew Schroeder(7) (Executive VP, CFO)	2022	732,943	—	1,774,444	—	912,991	—	16,683	3,437,061
	2021	648,177	377,058	2,001,211	—	137,412	—	12,000	3,175,858
	2020	544,098	—	247,722	—	366,300	258,466	215,700	1,632,286
Paul Gilbert(8) (Executive VP, Chief Legal Officer, and Secretary)	2022	600,154	—	856,856	—	433,440	—	18,560	1,909,010
James J. Peters(9) (Former COO)	2022	813,462	—	2,348,532	—	990,000	—	22,157	4,174,150
	2021	750,000	543,750	2,770,908	—	—	—	17,000	4,081,658
	2020	288,462	—	499,770	499,969	260,156	—	10,000	1,558,356
Jocelyn Z. Konrad(10) (Former Executive VP, Chief Pharmacy Officer)	2022	610,154	—	1,306,634	—	871,020	—	20,846	2,808,654
	2021	600,000	348,000	1,662,545	—	399,548	—	17,000	3,027,093
	2020	594,663	—	359,898	—	399,660	32,310	250,969	1,637,500

(1)
The amounts reported reflect the discretionary cash bonuses paid to the Named Executive Officers with respect to fiscal year 2021. The amount reported for fiscal year 2020, is in connection with Rite Aid’s Leadership Transition Plan, and to facilitate the Company’s recruitment of Ms. Donigan as Chief Executive Officer, Ms. Donigan received a cash inducement award equal to $3,203,234.

(2)
The amounts reported reflect the aggregate grant date fair value of each stock award and option award computed in accordance with FASB ASC Topic 718 under the assumptions noted. For information regarding the assumptions used in determining the fair value of an award shown in this column, please refer to Note 18 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 25, 2022, Note 18 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 27, 2021, and Note 17 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 27, 2020. The 2022 stock award includes the grant date fair value of restricted stock awards and performance awards at target, as shown in the chart below. Assuming the maximum level of achievement under the performance awards, the grant date fair value of such awards for each of the Named Executive Officers would be as follows: Ms. Donigan, $6,884,868; Mr. Schroeder, $1,865,900; Mr. Gilbert, $901,017; Mr. Peters, $2,469,568; and Ms. Konrad, $1,373,972. The performance awards are subject to liability accounting under FASB ASC Topic 718 and the value reported represents the value determined utilizing the Monte Carlo simulation method as measured for the reporting period ended February 26, 2022, assuming the stock price of $13.67.

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EXECUTIVE COMPENSATION
Name	Restricted Stock Award ($)	Performance Award Target Performance ($)	Total Stock Award ($)
Ms. Donigan	3,104,993	3,442,434	6,547,427
Mr. Schroeder	841,494	932,950	1,774,444
Mr. Gilbert	406,347	450,509	856,856
Mr. Peters(a)	1,113,748	1,234,784	2,348,532
Ms. Konrad(a)	619,648	686,986	1,306,634

(a)
Mr. Peters and Ms. Konrad forfeited the performance award shown and certain unvested restricted stock awards upon their separation from the Company on March 7, 2022.

(3)
Represents annual cash incentive bonuses earned for performance in fiscal year 2022. Additionally, for Mr. Schroeder, $189,998 and Ms. Konrad, $276,360, represent the amounts earned from cash Performance Units that were granted in fiscal year 2020 and paid upon the Board’s certification of fiscal year 2022 financial results. See award details under the caption “Components of Executive Compensation for Fiscal Year 2022—2020 Performance-based Units.”

(4)
Represents above-market earnings (over 120% of the “applicable federal rate”), if applicable, under the Company’s defined contribution supplemental executive retirement plan, which was terminated as of March 2019.

(5)
The amounts in the “All Other Compensation” column for fiscal year 2022 consist of the following:

Name	Financial Planning ($)	Automobile Allowance ($)	401k Match ($)
Ms. Donigan	10,000	12,000	7,157
Mr. Schroeder	—	12,000	4,683
Mr. Gilbert	2,775	12,000	3,785
Mr. Peters	5,000	12,000	5,157
Ms. Konrad	5,000	12,000	3,846

(6)
Ms. Donigan joined the Company on August 12, 2019.

(7)
Mr. Schroeder first became a Named Executive Officer of the Company in fiscal year 2020.

(8)
Mr. Gilbert first became a Named Executive Officer of the Company in fiscal year 2022.

(9)
Mr. Peters joined the Company on October 7, 2019 and departed on March 7, 2022.

(10)
Ms. Konrad joined the Company in June of 2007 and departed on March 7, 2022.

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Grants of Plan-Based Awards Table for Fiscal Year 2022
The following table summarizes grants of plan-based awards made to Named Executive Officers during our fiscal year ended February 26, 2022.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)	All Other Stock Awards (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Heyward Donigan	7/7/2021	—	—	—	94,434	251,824	472,170	—	3,442,434
	7/7/2021	—	—	—	—	—	—	206,038	3,104,993
		1,150,000	2,300,000	4,600,000	—	—	—	—	—
Matthew Schroeder	7/7/2021	—	—	—	25,593	68,248	127,965	—	932,950
	7/7/2021	—	—	—	—	—	—	55,839	841,494
		374,000	748,000	1,496,000	—	—	—	—	—
Paul Gilbert	7/7/2021	—	—	—	12,359	32,956	61,793	—	450,509
	7/7/2021	—	—	—	—	—	—	26,964	406,347
		225,750	451,500	903,000	—	—	—	—	—
James J. Peters(5)	7/7/2021	—	—	—	33,873	90,328	169,365	—	1,234,784
	7/7/2021	—	—	—	—	—	—	73,905	1,113,748
		515,625	1,031,250	2,062,500	—	—	—	—	—
Jocelyn Z. Konrad(6)	7/7/2021	—	—	—	18,846	50,255	94,228	—	686,986
	7/7/2021	—	—	—	—	—	—	41,118	619,648
		306,000	612,000	1,224,000	—	—	—	—	—

(1)
Reflects each such officer’s opportunity to earn an annual cash incentive bonus, as discussed in the Compensation Discussion and Analysis under the caption “Annual Incentive Awards.” Actual annual cash incentives earned for the fiscal year are reflected in the Summary Compensation Table.

(2)
On July 7, 2021, each Named Executive Officer received a grant of performance stock units that will be earned at the end of the Company’s 2024 fiscal year based upon the achievement of a three-year leverage ratio goal, three-year cumulative revenue goal and three-year total revenue goal, subject to a +/- 25% TSR modifier, provided that the Named Executive Officer is continuously employed at the Company through the date the Compensation Committee certifies the Fiscal 2024 earnings results.

(3)
On July 7, 2021, the Named Executive Officers received a grant of restricted stock, as described in the Compensation Discussion and Analysis, under the caption “Components of Executive Compensation for Fiscal Year 2022—Restricted Stock Awards Under Fiscal Year 2022 Plan.” These grants will vest based on continued employment with respect to one third on each of the first three anniversaries of the grant date.

(4)
Represents the grant date fair value, measured in accordance with FASB ASC Topic 718 of stock awards made in fiscal year 2022. Grant date fair values are calculated pursuant to assumptions set forth in Note 18 of the Company’s Annual Report on form 10-K filed with the SEC on April 25, 2022. For the performance stock units, the value reported represents the value determined utilizing the Monte Carlo simulation method as measured for the reporting period ended February 26, 2022, assuming the stock price of $13.67. See also the Summary Compensation Table under “Stock Awards” and the accompanying footnote to the table relating to the performance stock unit awards.

(5)
Mr. Peters forfeited one-third of the shares of restricted stock shown as a result of his separation from employment with the Company on March 7, 2022. Mr. Peters also forfeited his performance share units as a result of his departure and will not receive a payout under the equity incentive plan for the awards shown.

(6)
Ms. Konrad forfeited one-third of the shares of restricted stock shown as a result of her separation from employment with the Company on March 7, 2022. Ms. Konrad also forfeited her performance share units as a result of her departure and will not receive a payout under the equity incentive plan for the awards shown.

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EXECUTIVE COMPENSATION
Executive Employment Agreements
Rite Aid entered into employment agreements with each of the Named Executive Officers, which govern the material terms of their employment and were in effect during the Company’s last completed fiscal year.
Employment Agreement with Heyward Donigan

Term; Base Salary; Incentives. The Company entered into an employment agreement with Ms. Donigan, dated as of August 8, 2019. The employment agreement has an initial term of two (2) years commencing August 12, 2019, and thereafter will automatically renew for successive one (1) year terms unless either she or the Company gives prior notice of nonrenewal. The agreement provides Ms. Donigan with a base salary and an incentive compensation target. The following base salary amount and incentive targets applied to Ms. Donigan during fiscal 2022: base salary was increased to $1,150,000, her target annual bonus opportunity was set at 200% of base salary, and her target long-term incentive compensation award opportunity continued to be set at 600% of her base salary.
Employment Agreements with Matthew Schroeder, Paul Gilbert, James J. Peters and Jocelyn Z. Konrad

In General. Each of the employment agreements entered into with Messrs. Schroeder, Gilbert, Peters and Ms. Konrad, respectively, provide for a term of employment that is automatically renewed from year to year, unless either party provides the other with 120 (180 for Mr. Schroeder) days’ notice of an intent not to renew.
Salary and Incentives. The respective agreements provide each executive with a base salary and an incentive compensation target (which may be reviewed periodically for increase by the Compensation Committee). The following base salary amounts and incentive targets applied to the Named Executive Officers during fiscal year 2022. Mr. Schroeder’s base salary was increased to $748,000, his target annual bonus opportunity was set at 100% of base salary, and his target long-term incentive compensation award opportunity was set at 250% of his base salary. Mr. Gilbert’s base salary was increased to $602,000, his target annual bonus opportunity was set at 75% of base salary, and his target long-term incentive compensation award opportunity was set at 150% of his base salary. Mr. Peters’ base salary was increased to $825,000, his target annual bonus opportunity was set at 125% of base salary, and his target long-term incentive compensation award opportunity was set at 300% of his base salary. Ms. Konrad’s base salary was increased to $612,000, her target annual bonus opportunity was set at 100% of base salary, and her target long-term incentive compensation award opportunity was set at 225% of her base salary.
Terms Applicable to All Named Executive Officers Under Employment Agreements

Other Benefits. Pursuant to their employment agreements, while employed, each of the Named Executive Officers is entitled to participate in Rite Aid’s tax-qualified savings plan, welfare benefits, fringe benefit and perquisite programs as in effect from time to time.
Restrictive Covenants. The employment agreement of each Named Executive Officer prohibits the officer from competing with Rite Aid during his or her employment period and for a period of one year (two years for Mr. Schroeder) thereafter.
Termination and Change in Control Benefits. The provisions of the employment agreements relating to termination of employment are described under the caption “Potential Payments Upon Termination or Change in Control” below.

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Outstanding Equity Awards at Fiscal Year 2022 Year-End
The following table summarizes the number of securities underlying outstanding equity awards for the Named Executive Officers as of the end of fiscal year 2022.
	Option Awards						Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: # of Unearned Shares or Units That Have Not Vested (#)(1)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(4)
Heyward Donigan	8/12/2019	251,457	251,456	—	7.02	8/12/2029	94,966	883,184	—	—
	7/8/2020	—	—	—	—	—	100,222	932,065	183,742	1,708,801
	7/7/2021	—	—	—	—	—	206,038	1,916,153	251,824	2,341,963
Matthew Schroeder	6/25/2012	1,213	—	—	26.40	6/25/2022	—	—	—	—
	6/24/2013	694	—	—	55.20	6/24/2023	—	—	—	—
	6/23/2014	740	—	—	141.60	6/23/2024	—	—	—	—
	6/24/2015	745	—	—	173.60	6/24/2025	—	—	—	—
	7/17/2019	—	—	—	—	—	10,600	98,580	—	—
	7/8/2020	—	—	—	—	—	27,143	252,430	49,763	462,796
	7/7/2021	—	—	—	—	—	55,839	519,303	68,248	634,706
Paul Gilbert	8/17/2020	—	—	—	—	—	22,400	208,320	—	—
	7/7/2021	—	—	—	—	—	26,964	250,765	32,956	306,491
James J. Peters	10/7/2019	72,600	36,300	—	8.10	10/7/2029	20,566	191,264	—	—
	7/8/2020	—	—	—	—	—	37,583	349,522	68,903	640,798
	7/7/2021	—	—	—	—	—	73,905	687,317	90,328	840,050
Jocelyn Z.Konrad	6/25/2012	1,690	—	—	26.40	6/25/2022	—	—	—	—
	6/24/2013	675	—	—	55.20	6/24/2023	—	—	—	—
	6/23/2014	330	—	—	141.60	6/23/2024	—	—	—	—
	6/24/2015	580	—	—	173.60	6/24/2025	—	—	—	—
	7/17/2019	—	—	—	—	—	15,440	143,592	—	—
	7/8/2020	—	—	—	—	—	22,550	209,715	41,342	384,481
	7/7/2021	—	—	—	—	—	41,118	382,397	50,255	467,372
(1)
Refer to “Potential Payments Upon Termination or Change in Control” below for circumstances under which the terms of the vesting of equity awards would be accelerated.

(2)
The stock options granted to Ms. Donigan will vest in equal installments on each of the first four anniversaries of the grant date, and the stock options granted to Mr. Peters will vest in equal installments on each of the first three anniversaries of the grant date, in each case, based on continued employment.

(3)
Restricted shares will generally vest one-third on each of the first three anniversaries of the grant date, based on continued employment.

(4)
Determined with reference to $9.30, the closing price of a share of Rite Aid common stock on the last trading day before February 26, 2022.

(5)
For a discussion of the terms and conditions of the performance units granted on July 7, 2021, see “Compensation Discussion and Analysis, Long-Term Incentive Program, 2022 Performance Based Units.” For a discussion of the terms and conditions of the performance units granted on July 8, 2020, see “Compensation Discussion and Analysis, Long-Term Incentive Program, 2021 Performance Based Units.”

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EXECUTIVE COMPENSATION
Option Exercises and Stock Vested Table for Fiscal Year 2022
The following table summarizes for each Named Executive Officer the stock option exercises and shares vested during fiscal year 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Heyward Donigan	125,728	882,611	145,079	1,566,680
Matthew Schroeder	—	—	8,421	133,863
Paul Gilbert	—	—	11,200	166,432
James J. Peters	36,300	294,030	39,359	504,097
Jocelyn Z. Konrad	—	—	31,168	392,098

(1)
The value realized has been calculated by multiplying the number of shares acquired upon exercise by the difference between the exercise price and the closing market price of our common stock on the date of exercise.

(2)
Represents the number of shares of restricted stock and earned performance shares held by each Named Executive Officer that vested during the fiscal year.

(3)
The value reported is the closing market price of a share of our common stock on the NYSE on the date of vesting multiplied by the number of shares that vested on that date.

Pension; Nonqualified Deferred Compensation
The Company does not maintain a non-qualified deferred compensation plan for the benefit of the Named Executive Officers and none of the Named Executive Officers participate in a defined benefit pension plan maintained by the Company.
Potential Payments Upon Termination or Change in Control
As discussed above under the caption “Executive Employment Agreements,” the Company has entered into employment agreements with each of the Named Executive Officers. Upon written notice, the employment agreement of each of the Named Executive Officers is terminable by either Rite Aid or the individual officer seeking termination. The circumstances resulting in severance entitlements under the employment agreements is discussed below. During the last completed fiscal year, the Company has entered into separation agreements with two former Named Executive Officers, which are discussed below in the caption “Named Executive Officer Departures.”
Description of Triggering Events—Individual Agreements

Ms. Heyward Donigan.
Circumstances Resulting in Severance. Pursuant to her employment agreement with the Company, if Ms. Donigan is terminated by Rite Aid without “cause” or if she terminates her employment for “good reason” (as such terms are defined in Ms. Donigan’s employment agreement), then:
•
she will be entitled to receive a severance amount equal to two times the sum of the annual base salary and target bonus, a pro-rata bonus for the fiscal year of termination based on actual performance, and any accrued but unpaid salary and benefits through the date of termination. The severance amount would be payable in installments over the two-year period following the termination; any pro-rata bonus for the fiscal year would be paid following determination of performance at the same time that payments are made to other bonus-eligible associates;

•
she will be entitled to receive a payment equal to the cost of continued health benefits under COBRA for two years following the termination, paid in a lump sum; and

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•
any unvested stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on time-based restricted stock will immediately lapse, each to the extent the options would have vested and restrictions would have lapsed, had she remained employed by Rite Aid for two years following the termination.

The foregoing severance benefits are subject to Ms. Donigan’s execution of a general release of claims in favor of the Company and compliance with restrictive covenants.
Mr. Matthew Schroeder.
Circumstances Resulting in Severance. Pursuant to his employment agreement with the Company, if Mr. Schroeder is terminated by Rite Aid without “cause” or if he terminates his employment for “good reason” (as such terms are defined in Mr. Schroeder’s employment agreement), then:
•
he will be entitled to receive a severance amount equal to two times the sum of the annual base salary and target bonus, a pro-rata target bonus for the fiscal year of termination, and any accrued but unpaid salary and benefits through the date of termination. The severance amount would be payable in installments over the two-year period following the termination; any pro-rata bonus for the fiscal year would be paid at the same time that payments are made to other bonus-eligible associates;

•
he will be entitled to receive continued health benefits for two years following the termination; and

•
any unvested stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment to the extent the options would have vested had he remained employed by Rite Aid for two years following the termination.

Mr. Paul Gilbert.
Circumstances Resulting in Severance. Pursuant to his employment agreement with the Company, if Mr. Gilbert is terminated by Rite Aid without “cause” or if he terminates his employment for “good reason” (as such terms are defined in Mr. Gilbert’s employment agreement), then:
•
he will be entitled to receive a severance amount equal to two times his annual base salary, a pro-rata bonus for the fiscal year of termination, and any accrued but unpaid salary and benefits through the date of termination. The severance amount would be payable in installments over the two-year period following the termination; any pro-rata bonus for the fiscal year would be paid following determination of performance at the same time that payments are made to other bonus-eligible associates;

•
he will be entitled to receive a payment equal to the cost of continued health benefits under COBRA for two years following the termination; and

•
any unvested stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on time-based restricted stock will immediately lapse, each to the extent the options would have vested and restrictions would have lapsed, had he remained employed by Rite Aid for two years following the termination.

The foregoing severance benefits are subject to Mr. Gilbert’s execution of a general release of claims in favor of the Company and compliance with restrictive covenants.
Named Executive Officer Termination as a Result of Death or Disability

If the employment of any of the Named Executive Officers were to be terminated as a result of death or “disability” (as such term is defined in each employment agreement), the officer will be entitled to receive all accrued but unpaid salary and benefits payable under death or disability benefit plans in which the officer participates, continued health insurance (or reimbursement for the cost of such benefits) for two years (one year in the case of Mr. Gilbert) for the officer and/or his or her immediate family, as applicable, vesting of all stock options and, for all Named Executive Officers other than Mr. Schroeder, vesting of an amount of restricted stock that, in each case, would have vested had the officer remained employed for two years (one year in the case of Mr. Gilbert) following the date of termination.

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EXECUTIVE COMPENSATION
Change in Control Arrangements

Under Employment Agreements—Double Trigger Arrangements. Severance benefits are not triggered pursuant to a change in control unless the change in control is followed by a termination of the Named Executive Officer’s employment under the circumstances resulting in severance described above. The Named Executive Officer’s severance entitlement is governed by their individual employment agreements with the Company.
The employment agreements with the Named Executive Officers provide that any portion of any payment that is subject to tax imposed by Section 4999 of the Code will be reduced to the extent necessary so that the Named Executive Officer would retain a greater amount on an after-tax basis than had the excise tax been imposed on the unreduced amount of the payments.
Under Rite Aid’s Equity Program. Pursuant to the terms of the Company’s Amended and Restated 2020 Omnibus Equity Plan, unless otherwise provided in a Named Executive Officer’s employment agreement or individual award agreement, if outstanding equity awards are assumed or substituted in connection with a change in control, the change in control will not cause the vesting of such awards to accelerate unless the change in control is followed by a qualifying termination of employment within the 24-month period following the change in control. In the event of a qualifying termination of employment within the 24-month period following a change in control, all outstanding awards granted pursuant to the Company’s equity program will become fully vested and exercisable, free of applicable restrictions, and all awards that are subject to performance-based conditions will vest pro-rata based on the participant’s service during the applicable performance period. All outstanding equity awards granted pursuant to the Company’s equity program that are not assumed or substituted in connection with a change in control transaction will become fully vested and exercisable, free of applicable restrictions, and all awards that are subject to performance-based conditions will be deemed to be achieved at target levels. The foregoing treatment upon a change in control is reflected in the form of award agreements currently utilized in connection with long-term incentive awards under the Company’s Amended and Restated 2020 Omnibus Equity Plan. In addition, the employment agreements maintained by Rite Aid do not provide for accelerated vesting of any performance-based awards, including upon qualifying termination of employment (with or without a change in control).
For purposes of Rite Aid’s equity program, including any inducement awards, a “change in control” means, in general: (i) a person or entity acquires securities of Rite Aid representing 50% or more of the combined voting power of Rite Aid; (ii) an unapproved change in the majority membership of the Board; (iii) consummation of a merger or consolidation of Rite Aid or any subsidiary of Rite Aid, other than a merger or consolidation that results in the Rite Aid voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent, or a merger or consolidation effected to implement a recapitalization or similar transaction involving Rite Aid in which no person or entity acquires at least 35% of the combined voting power of Rite Aid; or (iv) stockholder approval of a plan of complete liquidation or dissolution of Rite Aid or the consummation of an agreement for the sale or disposition of all or substantially all of Rite Aid’s assets, other than a sale or disposition to an entity, at least 60% of the combined voting power of which is owned by Rite Aid stockholders in substantially the same proportions as their ownership of Rite Aid immediately prior to such sale. For more information regarding the equity program, refer to the Compensation Discussion and Analysis under the caption “Long-Term Incentive Program.”
Quantification of Payments Described

The tables below quantify the termination and change in control payments that would have been made to the Named Executive Officers (other than Mr. Peters and Ms. Konrad who separated from the Company shortly following the end of the fiscal year and received payment under their separation agreements), had their employment been terminated as of February 26, 2022 under the circumstances described in the tables below.

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EXECUTIVE COMPENSATION
Heyward Donigan	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	n/a	n/a	2,300,000	2,300,000
2 × Bonus	n/a	n/a	4,600,000	4,600,000
Pro-Rated Incentive Bonus Earned for Past Fiscal Year	2,208,000	2,208,000	2,208,000	2,208,000
Benefits	54,876	54,876	54,876	54,876
Vesting of Equity(1)	3,666,007	3,666,007	3,666,007	5,187,905(2)
Matthew Schroeder	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	n/a	n/a	1,496,000	1,496,000
2 × Bonus	n/a	n/a	1,496,000	1,496,000
Pro-Rated Incentive Earned Bonus for Past Fiscal Year	718,085	718,085	718,085	718,085
Benefits	55,415	55,415	55,415	55,415
Vesting of Equity(1)	697,212	697,212	697,212	870,313(2)
Paul Gilbert	Death ($)	Disability ($)	Termination Without Cause or Quit for Good Reason ($)	Termination Without Cause or Quit for Good Reason Following a Change in Control ($)
2 × Base Salary	n/a	n/a	1,204,000	1,204,000
Bonus	n/a	n/a	n/a	n/a
Pro-Rated Incentive Earned Bonus for Past Fiscal Year	433,440	433,440	433,440	433,440
Benefits	27,438	27,438	54,876	54,876
Vesting of Equity(1)	187,748	187,748	375,497	459,085(2)

(1)
Includes the value of equity awards and performance awards held by the officer that would become vested under the applicable circumstances. The value of stock options shown is based on the excess of $9.30, the closing price of a share of Rite Aid common stock on the last trading day before February 26, 2022, over the exercise price of such options, multiplied by the number of unvested stock options held by the officer that would become vested under the applicable circumstances. The value of restricted stock and performance awards that are settled in stock shown is determined by multiplying $9.30, the closing price of a share of Rite Aid common stock on the last trading day before February 26, 2022 and the number of shares of restricted stock and the number of performance stock units that are settled in stock held by the officer that would become vested under the applicable circumstances.

(2)
The value would also apply upon a change in control under the assumption that outstanding equity awards are not assumed or substituted in the change in control transaction, resulting in full vesting upon the change in control, as described above in the “Potential Payments Upon Termination or Change in Control—Change in Control Arrangements” narrative.

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EXECUTIVE COMPENSATION
Named Executive Officer Departures

Separation Agreement with James Peters.
On March 7, 2022, in connection with the Company’s steps to streamline its management team, the Chief Operating Officer position was eliminated resulting in Mr. Peters’ termination without cause. In accordance with the terms of his employment agreement, we entered into a separation agreement with Mr. Peters as of April 13, 2022 providing for the following severance benefits: (i) payment of $3,712,500 representing two times the sum of his current base salary and annual target bonus, payable in equal installments over 24 months, (ii) payment of $990,000 representing his earned annual bonus for fiscal year 2022 based on actual performance, paid at the same time as bonuses are paid to the Company’s executive team generally, (iii) a pro-rata bonus for the 2023 fiscal year based on actual performance, payable at the same time as bonuses are paid to the Company’s executive team generally, estimated to be $25,780 if paid at target, (iv) $41,560 representing payments equal to the aggregate cost of COBRA continuation for a total of 18 months, and $5,000 in respect of Mr. Peters’ financial planning allowance, (v) continued use of specified office space for the remainder of the existing lease term, (vi) accelerated vesting with respect to those stock options and time-based restricted stock awards that would have vested within the two year period following the termination (with an aggregate value of $972,141 at the time of vesting) and (vii) $68,750, representing payment of base salary in lieu of providing 30 days’ notice of termination. The foregoing severance benefits described in clauses (i) – (vi) were subject to Mr. Peters’ execution of a general release of claims in favor of the Company and continuing compliance with restrictive covenants.
Separation Agreement with Jocelyn Konrad.
On March 7, 2022, in connection with the Company’s steps to streamline its management team, pharmacy leadership roles were consolidated and Ms. Konrad’s role as Chief Pharmacy Officer was terminated without cause. In accordance with the terms of her employment agreement, we entered into a separation agreement with Ms. Konrad as of March 23, 2022 providing for the following severance benefits: (i) payment of $1,224,000 representing two times her current base salary, payable in equal installments over 24 months, (ii) payment of $587,520 representing her earned annual bonus for fiscal year 2022 based on actual performance, paid at the same time as bonuses are paid to the Company’s executive team generally, (iii) a pro-rata bonus for the 2023 fiscal year based on actual performance, payable at the same time as bonuses are paid to the Company’s executive team generally, estimated to be $25,150 if paid at target, (iv) $54,876 representing payments equal to the aggregate cost of COBRA continuation for a total of 24 months, (v) accelerated vesting with respect to those stock options and time-based restricted stock awards that would have vested within the two year period following the termination (with an aggregate value of $591,526 at the time of vesting) and (vi) $51,000, representing payment of base salary in lieu of providing 30 days’ notice of termination. The foregoing severance benefits described in clauses (i) – (v) were subject to Ms. Konrad’s execution of a general release of claims in favor of the Company and continuing compliance with restrictive covenants.

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EXECUTIVE COMPENSATION
PAY RATIO DISCLOSURE
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K under the Exchange Act, we are providing the following information about the relationship of the annual total compensation of our employees other than our Chief Executive Officer (our “CEO”) and the annual total compensation of our CEO. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. We determined that the 2022 annual total compensation of the median employee, other than our CEO, was $49,984.54 and our CEO’s 2022 annual total compensation was $9,921,597. The ratio of these amounts is 198:1. To identify the median employee among our associates other than the CEO, we used wages taxable for federal medical health insurance purposes for the calendar year 2021, with such amounts annualized for those permanent employees who were hired during the year. After identifying the median employee (who is a full time Pharmacy Technician) as of the determination date, December 31, 2021, we calculated annual total compensation for such employee using the same methodology we use to determine Named Executive Officer annual total compensation in the Summary Compensation Table for fiscal year 2022, except that we also took into account the compensation provided under non-discriminatory benefit plans by including the actuarial value of health and welfare benefits for the median employee. As discussed below and as required by SEC rules, for Ms. Donigan, we then also took into account the actuarial value of the health and welfare benefits for salaried employees who are self-insured by the Company.
For fiscal year 2022, the total compensation as reported in the “Total” column of the “Summary Compensation Table” above for our Chief Executive Officer, Ms. Donigan, was $9,911,507. For purposes of determining the pay ratio above, we calculated her total annual compensation for pay ratio purposes by (i) taking her total compensation as reported in the Summary Compensation Table and (ii) adding the actuarial value of the health and welfare benefits for salaried employees that are self-insured by the Company. This calculation resulted in the total annual compensation for Ms. Donigan in fiscal year 2022 of $9,921,597 for purposes of the pay ratio provided in the first paragraph above.
The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE RITE AID CORPORATION AMENDED AND RESTATED 2020 OMNIBUS EQUITY INCENTIVE PLAN
Introduction
The Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) was adopted by the Company to assist us in attracting, motivating and retaining highly qualified personnel and to promote associate and non-management director stock ownership, which aligns their interests with those of our stockholders. The Board of Directors approved on April 5, 2022, an amendment to the 2020 Plan, subject to stockholder approval at the Annual Meeting. The Company is requesting that our stockholders approve the amendment to the 2020 Plan as amended and restated to increase by 3,250,000 shares the number of shares of our common stock reserved for issuance under the plan.
In determining the scope of the share increase of 3,250,000 shares, bringing the total number of shares authorized for issuance under the Amended 2020 Plan to 9,300,000 shares (plus the number of shares that remained available for issuance under certain prior equity plans under the terms of the 2020 Plan), management and the Compensation Committee, in consultation with an independent compensation consultant, carefully evaluated share usage, dilution, overhang, burn rate, and the existing terms of outstanding equity awards, as discussed further below. The Plan is intended to attract, motivate and retain highly competent, effective and loyal officers, associates and non-employee directors in order to create per share intrinsic value for stockholders. The purpose of amending the 2020 Plan is to ensure that an adequate number of shares of our common stock are available for the grants of restricted stock, restricted stock units, phantom units, stock appreciation rights, stock options, stock bonus awards and other equity-based awards to our officers, associates and non-employee directors of Rite Aid or any affiliate of Rite Aid who are selected by our Compensation Committee (or, in the case of non-employee directors, the Board of Directors) for participation in the 2020 Plan.
If stockholders approve this Proposal 4, the amendment to the 2020 Plan would increase the number of shares of common stock of the Company reserved for issuance under the 2020 Plan by 3,250,000 shares. If this proposal is not approved by stockholders, the total number of shares authorized and reserved for issuance under the 2020 Plan as of its effective date will remain at 6,050,000 shares of Common Stock (which includes 580,000 shares of common stock that remained available under the 2014 Plan as of July 8, 2020), of which approximately 1,062,580 shares of common stock remained available for issuance as of February 26, 2022. The Compensation Committee estimates that our remaining share reserve will not be sufficient to permit us to make annual and ordinary course equity grants for our 2023 fiscal year and beyond. Without an increase in the number of shares reserved for issuance under the Plan, the Company will be unable to provide competitive equity-based incentive opportunities in order to continue to retain, attract and motivate highly qualified individuals. The Compensation Committee believes that the amendment to the 2020 Plan will help ensure that Rite Aid has a reasonable number of additional shares available for future equity-based incentive awards to attract and retain Rite Aid’s key personnel and officers, as well as reward such individuals for the attainment of long-term achievements and compensate non-employee directors for service on the Board of Directors utilizing equity compensation consistent with market practice.
All figures referring to aggregate share and option totals in this proposal have been rounded to the nearest thousand.
The Board of Directors unanimously recommends that you vote FOR the approval of the amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan.

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PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE RITE AID CORPORATION AMENDED AND RESTATED 2020
OMNIBUS EQUITY INCENTIVE PLAN
Background
The 2020 Plan was originally effective as of July 8, 2020 and was amended and restated, as approved by the Board of Directors on April 14, 2021, and approved by stockholders with an effective date of July 7, 2021. The 2020 Plan provides for the issuance of equity-based awards in various forms to eligible participants, as described in greater detail below under “Description of Principal Features of the 2020 Plan.”
The Compensation Committee views equity ownership as a significant motivation for its executives and associates to maximize value for its stockholders. The Compensation Committee believes that grants of stock-based awards provide a long-term incentive for associates and officers to contribute to the growth of Rite Aid. In addition, the Compensation Committee values performance-based awards that establish a direct link between compensation and stockholder return, such as stock options (which only yield value to the extent that our stock price appreciates) and performance-conditioned stock awards (which require the attainment of specified performance goals in order for the recipient to realize value). Our executive compensation program aims to appropriately balance the mix of cash and equity compensation, the mix of currently paid and longer-term compensation, and the security of fixed pay, such as base salary, in a way that best furthers the compensation objectives discussed above. However, based on share usage constraints over the past few years, the mix of pay for our top executives has necessarily been weighted more to cash and less toward equity compensation than is typical of our peers.
Reasons for Seeking Stockholder Approval
We use equity compensation as a key tool for the attraction, retention and motivation of the best available talent. We anticipate that the number of shares available for issuance under the 2020 Plan, which was limited to only 1,062,580 shares at the end of the last completed fiscal year, will be insufficient to cover the needs of the compensation program going forward. Accordingly, approval of the amendment to the 2020 Plan to increase the share reserve is critical to ensuring that we have adequate shares available to provide an appropriate mix of equity-based versus cash compensation and to continue to attract, retain and motivate top talent.
In addition, we are seeking approval of an amendment to the 2020 Plan in order, among other things, to: (i) comply with NYSE rules requiring stockholder approval of material amendments to equity compensation plans; (ii) allow the Compensation Committee to be more effective with the mix of equity awards through continued utilization of the fungible design; and (iii) continue to allow the Compensation Committee to grant incentive stock options (ISOs) to participants who are associates in the 2020 Plan if such awards are deemed appropriate in the future.
2020 Plan Share Reserve Information
Number of Shares
A. Total Shares Available as of February 26, 2022	1,062,580
B. Additional Share Request Under Proposal 4	3,250,000
Shares Remaining Available After Annual Meeting (A + B)	4,312,580
Historical Overhang and Annual Share Usage. While the use of equity is an important part of our compensation program, we are mindful of our responsibility to our stockholders to exercise judgment in the granting of equity awards. As a result, we evaluated both our “overhang percentage” and annual share usage, or “burn rate,” in considering the advisability of proposing the amendment to the 2020 Plan and its potential impact on our stockholders.
•
Overhang. As of the end of the 2022 fiscal year, we had 3,799,287 shares of common stock subject to outstanding equity awards of which 701,000 shares relate to stock options and 1,533,000 shares relate to unvested awards other than stock options (not including 1,565,287 shares underlying unvested, stock-settled performance stock units). Additionally, 1,062,580 shares are collectively available for future equity awards under the 2020 Plan, of which only 732,813 shares were available for the grant of awards other than stock options as a result of the Plan’s fungible ratio. The 4,861,867 share overhang represents approximately 8.7% of fully diluted common stock outstanding as of the end of fiscal year

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PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE RITE AID CORPORATION AMENDED AND RESTATED 2020
OMNIBUS EQUITY INCENTIVE PLAN
2022 (or, the “overhang percentage”). The 3,250,000 new shares proposed to be included in the share reserve under the amended 2020 Plan, along with the 1,062,580 shares remaining available for issuance under the 2020 Plan, would increase the overhang percentage by an additional 5.8% to approximately 14.6% (assuming all future awards issued as stock options). For additional information, see the “Equity Compensation Plan Information Table.” The 1,533,000 shares of restricted stock constitute outstanding shares of our common stock which are subject to forfeiture conditions and, as a result, there is no dilution when the shares of restricted stock become vested. During fiscal year 2022, 962,552 performance stock units were granted under the 2020 Plan linked to a three-year leverage ratio goal, a three-year cumulative revenue goal and a three-year cumulative scripts goal. The awards for certain individuals are subject to a modifier depending on the three-year Total Shareholder Return (TSR) versus the Russell 3000 index. Under GAAP, there was no grant date for accounting purposes in respect of the PSUs as of the grant date of July 7, 2021, since the goals were not then established and, until the three-year goals were set in fiscal year 2022, the Company will follow liability accounting for the awards. The liability expense is adjusted by the Company on a quarterly basis. Once an accounting grant date is set for the performance stock units, the Company will move from liability accounting to equity accounting, the previously accrued liability will be appropriately reclassified, and a final grant date value will be established. See Note 18 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 25, 2022, for information regarding compensation expense for the performance stock units.
•
Annual Share Usage. The annual share usage, or burn rate, under the Company’s equity compensation program for the last three fiscal years was as follows:

	Fiscal Year 2022(1) (‘000s)	Fiscal Year 2021(2) (‘000s)	Fiscal Year 2020 (‘000s)	Three- Year Average (‘000s)
A Stock Options Granted	0	0	612	204
B Restricted Stock Awards and Units Granted	1,057	780	1,402	1,080
C Total Options and Shares Granted (A+B)	1,057	780	2,014	1,284
D Basic Weighted Average Common Shares Outstanding	54,055	53,653	53,228	53,645
E Annual Share Usage (C/D)	1.96%	1.5%	3.8%	2.42%

(1)
In Fiscal Year 2022, 962,552 share-settled PSUs were granted; however, they were not earned and are not included in the table.

(2)
In Fiscal Year 2021, 602,735 share-settled PSUs were granted, however, they were not earned and are not included in the table.

Although our future annual share usage will depend upon and be influenced by a number of factors, such as the number of plan participants, the price per share of our common stock and the methodology used to establish the equity award mix, if approved, the additional 3,250,000 shares of common stock reserved for issuance under the amended 2020 Plan will enable us to continue to utilize equity awards as an important component of our compensation program and help meet our objectives to attract, retain and incentivize talented personnel. The calculation of the share reserve took into account, among other things, our stock price and volatility, our share burn rate and overhang, the existing terms of our outstanding awards, and our proposed fungible share rate of 1.45 for full-share awards under the Plan. The results of this analysis were presented to our Compensation Committee of our Board for their consideration, in consultation with an independent compensation consultant, and based on the foregoing, believe that the increase in the share reserve is appropriate and necessary to continue to permit the Company to grant competitive equity incentive compensation to officers, associates, and non-employee directors. In addition, we anticipate that the fungible design will continue to permit an efficient and effective use of those shares for future equity awards. Upon approval of the proposal, based on the factors described above, we estimate that the pool of available shares could be utilized through fiscal year 2023.
Highlights of the 2020 Plan, as Amended
The 2020 Plan is intended to promote the interests of Rite Aid and its stockholders by providing officers and other key associates with equity-based incentives and rewards to encourage them to enter into and continue in

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PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE RITE AID CORPORATION AMENDED AND RESTATED 2020
OMNIBUS EQUITY INCENTIVE PLAN
the employ of Rite Aid and to acquire a proprietary interest in the long-term success of Rite Aid, thereby aligning their interests with those of Rite Aid’s stockholders, to compensate non-employee directors for their services while further aligning their interests with the interests of stockholders, and to reward the performance of individual officers and other key associates in fulfilling their personal responsibilities for long-range achievements. As of February 26, 2022, Rite Aid had approximately 7,903 exempt personnel and, based on the compensation program established by the Compensation Committee, approximately 125 associates generally at the level of vice presidents and above, and eight non-employee directors are eligible to receive awards under the amended 2020 Plan as selected by the Compensation Committee in its sole discretion. See also the discussion under the caption “Description of Principal Features of the amended 2020 Plan, Eligibility” below.
The maximum number of shares reserved for issuance under the 2020 Plan, as amended, will be 9,300,000 shares plus (i) the number of shares that remain available for issuance under the 2014 Plan (which may include shares that return to the pool of available shares based on the termination, cancelation or forfeiture of awards under the Company’s 2012 Omnibus Equity Plan, 2010 Omnibus Equity Plan, 2006 Omnibus Equity Plan, 2004 Omnibus Equity Plan, 2001 Stock Option Plan, 2000 Omnibus Equity Plan and 1999 Stock Option Plan (collectively, the “Prior Equity Plans”)) as of the Effective Date and (ii) the number of shares that are subject to awards as of the Effective Date that, in the future, are forfeited, cancelled, exchanged, surrendered or terminate under the terms of the Prior Equity Plans, without a distribution of shares to the recipient.
Additional considerations which demonstrate Rite Aid’s commitment to governance best practices are highlighted below:
•
No Repricing. The 2020 Plan prohibits repricing and exchange of underwater options and stock appreciation rights for cash or shares without stockholder approval. The 2020 Plan also prohibits use of reload options and discounted options.

•
Minimum Vesting Periods for Awards. The majority of awards granted under the 2020 Plan, including performance-based awards and awards vesting solely on continued service, are subject to a minimum vesting period of one year.

•
Director Limits. No participant who is a non-employee director may be granted awards during any calendar year that, when aggregate with such non-employee director’s cash fees with respect to such calendar year, exceed $750,000 in total value.

•
Fungible Share Counting Provision. The 2020 Plan provides for fungible share counting. Pursuant to this provision, each grant of a full value award such as restricted stock or phantom units will reduce the number of shares available for issuance by 1.45 shares.

•
No Single-Trigger Vesting Upon a Change in Control. The 2020 Plan does not provide for vesting of equity awards based solely on the occurrence of a change in control, without an accompanying job loss, or unless awards are not assumed or substituted in connection with the change in control.

•
The Company Intends to Utilize Performance-Based Awards. Although the 2020 Plan permits a number of types of equity and cash long-term incentives, the Company intends to continue to have a long-term incentive program with a strong focus on our performance. We intend to continue to increase the relative weighting of the equity portion of executives’ target total remuneration opportunities to ensure greater alignment with stockholder interests in the form of performance-based restricted stock units and restricted stock units.

•
Dividends and Dividend Equivalents. Subject to Same Vesting as Underlying Award. Dividend or dividend equivalents on awards are subject to the same vesting restrictions as the underlying awards and are never distributed unless the underlying award vests.

•
Recoupment Policy. The Company maintains a recoupment policy as described in the section of this proxy statement titled “Policy Regarding Recoupment of Certain Compensation.”

•
Stock Ownership Guidelines Apply to Directors and Senior Executives. Rite Aid directors and senior executives are also subject to stock ownership guidelines as described in the section of this proxy statement titled “Director and Officer Stock Ownership Guidelines.”

A form of the 2020 Plan is attached as Appendix B to this proxy statement, marked to reflect the proposed amendment that is the subject of this Proposal 4. The following description of the material terms of the 2020 Plan is qualified in its entirety by the complete text of the plan.

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PROPOSAL 4—APPROVAL OF AN AMENDMENT TO THE RITE AID CORPORATION AMENDED AND RESTATED 2020
OMNIBUS EQUITY INCENTIVE PLAN
Description of Principal Features of the 2020 Plan
Participants in the 2020 Plan will continue to be eligible for annual long-term awards which may include performance shares, stock options, restricted stock and restricted stock units (or other awards permitted under the 2020 Plan). The level and types of awards will be fixed by the Compensation Committee in light of the participants’ targeted long-term incentive level which is expressed as a percentage of base salary (LTIP percentage). The Compensation Committee may impose additional conditions or restrictions to the vesting of such awards as it deems appropriate, including, but not limited to, the achievement of performance goals based on one or more business criteria. For more information regarding the Company’s long-term incentive compensation program, refer to the Compensation Discussion and Analysis under the caption “Long-Term Incentive Program.”
Types of Awards

The following types of awards may continue to be granted under the 2020 Plan: stock options (including both incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code and nonqualified options (“NQSOs”), which are options that do not qualify as ISOs), stock appreciation rights, restricted stock, restricted stock units, phantom units, stock bonus awards, and other equity-based awards valued in whole or in part by reference to, or otherwise based on, Rite Aid’s common stock.
Shares Available; Certain Limitations

Subject to stockholder approval of the proposed amendment, the total number of shares of the Company’s common stock reserved for issuance with respect to awards under the 2020 Plan will be increased from 6,050,000 shares to 9,300,000 shares.
As of February 26, 2022, there were 1,062,580 shares of common stock in the aggregate that remained available for grant under the 2020 Plan. In addition, the number of shares of common stock that are subject to awards under our Prior Equity Plans as of the Effective Date that, in the future, are forfeited, cancelled, exchanged or surrendered or terminate (in each case, other than due to the expiration of stock options on the options’ expiration date) under the Prior Equity Plans without a distribution of shares to the participant, will be added to the number of shares available for grant under the 2020 Plan. As of February 26, 2022, there were 701,000 shares of common stock subject to outstanding options and 1,533,000 shares of common stock subject to other types of awards issued under the 2020 Plan and Prior Equity Plans (not including 1,565,287 shares underlying unvested, stock-settled performance stock units). The options outstanding as of February 26, 2022, have a weighted average exercise price of $15.50 and a weighted average remaining life of 6.69 years.
Shares of common stock subject to an award under the 2020 Plan that remain unissued upon the cancellation or termination of the award will again become available for award under the 2020 Plan. However, shares of common stock that are exchanged by a participant or withheld by Rite Aid as full or partial payment in connection with any award under the 2020 Plan, as well as any shares of common stock exchanged by a participant or withheld by Rite Aid to satisfy the tax withholding obligations related to any award, will not be available for subsequent awards under the 2020 Plan. To the extent an award is paid or settled in cash, the number of shares of common stock previously subject to the award will again be available for grants pursuant to the 2020 Plan. To the extent that an award can only be settled in cash, such award will not be counted against the total number of shares of common stock available for grant under the 2020 Plan.
All shares underlying stock appreciation rights (as opposed to only the net number of shares issued to settle an award) will be counted against the various limits under the 2020 Plan. The market price of Rite Aid’s common stock on the last trading day before fiscal year end of February 26, 2022 was $9.30 per share.
No participant who is a non-employee director may be granted awards during any calendar year that, when aggregate with such non-employee director’s cash fees with respect to such calendar year, exceed $750,000 in total value.
Administration

The 2020 Plan will continue to be administered by the Compensation Committee. Each member of the Compensation Committee is a “non-employee director” (within the meaning of Rule 16b-3 promulgated under

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Section 16 of the Securities Exchange Act of 1934) and an “independent director” (within the meaning of the New York Stock Exchange listed company manual).
Eligibility

Officers of Rite Aid or any affiliate of Rite Aid, including the named executive officers listed in the summary compensation table in this proxy statement, associates, and non-employee directors of Rite Aid or any affiliate of Rite Aid will continue to be eligible to receive awards under the 2020 Plan as selected in the discretion of the Compensation Committee (or, in the case of non-employee directors, the Board of Directors). As of February 26, 2022, Rite Aid had approximately 7,903 exempt personnel, eight non-employee directors and, based on the compensation program established by the Compensation Committee, approximately 125 associates, generally at the level of vice presidents and above, that are eligible to receive awards under the 2020 Plan as selected by the Compensation Committee in its sole discretion.
Exercisability and Vesting

Awards will become exercisable or otherwise vest at the times and upon the conditions that the Compensation Committee may determine, as reflected in an applicable agreement. In general, options, stock appreciation rights, restricted stock, restricted stock units, phantom units, and other awards authorized under the 2020 Plan may not fully vest prior to the first anniversary of the grant date (except with respect to no more than 5% of the aggregate number of shares of common stock authorized under the 2020 Plan). The Compensation Committee has the authority to accelerate the vesting and/or exercisability of any outstanding award at such times and under such circumstances as it deems appropriate.
Performance Goals

The vesting of awards that are intended to qualify as performance-based compensation will be based upon one or more business criteria selected by the Board of Directors or the Compensation Committee, as applicable, in its sole discretion, which may include, without limitation, one or more of the following criteria: return on total stockholder equity; earnings or book value per share of common stock; net income (before or after taxes); earnings before all or any interest, taxes, depreciation and amortization and/or other adjustments; inventory goals; return on assets, capital or investment; market share; cost reduction goals; earnings from continuing operations; levels of expense, costs or liabilities; store level performance; operating profit; sales or revenues; stock price appreciation; total stockholder return; implementation or completion of critical projects or processes; prescription counts; customer service or customer service satisfaction; associate satisfaction; clinics opened; stores remodeled or constructed; cost of capital; Accountable Care Organization results; medical services delivered; leverage ratio; or any combination of the foregoing. The business criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to Rite Aid, an affiliate, a division or strategic business unit of Rite Aid, or may be applied to the performance of Rite Aid relative to a market index, a group of other companies or a combination thereof, all as determined by the Compensation Committee. The business criteria may also be subject to a threshold level of performance below which no payment will be made, levels of performance at which specified payments will be made, and a maximum level of performance above which no additional payment will be made.
Stock Options

Options entitle the participant to purchase shares of common stock during a specified period at a purchase price specified by the Compensation Committee (at a price not less than 100% of the fair market value of the common stock on the day the option is granted). Each option granted under the 2020 Plan will have a maximum term of 10 years from the date of grant, or such lesser period as the Compensation Committee shall determine. Options may be exercised in whole or in part by the payment in cash of the full option price, by tendering shares of common stock with a fair market value equal to the option price or by other methods in the discretion of the Compensation Committee. Options granted under the 2020 Plan may not be re-priced to lower the

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exercise price or be cancelled in exchange for another type of award or cash payment without stockholder approval, nor may they provide for automatic “re-load” grants upon the exercise of an option with shares of common stock.
Stock Appreciation Rights

A stock appreciation right may be granted in connection with an option, either at the time of grant or at any time thereafter during the term of the option, or may be granted unrelated to an option. Stock appreciation rights generally permit the participant to receive cash or shares of common stock equal to the difference between the exercise price of the stock appreciation right (which must equal or exceed the fair market value of the common stock at the date of grant) and the fair market value of the common stock on the date of exercise for a period of no more than ten years. Stock appreciation rights granted under the 2020 Plan may not be re-priced to lower the exercise price or be cancelled in exchange for another type of award or cash payment without stockholder approval.
Restricted Stock

The Compensation Committee may grant restricted shares of common stock to such persons, in such amounts, and subject to such terms and conditions (including the attainment of performance goals) as the Compensation Committee may determine in its discretion. Except for restrictions on transfer and such other restrictions as the Compensation Committee may impose, participants will have all the rights of a stockholder with respect to the restricted stock.
Restricted Stock Units

A restricted stock unit is an award to receive a number of shares of Company stock subject to certain restrictions that lapse at the end of a specified period or periods. Restricted units may also be fully vested at grant and settlement may be deferred in accordance with the requirements of Section 409A of the Internal Revenue Code. After the vesting period, unless deferred, restricted stock units are settled in shares of Company stock subject to withholding for taxes under applicable laws.
Phantom Units

A phantom unit award is an award of the right to receive an amount of cash or common stock at a future date based upon the value of the common stock at the time of vesting of the award, or if the award is denominated in cash, the right to receive an amount of cash per unit that is determined by the Compensation Committee.
Stock Bonus Awards

A stock bonus award is an award of common stock made at the discretion of the Compensation Committee upon such terms and conditions (if any) as the Compensation Committee may determine.
Other Awards

Other forms of awards valued in whole or in part by reference to, or otherwise based on, common stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other awards under the 2020 Plan. For example, the 2020 Plan will permit the grant of performance-based awards denominated in cash, and performance-based awards denominated in shares and with respect to which participants may earn a range of shares, depending upon the actual level of performance. Subject to the provisions of the 2020 Plan, the Compensation Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such other awards shall be granted, the number of shares of common stock to be granted pursuant to such other awards and all other terms and conditions of such awards.
Change in Control

Unless otherwise set forth in an agreement or provided by the Compensation Committee, following a change in control of Rite Aid (as described below):

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(i) each outstanding time-based award that is assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions if the participant’s employment or service is terminated pursuant to a qualifying termination (as defined in the 2020 Plan) within the 24-month period following the change in control; (ii) in the event of the participant’s employment or service is terminated pursuant to a qualifying termination within the 24-month period following the change in control, each outstanding performance-based award that is assumed or substituted in connection with the change in control will vest in a number of shares equal to the product of (x) the number of shares subject to the award assuming target level of performance and (y) a fraction, the numerator of which is the number of days elapsed from the first day of the performance period through and including the date of the qualifying termination; and (iii) each outstanding award that is not assumed or substituted in connection with the change in control will become fully vested and exercisable, free of all applicable restrictions, and all applicable performance criteria will be deemed to be achieved at target levels immediately upon the occurrence of the change in control. In addition, the Compensation Committee may, in its discretion, cancel outstanding awards in exchange for a payment in cash, shares of common stock, or any combination thereof, equal to the value of the award based on the price per share received by other Rite Aid stockholders.
For purposes of the 2020 Plan a “change in control” means, in general: (i) a person or entity is or becomes the beneficial owner, directly or indirectly, of securities of Rite Aid representing 50% or more of the combined voting power of Rite Aid; (ii) an unapproved change in the majority membership of the Board of Directors; (iii) consummation of a merger or consolidation of Rite Aid or any subsidiary of Rite Aid, other than a merger or consolidation that results in the voting securities of Rite Aid continuing to represent at least 50% of the combined voting power of the surviving entity or its parent, or a merger or consolidation effected to implement a recapitalization or similar transaction involving Rite Aid in which no person or entity becomes the beneficial owner, directly or indirectly, of 35% or more of the combined voting power of Rite Aid; or (iv) stockholder approval of a plan of complete liquidation or dissolution of Rite Aid or the consummation of an agreement for the sale or disposition of all or substantially all of Rite Aid’s assets, other than a sale or disposition to an entity, at least 60% of the combined voting power of which is owned by Rite Aid stockholders in substantially the same proportions as their ownership of Rite Aid immediately prior to such sale.
Amendment and Termination of the Amended and Restated Plan

The 2020 Plan may be amended by the Board of Directors, subject to stockholder approval where necessary to satisfy legal or regulatory requirements. The 2020 Plan will terminate not later than the tenth anniversary of the 2020 Plan’s Effective Date. However, awards granted before the termination of the 2020 Plan may extend beyond that date in accordance with their terms.
Certain Federal Income Tax Consequences
Set forth below is a discussion of certain United States federal income tax consequences with respect to certain awards that may be granted pursuant to the 2020 Plan. The following discussion is a brief summary only, and reference is made to the Internal Revenue Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences of participation in the 2020 Plan.
Incentive Stock Options

In general, no taxable income is realized by a participant upon the grant of an ISO. If shares of common stock are issued to a participant pursuant to the exercise of an ISO, then, generally (i) the participant will not realize ordinary income with respect to the exercise of the option, (ii) upon sale of the underlying shares acquired upon the exercise of an ISO, any amount realized in excess of the exercise price paid for the shares will be taxed to the participant as capital gain and (iii) Rite Aid will not be entitled to a deduction. The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the purchase price generally will, however, constitute an item which increases the participant’s income for purposes of the alternative minimum tax to the extent it applies. However, if the participant disposes of the shares acquired on exercise before the later of the second anniversary of the date of grant or one year after the receipt of the shares by the participant (a

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“disqualifying disposition”), the participant generally would include in ordinary income in the year of the disqualifying disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. If ordinary income is recognized due to a disqualifying disposition, Rite Aid would generally be entitled to a deduction in the same amount. Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, it will be treated for tax purposes as a nonqualified stock option, or “NQSO,” as discussed below.
Nonqualified Stock Options

In general, no taxable income is realized by a participant upon the grant of an NQSO. Upon exercise of an NQSO, the participant generally would include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price paid for the shares. At the time the participant recognizes ordinary income, Rite Aid generally will be entitled to a deduction in the same amount. In the event of a subsequent sale of shares received upon the exercise of an NQSO, any appreciation after the date on which taxable income is realized by the participant in respect of the option exercise should be taxed as capital gain in an amount equal to the excess of the sales proceeds for the shares over the participant’s basis in such shares. The participant’s basis in the shares will generally equal the amount paid for the shares plus the amount included in ordinary income by the participant upon exercise of the NQSO.
Stock Appreciation Rights

In general, the grant of a stock appreciation right will not result in income for the participant or in a tax deduction for Rite Aid. Upon the settlement of a stock appreciation right, the participant will recognize ordinary income equal to the aggregate value of the payment received, and Rite Aid generally will be entitled to a tax deduction at such time in the same amount.
Restricted Stock

In general, a participant will not recognize any income upon the grant of restricted stock, unless the participant elects under Section 83(b) of the Internal Revenue Code, within thirty days after such grant, to recognize ordinary income in an amount equal to the fair market value of the restricted stock at the time of grant, less any amount paid for the shares. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to Rite Aid. If the election is not made, the participant will generally recognize ordinary income on the date that the restrictions to which the restricted stock lapse, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. At the time the participant recognizes ordinary income, Rite Aid generally will be entitled to a deduction in the same amount. Generally, upon a sale or other disposition of restricted stock with respect to which the participant has recognized ordinary income (i.e., where a Section 83(b) election was previously made or the restrictions were previously removed), the participant will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and the participant’s basis in such shares.
Restricted Stock Units

In general, a participant will not recognize any income upon the grant of restricted stock units. Rather, upon the settlement of the restricted stock units, the participant will recognize ordinary income equal to the fair market value of common stock received, as applicable. The Company will generally be entitled to a tax deduction at such time equal to the amount of income recognized by the participant.
Phantom Units

In general, a participant will not recognize any income upon the grant of phantom units. Rather, upon the settlement of the phantom units, the participant will recognize ordinary income equal to the amount of cash or

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the fair market value of common stock received, as applicable. The Company will generally be entitled to a tax deduction at such time equal to the amount of income recognized by the participant.
Stock Bonus Awards

In general, a participant will recognize ordinary income upon the receipt of a vested stock bonus award granted under the 2020 Plan equal to the fair market value of the shares of common stock received, and Rite Aid will become entitled to a deduction at such time equal to the amount of income recognized by the participant.
Other Awards

In general, a participant will recognize ordinary income upon the receipt of shares or cash with respect to other awards granted under the 2020 Plan and Rite Aid will become entitled to a deduction at such time equal to the amount of income recognized by the participant.
New Plan Benefits
No awards made under the 2020 Plan prior to the date of the Annual Meeting were granted subject to stockholder approval of this Proposal 4. The awards to be made under the 2020 Plan are subject to the discretion of the Compensation Committee and therefore are not determinable as of the latest practicable date for this filing. Moreover, the number of units that would be earned with respect to any grant may vary based on the achievement of any applicable performance goals, which is not determinable at this time. Finally, the ultimate value of any grants that are made will depend on the value of the underlying shares of common stock at the time of settlement, which likewise is not currently determinable. However, the table below shows the awards made under the 2020 Plan in fiscal year 2022 to the categories of persons shown. These grants are not indicative of grants to be made in the future, which are in the discretion of the Compensation Committee.
2020 Plan
Name and principal position	Dollar value ($)(1)	Number of units (#)(1),(2)
Heyward Donigan (President and CEO)	$6,899,980	457,862
Matthew Schroeder (Executive VP, CFO)	$1,869,991	124,087
Paul Gilbert (Executive VP, Chief Legal Officer, and Secretary)	$902,994	59,920
James J. Peters (Former COO)(3)	—	—
Jocelyn Z. Konrad (Former Executive VP, Chief Pharmacy Officer)(3)	—	—
All current executive officers as a group (7 people)	$12,269,165	814,145
All current directors who are not executive officers as a group (8 people)	$1,279,986	84,936
All employees, including all current officers who are not executive officers, as a group (97 people)	$13,263,785	880,145

(1)
Figures for each named executive officer represent grants that were made in the 2022 fiscal year under the 2020 Plan, calculated based on $15.07, the closing price of the Company’s common stock on July 7, 2021, the date of grant. The LTIP target percentage approved for the Company’s 2022 fiscal year for each of the Company’s Named Executive Officers remains the same for fiscal year 2023. The LTIP target percentages that would apply under the amended 2020 Plan in fiscal year 2023 are as follows: Ms. Donigan, 600%; Mr. Schroeder, 250%; and Mr. Gilbert, 150%. The LTIP target percentages are not provided for Mr. Peters and Ms. Konrad as they are not eligible to receive any benefits under the amended 2020 Plan, due to their departure from the Company on March 7, 2022. See the “Summary Compensation Table, “Stock Awards” column and “Grants of Plan-Based Awards Table for Fiscal Year 2022” and accompanying footnotes for further information regarding the equity awarded to our Named Executive Officers during fiscal year 2022

(2)
See “Grants of Plan-Based Awards Table for Fiscal Year 2022” for further information regarding the equity awarded to our Named Executive Officers during fiscal year 2022. Grants to be made in the future under the 2020 Plan, as amended,

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including without limitation, the mix of award types and the medium of awards (cash- or stock-based), are entirely in the discretion of the Compensation Committee and are not determinable.
(3)
Figures are not provided for Mr. Peters and Ms. Konrad as they are not eligible to receive any benefits under the amended 2020 Plan, due to their departure from the Company on March 7, 2022.

Additional Plan Information
The aggregate number of Shares subject to stock options and other equity awards under the 2020 Plan since its inception through February 26, 2022, is set forth in the table below. As of May 2, 2022, the closing price of the underlying shares of our Common Stock traded on the NYSE was $6.36 per share.
Name and principal position	Number of Options Granted	Average Per Share Exercise Price ($)	Number of Shares Subject to Other Stock Awards(1)	Dollar Value of Shares Subject to Stock Awards ($)
Heyward Donigan (President and CEO)	—	—	791,938	5,036,726
Matthew Schroeder (Executive VP, CFO)	—	—	214,565	1,364,633
Paul Gilbert (Executive VP, Chief Legal Officer, and Secretary)	—	—	93,520	594,787
James J. Peters (Former Executive VP, COO)	—	—	289,511	1,841,290
Jocelyn Z. Konrad (Former Executive VP, Chief Pharmacy Officer)	—	—	166,540	1,059,194
All current executive officers as a group (8 persons)	—	—	1,414,416	8,995,686
All current directors who are not executive officers as a group (8 persons)	—	—	144,110	916,540
Each nominee for election as a director	—	—	N/A	N/A
Each associate of any such directors, executive officer or nominees	—	—	N/A	N/A
Each other person who received or is to receive 5 percent of such options, warrants or rights	—	—	N/A	N/A
All employees, including all current officers who are not executive officers, as a group (95 persons)	—	—	1,503,596	9,562,871

(1)
Other stock awards were in the form of RSA, RSU and PSU awards. Performance-based awards are reflected assuming “target” performance. Please see the “Compensation Discussion and Analysis” section of this proxy statement for additional details on the PSU awards.

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Equity Compensation Plan Information Table
The following table provides information as of February 26, 2022, with respect to the compensation plans under which our common stock may be issued. The table does not reflect the additional shares subject to stockholder approval of this Proposal 4.
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-Average exercise price of outstanding options, warrants and rights (b)(2)	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation plans approved by stockholders	2,135,181	$37.03	1,062,580
Equity compensation plans not approved by stockholders(3)	502,913	$7.02	0
Total(4)	2,638,094	$15.50	1,062,580

(1)
Pursuant to the Company’s Amended and Restated 2020 Omnibus Equity Incentive Plan and Prior Equity Plans. Includes 292,984 vested Director restricted stock units (“RSUs”), which settle upon separation from service, and 1,565,287 unvested, unearned performance stock units (“PSUs”). The remaining balance consists of outstanding stock options.

(2)
The weighted average exercise price does not take into account the shares issuable upon settlement of outstanding RSUs, or PSUs, which have no exercise price.

(3)
Includes nonqualified stock options granted pursuant to the Employment Inducement Award Agreement for Ms. Donigan, which is exempt from stockholder approval requirements pursuant to NYSE Listed Company Manual Rule 303A.08. The Employment Inducement Award Agreement provided for the award of nonqualified stock options to Ms. Donigan in connection with her recruitment by us, as previously disclosed, and the options will vest and become exercisable in equal installments on each of the four (4) successive anniversaries of her commencement date of August 12, 2019.

(4)
On a fully diluted basis, which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, the number of shares of common stock outstanding was 55,751,875.

Of the 1,062,580 shares shown in column (c), there are 732,814 shares available for the grant of awards other than stock options or stock appreciation rights, applying the fungible share ratio of 1.45 set forth in the 2020 Plan.
Conclusion
We believe strongly that the approval of the amendment to the 2020 Plan is important to the continued success of the Company. Such approval would help ensure that the Company may continue to use equity incentives to attract, retain and motivate top talent, who are essential to the Company’s long-term success. The Compensation Committee estimates that our remaining share reserve will not be sufficient to permit us to make annual and ordinary course equity grants for fiscal year 2023 and beyond. The 2020 Plan was originally effective as of July 8, 2020. If the amendment to the 2020 Plan is approved by the stockholders, the 2020 Plan, as amended will be effective as of the date of such approval. If the amendment to the 2020 Plan is not approved by the stockholders, we may continue to make awards under the 2020 Plan, subject to its existing terms and conditions.

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PROPOSAL 5—APPROVAL OF THE AMENDMENTS TO THE RITE AID CORPORATION AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS
We are committed to reviewing and adopting corporate governance practices that are in the best interests of both Rite Aid and its stockholders. After reviewing our governance practices, the Board unanimously adopted, and recommends that our stockholders approve, certain amendments (collectively, the “Charter Amendments”) to Rite Aid’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to remove the supermajority voting provisions described herein. The text of the Charter Amendments, marked to show the proposed revisions, is set forth in Appendix C.
The Certificate of Incorporation currently contains four provisions calling for a supermajority vote of stockholders:
•
Paragraph B of Article ELEVENTH currently requires the affirmative vote of the holders of at least 75% of the shares of stock of Rite Aid entitled to vote in elections of directors to adopt or authorize a Business Combination (as defined in the Certificate of Incorporation) with any Related Person (as defined in the Certificate of Incorporation) unless certain conditions are satisfied.

•
Paragraph D of Article ELEVENTH currently requires the affirmative vote of the holders of at least 75% of the shares of stock of Rite Aid entitled to vote in elections of directors to take any corporate action by the written consent of the stockholders of Rite Aid.

•
Paragraph E of Article ELEVENTH currently requires the affirmative vote of the holders of at least 75% of the shares of stock of Rite Aid entitled to vote in elections of directors to take any corporate action at a special meeting of the stockholders of Rite Aid called by the Board, a majority of which Board are not Continuing Directors (as defined in the Certificate of Incorporation).

•
Paragraph G of Article ELEVENTH currently requires the affirmative vote of the holders of at least 75% of the shares of stock of Rite Aid entitled to vote in elections of directors to amend Article ELEVENTH, unless such amendment is recommended to the stockholders of Rite Aid by a majority of the Continuing Directors.

If approved by our stockholders, the Charter Amendments would amend the provisions described above to require the affirmative vote of the holders of a majority—rather than at least 75%—of the shares of stock of Rite Aid entitled to vote in elections of directors to take the following actions:
•
adopt or authorize a Business Combination with any Related Person;

•
take any corporate action by the written consent of the stockholders of Rite Aid;

•
take any corporate action at a special meeting of the stockholders of Rite Aid called by the Board, a majority of which Board are not Continuing Directors; and

•
amend Article ELEVENTH.

This general description of the Charter Amendments is qualified in its entirety by reference to the proposed amendments to the Certificate of Incorporation set forth in Appendix C.
If approved by our stockholders, the Charter Amendments will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, which we would file promptly following the Annual Meeting. If the Charter Amendments are not approved by the stockholders, the Certificate of Incorporation will remain unchanged and the supermajority provisions described above will remain in place.

The Board of Directors unanimously recommends that you vote FOR the approval of the amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions.

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PROPOSAL 6—STOCKHOLDER PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS
Kenneth Steiner, who owns at least 250 shares of common stock (based on information provided to us by Mr. Steiner) and whose address will be provided by the Company promptly upon oral or written request, has notified us that he intends to present the following proposal at the Annual Meeting. The proposal and supporting statement may contain assertions about Rite Aid or other statements that we believe are incorrect. We have not attempted to refute all of the inaccuracies that may be contained in the proposal and supporting statement, and Rite Aid is not responsible for the content of the proposal. The Board of Directors strongly opposes adoption of the proposal and asks stockholders to review the Board’s response, which follows the proposal and the proponent’s supporting statement below.
Stockholder Proposal and Supporting Statement
Proposal 6—Simple Majority Vote
RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws.
If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes any existing supermajority vote requirement that result from default to state law and can be subject to replacement.
Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block proposals supported by most shareholders but opposed by a status quo management.
This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. The votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice.
Church & Dwight shareholders gave 99% support to a 2020 proposal on this same topic. This proposal topic also won 99%-support at the 2021 ConocoPhillips annual meeting.
Most major companies started to remove their supermajority voting barriers 20 years ago. Rite Aid is thus 20 year behind in corporate governance.
It is a particular disadvantage to the shareholders of Rite Aid to have the current super majority voting requirements because a large percentage of shareholders do not have the time to vote. This means that proposals to improve Rite Aid corporate governance are knocked out by the one-two punch of requiring supermajority votes like 75% from all shares outstanding and then a large percentage of Rite Aid shareholders do not have the time to vote.
Please vote yes:
Simple Majority Vote—Proposal 6

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PROPOSAL 6—STOCKHOLDER PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS
The Board of Directors’ Statement in Opposition
The Board of Directors unanimously recommends that you vote “AGAINST” this proposal for the following reasons:
The Board opposes this stockholder proposal because the Board already has adopted Charter Amendments that, if approved by the stockholders at this Annual Meeting, would remove the supermajority voting provisions in our Certificate of Incorporation. Specifically, as described in Proposal 5, the Charter Amendments replace supermajority voting requirements in our Certificate of Incorporation with majority voting requirements that the Board believes are appropriate and has declared advisable. Accordingly, the Board views the stockholder proposal as redundant and unnecessary and unanimously recommends that stockholders vote AGAINST Proposal 6.
The Board of Directors unanimously recommends that you vote AGAINST the stockholder proposal to eliminate supermajority voting provisions.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of June 2, 2022 (except as otherwise noted), certain information concerning the beneficial ownership of (a) each director and nominee for director, (b) each of our “Named Executive Officers” (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (c) each holder known to us to beneficially own more than 5% of our common stock and (d) all current directors and executive officers as a group (based on 55,644,439 shares of common stock outstanding as of June 2, 2022). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.
Beneficial Owners	Number of Common Shares Beneficially Owned(1)	Percentage of Class
Named Executive Officers and Directors:
Bruce G. Bodaken	46,953(2)	*
Elizabeth “Busy” Burr	32,699(3)	*
Heyward Donigan	810,955(4)	1.46%
Paul Gilbert	57,836	*
Bari Harlam	23,017(5)	*
Robert E. Knowling, Jr.	40,491(6)	*
Jocelyn Z. Konrad	96,386(7)	*
Kevin E. Lofton	46,193(8)	*
Justin Mennen	70,207	*
Louis P. Miramontes	40,491(9)	*
Arun Nayar	40,491(10)	*
James J. Peters	289,670(11)	*
Kate B. Quinn	32,699(12)	*
Matthew Schroeder	121,564(13)	*
All Executive Officers and Directors (16 persons)	1,918,669(14)	3.45%
5% Stockholders:
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,624,983(15)	11.88%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,660,384(16)	8.4%

*
Percentage less than 1% of class.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act, thereby including options exercisable within 60 days of June 2, 2021.

(2)
This amount represents 42,053 restricted stock units that have vested or will vest before August 1, 2022, at which time said units will be payable in shares of common stock when Mr. Bodaken leaves the Board.

(3)
This amount represents 32,699 restricted stock units that have vested or will vest before August 1, 2022, at which time said units will be payable in shares of common stock when Ms. Burr leaves the Board.

(4)
This amount includes 251,457 shares which may be acquired within 60 days by exercising stock options.

(5)
This amount represents 23,017 restricted stock units that have vested or will vest before August 1, 2022, at which time said units will be payable in shares of common stock when Ms. Harlam leaves the Board.

(6)
This amount represents 40,491 restricted stock units that have vested or will vest before August 1, 2022, at which time said units will be payable in shares of common stock when Mr. Knowling leaves the Board.

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Security Ownership of Certain Beneficial Owners and Management
(7)
This amount includes 3,275 shares which may be acquired within 60 days by exercising stock options.

(8)
This amount represents 41,043 restricted stock units that have vested or will vest before August 1, 2022, at which time said units will be payable in shares of common stock when Mr. Lofton leaves the Board.

(9)
This amount represents 40,491 restricted stock units that have vested or will vest before August 1, 2022, at which time said units will be payable in shares of common stock when Mr. Miramontes leaves the Board.

(10)
This amount represents 40,491 restricted stock units that have vested or will vest before August 1, 2022, at which time said units will be payable in shares of common stock when Mr. Nayar leaves the Board.

(11)
This amount includes 108,900 shares which may be acquired within 60 days by exercising stock options.

(12)
This amount represents 32,699 restricted stock units that have vested or will vest before August 1, 2022, at which time said units will be payable in shares of common stock when Ms. Quinn leaves the Board.

(13)
This amount includes 3,390 shares which may be acquired within 60 days by exercising stock options.

(14)
This amount includes 370,167 shares which may be acquired within 60 days by exercising stock options by all directors and executive officers and 292,984 restricted stock units that have vested or will best before August 1, 2022 and will be payable in shares of common stock when the directors leave the Rite Aid Board of Directors.

(15)
This information is as of December 31, 2021 and based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on March 9, 2022.

(16)
This information is as of December 31, 2021 and based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 1, 2022.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
WHEN	VIRTUAL MEETING	RECORD DATE
July 27, 2022 3:00 p.m., Eastern Daylight Time	www.virtualshareholdermeeting.com/RAD2022	Close of business on June 2, 2022
QUESTIONS AND ANSWERS
Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?
We distribute our proxy materials to stockholders via the Internet under the “Notice and Access” approach permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”). This approach expedites stockholders’ receipt of proxy materials while conserving natural resources and reducing our distribution costs. On or about June 10, 2022, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials on the Internet to participating stockholders.
Who may attend the Annual Meeting?
This year’s Annual Meeting will be held “virtually” through a live audio webcast on Wednesday, July 27, 2022, at 3 p.m., Eastern Daylight Time. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. We have designed the format of the virtual Annual Meeting to ensure that stockholders who attend the meeting will be afforded comparable rights and opportunities to participate as they would at an in-person meeting.
All stockholders are invited to attend the virtual Annual Meeting. Persons who are not stockholders may attend only if invited by the Board of Directors. If you are the beneficial owner of shares held in the name of your broker, bank, or other nominee and do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than July 20, 2022, so that you can be provided with a control number.
How can I attend the Annual Meeting?
As this year’s Annual Meeting will be held virtually through a live audio webcast on Wednesday, July 27, 2022, at 3 p.m., Eastern Daylight Time, there will be no physical meeting location.
Online access to the audio webcast of the Annual Meeting will open approximately 15 minutes prior to the start of the meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.
To attend the virtual Annual Meeting, log in at www.virtualshareholdermeeting.com/RAD2022. Stockholders will need their unique control number which appears on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the WHITE proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than July 20, 2022, so that you can be provided with a control number and gain access to the meeting.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Who is entitled to vote at the Annual Meeting?
Holders of Rite Aid common stock as of the close of business on the record date, June 2, 2022, will receive notice of, and be eligible to vote at, the Annual Meeting and any adjournment or postponement of the Annual Meeting. At the close of business on the record date, Rite Aid had outstanding and entitled to vote 55,644,439 shares of common stock. No other shares of Rite Aid capital stock are entitled to notice of and to vote at the Annual Meeting.
How can I vote during the Annual Meeting?
To log in to the Annual Meeting and to cast your vote electronically during the meeting, you will need the unique control number which appears on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the WHITE proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials. In the event that you are the beneficial owner of shares held in the name of your broker, bank, or other nominee and do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than July 20, 2022, so that you can be provided with a control number.
How can I submit a question at the Annual Meeting?
Stockholders may submit questions in writing during the Annual Meeting on www.virtualshareholdermeeting.com/RAD2022. Stockholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the WHITE proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials.
As part of the Annual Meeting, we intend to answer questions that are submitted during the meeting in accordance with the annual meeting procedures and are pertinent to the Company and the meeting matters, as time permits. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered as one. Questions and answers to any pertinent questions not addressed during the Annual Meeting will be published following the Annual Meeting on our website at https://investors.riteaid.com.
What if I need technical assistance?
Beginning 15 minutes prior to the start of and during the virtual Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call our support team at the phone number listed on the login page located at www.virtualshareholdermeeting.com/RAD2022.
Will a replay of the Annual Meeting be available?
A replay of the Annual Meeting will be made publicly available 24 hours after the meeting at www.virtualshareholdermeeting.com/RAD2022 and will be available for one year following the Annual Meeting.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
What matters will be voted on at the Annual Meeting, and how does the Board recommend that I vote?
There are six proposals that are scheduled to be considered and voted on at the Annual Meeting:
Proposal		Board Recommendation	For More Information
1	Election of eight directors to hold office until the 2023 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified	FOR all of the Board’s nominees	Page 11
2	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	Page 31
3	Advisory vote to approve the compensation of our named executive officers	FOR	Page 33
4	Approval of an amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan	FOR	Page 70
5	Approval of the amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions	FOR	Page 82
6	Consider and vote on a stockholder proposal, if properly presented at the Annual Meeting	AGAINST	Page 83
Stockholders also will be asked to consider and vote at the Annual Meeting on any other matter that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Please note that a stockholder, Mr. Scott Klarquist, has notified us of his intention to nominate himself for election as a director at the Annual Meeting. You may receive solicitation materials from Mr. Klarquist, including a proxy statement and a proxy card seeking your proxy to vote for him as a nominee. Rite Aid is not responsible for the accuracy of any information provided by or relating to Mr. Klarquist contained in solicitation materials filed or disseminated by or on behalf of Mr. Klarquist or any other statements Mr. Klarquist or his representatives may make. The Board unanimously recommends that you do not sign or return any proxy card sent to you by or on behalf of Mr. Klarquist. If you have already voted using a proxy card sent to you by or on behalf of Mr. Klarquist, you can revoke it by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope, by voting via the Internet or telephone by following the instructions provided on the enclosed WHITE proxy card, or by attending the virtual Annual Meeting and voting. Only your last-dated proxy will count and any proxy may be revoked at any time prior to its exercise at the Annual Meeting, as described below under “How can I change my vote?”
At this time, the Board of Directors is otherwise unaware of any matters that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting or any adjournment or postponement of the Annual Meeting, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Services, you are the “stockholder of record” with respect to those shares.
If your shares are held in a stock brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank, or nominee how to vote your shares, and you will receive separate instructions from your broker, bank, or other holder of record describing how to vote your shares.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
How can I vote my shares before the Annual Meeting?
If you hold your shares in your own name, you may submit a proxy by telephone, via the Internet, by tablet or smartphone by scanning the QR code, or by mail.
Have your WHITE proxy card in hand, with your individual control number, and follow the instructions.
PHONE	INTERNET	MOBILE DEVICE	MAIL
Call 1-800-690-6903 (toll-free), 24/7	Visit www.proxyvote.com, 24/7	Scan the QR code	Mark, sign and date your WHITE proxy card and return it in the postage-paid envelope

•
Submitting a Proxy by Telephone. You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Time on July 26, 2022, by calling the toll-free telephone number on the enclosed WHITE proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders’ identities by using individual control numbers.

•
Submitting a Proxy via the Internet. You can submit a proxy for your shares via the Internet until 11:59 p.m. Eastern Daylight Time on July 26, 2022, by accessing the website listed on the enclosed WHITE proxy card, www.proxyvote.com, and following the instructions you will find on the website. Internet proxy submission is available 24 hours a day. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

•
Submitting a Proxy by Tablet or Smartphone. You can submit a proxy for your shares online with your tablet or smartphone until 11:59 p.m. Eastern Daylight Time on July 26, 2022 by scanning the QR code above and following the instructions. Proxy submission via the QR code is available 24 hours a day. As with telephone and internet proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

•
Submitting a Proxy by Mail. If you choose to submit a proxy for your shares by mail, simply mark the enclosed WHITE proxy card if you received a paper copy, date and sign it, and return it in the postage paid envelope provided.

By casting your vote in any of the ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions. You may also attend and vote at the virtual Annual Meeting.
If your shares are held in the name of a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the bank’s, broker’s, or other nominee’s voting process. Please check with your bank, broker, or other nominee and follow the voting procedures your bank, broker, or other nominee provides to vote your shares. The 16-digit control number that grants access to the virtual meeting will also empower you to vote at the virtual meeting. In the event that you are the beneficial owner of shares held in the name of your broker, bank or other nominee and do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than July 20, 2022, so that you can be provided with a control number.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
If I am the beneficial owner of shares held in “street name” by my broker, will my broker automatically vote my shares for me?
New York Stock Exchange (“NYSE”) rules applicable to brokers grant your broker discretionary authority to vote your shares without receiving your instructions on certain matters. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. However, unless you provide voting instructions to your broker, your broker does not have discretionary authority to vote on the election of directors, the advisory vote on the compensation of our named executive officers, the approval of the amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan, the approval of the amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions, or the stockholder proposal, if properly presented at the Annual Meeting. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.
Is there a list of registered stockholders entitled to vote at the Annual Meeting?
The names of registered stockholders entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting, during normal business hours, at Rite Aid Investor Relations, 30 Hunter Lane Camp Hill, Pennsylvania 17011, by contacting our Corporate Secretary. Due to the COVID-19 pandemic, registered stockholders must make an appointment and must comply with the company’s COVID-19 protocols.
The list will be available during the Annual Meeting on the Annual Meeting website at www.virtualshareholdermeeting.com/RAD2022. Only those persons logging into the Annual Meeting as a registered stockholder will be able to access the list and you will be required to provide the control number that appears on your Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the WHITE proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials.
How will my shares be voted if I give my proxy but do not specify how my shares should be voted?
If you provide specific voting instructions, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and sign and return a WHITE proxy card without giving specific voting instructions, your shares will be voted:

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Proposal		Your Shares Will Be Voted
1	On the election of directors	FOR all of the Board’s nominees
2	On ratification of our independent registered public accounting firm	FOR
3	On the advisory vote to approve the compensation of our named executive officers, and	FOR
4	On approval of the amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan	FOR
5	On approval of the amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions	FOR
6	On the stockholder proposal, if properly presented at the Annual Meeting	AGAINST
What is an “abstention” and how would it affect the vote?
An “abstention” occurs when a stockholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. Abstentions are counted as present for purposes of determining a quorum. An abstention with respect to the election of directors is neither a vote cast “for” a nominee nor a vote cast “against” the nominee and, therefore, will have no effect on the outcome of the vote. Abstentions with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm, the advisory vote on the compensation of our named executive officers, the approval of the amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan, the approval of the amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions, and the stockholder proposal, if properly presented at the Annual Meeting will have the same effect as voting “against” the proposal.
What is a broker “non-vote” and how would it affect the vote?
A broker non-vote occurs when a broker or other nominee who holds shares for the beneficial owner is unable to vote those shares for the beneficial owner because the broker or other nominee does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner only with respect to the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Brokers will not have such discretionary voting power to vote shares with respect to the election of directors, the advisory vote on the compensation of our named executive officers, the approval of the amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan, the approval of the amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions or the stockholder proposal, if properly presented at the Annual Meeting. Shares that are the subject of a broker non-vote are included for quorum purposes. A broker non-vote with respect to each of Proposals 1-4 and 6 will not be counted as a vote cast and will not be counted as a vote represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote. A broker non-vote with respect to Proposal 5 will have the same effect as a vote “against” such proposal. Accordingly, it is particularly important that beneficial owners of Rite Aid shares instruct their brokers how to vote their shares.
For beneficial owners that receive proxy materials from, or on behalf of, Mr. Klarquist, all items listed in the Notice of Annual Meeting of Stockholders will be considered “non-routine” matters. In that case, if you do not submit any voting instructions to your broker or other nominee, your shares will not be counted in determining the outcome of any of the proposals at the Annual Meeting, nor will your shares be counted for purposes of

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
determining whether a quorum exists. If you are a beneficial owner and want your vote to count on the non-routine proposals, it is critical that you instruct your broker or other nominee how to vote your shares.
What are the quorum and voting requirements for the proposals?
In deciding the proposals that are scheduled for a vote at the Annual Meeting, each holder of common stock as of the record date is entitled to one vote per share of common stock. In order to take action on the proposals, a quorum, consisting of the holders of 27,822,220 shares (a majority of the aggregate number of shares of Rite Aid common stock) issued and outstanding and entitled to vote as of the record date for the Annual Meeting, must be present in person or by proxy. This is referred to as a “quorum.” In accordance with Delaware law and our By-Laws, stockholders and proxy holders attending the virtual annual meeting will be deemed present “in person.” Proxies marked “Abstain” and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum.
•
Proposal No. 1—Election of Directors

In the case of a contested election, in which the number of director nominees exceeds the number of directors to be elected (which is the case as a result of Mr. Klarquist’s intent to nominate himself for election as a director), you may vote “for” or “withhold” on each of the nominees for election as a director. The eight nominees receiving the highest number of “for” votes will be elected. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no effect on the outcome of the vote.
•
Proposal No. 2—Ratification of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the ratification of Deloitte & Touche LLP as our independent registered public accounting firm in Proposal No. 2. Any shares represented at the meeting and entitled to vote on the matter and not voted (whether by abstention or otherwise) will have the same effect as a vote “against” the proposal.
•
Proposal No. 3—Advisory Vote on Compensation of Named Executive Officers

The affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the approval of the advisory vote on the compensation of our named executive officers in Proposal No. 3. Any shares represented at the meeting and entitled to vote on the matter and not voted (whether by abstention or otherwise) will have the same effect as a vote “against” the proposal. Any broker non-votes with respect to the advisory vote on the compensation of our named executive officers will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.
•
Proposal No. 4—Approval of an amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan

The affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the approval of the amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan in Proposal No. 4. Any shares represented at the meeting and entitled to vote on the matter and not voted (whether by abstention or otherwise) will have the same effect as a vote “against” the proposal. Any broker non-votes with respect to the approval of the amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.
•
Proposal No. 5—Approval of the amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions

The affirmative vote of a majority of the outstanding shares of Rite Aid is required for the approval of the amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions in Proposal No. 5. Any shares represented at the meeting and entitled to vote on the matter and not voted (whether by abstention or otherwise) will have the same effect as a vote “against” the proposal. Any broker non-votes with respect to the approval of the proposal to eliminate supermajority voting provisions will have the same effect as a vote “against” the proposal.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
•
Proposal No. 6—Stockholder Proposal

The affirmative vote of a majority of the shares represented at the meeting and entitled to vote thereon is required for the approval of the stockholder proposal in Proposal No. 6. Any shares represented at the meeting and entitled to vote on the matter and not voted (whether by abstention or otherwise) will have the same effect as a vote “against” the proposal. Any broker non-votes with respect to the approval of the stockholder proposal will not be counted as shares represented at the meeting and entitled to vote and, consequently, will have no effect on the outcome of the vote.
What happens if a quorum is not present at the Annual Meeting?
If the shares present in person or represented by proxy at the virtual Annual Meeting are not sufficient to constitute a quorum, the stockholders by a vote of the holders of a majority of votes present in person or represented by proxy (which may be voted by the proxyholders) may, without further notice to any stockholder (unless a new record date is set), adjourn the meeting to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.
How can I change my vote?
You may revoke your proxy at any time before it is exercised by:
•
Delivering to the Secretary a written notice of revocation, dated later than the proxy, before the vote is taken at the Annual Meeting;

•
Delivering to the Secretary an executed proxy bearing a later date, before the vote is taken at the Annual Meeting;

•
Submitting a proxy on a later date by telephone, via the Internet or by tablet or smartphone by scanning the QR code (only your last such proxy will be counted), before 11:59 p.m. Eastern Daylight Time on July 26, 2022; or

•
Attending the virtual Annual Meeting and voting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:	Rite Aid Corporation Attention: Corporate Secretary 30 Hunter Lane Camp Hill, Pennsylvania 17011
If your shares of Rite Aid common stock are held by a bank, broker, or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change your vote.
The Board recommends that you disregard and do not return any proxy card you may receive from or on behalf of Mr. Klarquist. If you have already voted using a proxy card sent to you by or on behalf of Mr. Klarquist, you have every right to change your vote by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided, by voting via the Internet or by telephone by following the instructions provided on the enclosed WHITE proxy card, or by attending the virtual Annual Meeting and voting. Only the latest validly executed proxy that you submit will be counted, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

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What should I do if I receive a proxy card from or on behalf of Mr. Klarquist?
The Board recommends that you disregard and do not return any proxy card you may receive from or on behalf of Mr. Klarquist. If you withhold your vote on Mr. Klarquist’s nomination using any such proxy card, your vote will not be counted as a vote for the Board’s nominees and will result in the revocation of any previous vote that you may have cast on the WHITE proxy card. If you have already voted using a proxy card sent to you by or on behalf of Mr. Klarquist, you have every right to change your vote using any of the methods described under “How can I change my vote?” Only your last-dated proxy will count, and any proxy may be revoked at any time prior to its exercise at the Annual Meeting.
Who will conduct the proxy solicitation and how much will it cost?
We are soliciting proxies from stockholders on behalf of our Board and will pay for all costs incurred by it in connection with the solicitation. In addition to solicitation by mail, the directors, officers and associates of Rite Aid and its subsidiaries may solicit proxies from stockholders of Rite Aid in person or by telephone, facsimile, or email without additional compensation other than reimbursement for their actual expenses.
We have retained Morrow Sodali, LLC, a proxy solicitation firm, to assist us in the solicitation of proxies for the Annual Meeting. Rite Aid will pay Morrow Sodali a fee of approximately $20,000, plus reasonable out-of-pocket expenses.
Arrangements also will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses in connection with the forwarding of solicitation materials to the beneficial owners of our stock.
If you have any questions about voting your shares or attending the Annual Meeting, please call our Investor Relations Department:	(717) 975-3710
IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy proxy material delivery requirements with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is referred to as “householding,” potentially provides extra convenience for stockholders and reduces printing and postage costs for companies. Rite Aid and some brokers utilize the householding process for proxy materials. In accordance with a notice sent to certain stockholders who share a single address, only one copy of the proxy materials is being sent to that address, unless we received contrary instructions from any stockholder at that address. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. If you hold your Rite Aid stock in “street name,” additional information regarding householding of proxy materials should be forwarded to you by your broker.

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INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
However, if you wish to receive a separate copy of the proxy materials, we will promptly deliver one to you upon request.
You can notify us by sending a written request to:	Rite Aid Corporation Attention: Corporate Secretary 30 Hunter Lane Camp Hill, Pennsylvania 17011

Or by calling the Corporate Secretary at:	(717) 761-2633
In addition, if you would like to receive separate proxy statements and annual reports of Rite Aid in the future, or if you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder and would like to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

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OTHER INFORMATION
STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
Any stockholder desiring to present a proposal for inclusion in Rite Aid’s proxy statement for the 2023 Annual Meeting of Stockholders must deliver the proposal to the Secretary at the address below not later than February 10, 2023. However, if the date of our 2023 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then Rite Aid will disclose the new deadline in a document filed with the SEC. Only those proposals that comply with the requirements of Rule 14a-8 under the Exchange Act will be included in Rite Aid’s proxy statement for the 2023 Annual Meeting. In order for proposals of stockholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Secretary at the address below by April 28, 2023 (subject to the discussion below).
Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified in Rite Aid’s By-Laws. The By-Laws, which are available upon request from the Secretary, require all stockholders who intend to make proposals at an annual meeting of stockholders to submit their proposals to the Secretary not fewer than 90 and not more than 120 days before the anniversary date of the previous year’s annual meeting of stockholders. The By-Laws also provide that nominations for director may only be made by the Board of Directors (or an authorized Board committee) or, unless made under the proxy access provisions of the By-Laws described below, by a stockholder of record entitled to vote who sends notice to the Secretary not fewer than 90 nor more than 120 days before the anniversary date of the previous year’s annual meeting of stockholders. Any such nomination by a stockholder must comply with the procedures specified in Rite Aid’s By-Laws. To be eligible for consideration at the 2023 Annual Meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director other than those under the proxy access provisions of the By-Laws must be received by the Secretary between March 29, 2023 and April 28, 2023. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. However, if the Company holds its annual meeting on a date that is not within 25 days before or after the anniversary date of the previous year’s annual meeting of stockholders, the Company must receive the notice no later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.
In addition, Rite Aid’s By-Laws provide that, under certain circumstances, a stockholder or group of stockholders may include director candidates that they have nominated in our annual meeting proxy materials. The proxy access provisions of the By-Laws provide, among other things, that a stockholder or group of up to 20 stockholders seeking to include director candidates in our annual meeting proxy materials must own 3% or more of Rite Aid’s outstanding common stock continuously for at least the previous three years. The number of stockholder-nominated candidates appearing in any annual meeting proxy statement cannot exceed 20% of the number of directors then serving on the Board. If the 20% calculation does not result in a whole number, the maximum number of stockholder nominees included in our proxy statement would be the closest whole number below 20%. If the number of stockholder-nominated candidates exceeds 20%, each nominating stockholder or group of stockholders may select one nominee for inclusion in our proxy materials until the maximum number is reached. The order of selection would be determined by the amount (largest to smallest) of shares of Rite Aid common stock held by each nominating stockholder or group of stockholders. The nominating stockholder or group of stockholders also must deliver the information required by Rite Aid’s By-Laws and comply with the procedures specified therein, and each nominee must meet the qualifications required by the By-Laws. Requests to include stockholder-nominated candidates in our proxy materials for the 2023 Annual Meeting must be received by the Secretary no earlier than January 11, 2023 and no later than February 10, 2023. However, if the Company holds its annual meeting on a date that is more than 30 days before or more than 60 days after the anniversary date of the previous year’s annual meeting of stockholders, the Company must receive the request not more than 165 days prior to the date of the annual meeting and not later than the close of business on the later of

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OTHER INFORMATION
(x) the 135th day prior to the date of the annual meeting or (y) the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.
All submissions to the Secretary should be made to:	Rite Aid Corporation Attention: Corporate Secretary 30 Hunter Lane Camp Hill, Pennsylvania 17011
INCORPORATION BY REFERENCE
In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by Rite Aid under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Rite Aid under those statutes, except to the extent we specifically incorporate these items by reference.

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OTHER INFORMATION
OTHER MATTERS
The Board of Directors knows of no other matters that have been submitted for consideration at the Annual Meeting other than those referred to in this proxy statement.
CERTAIN INFORMATION REGARDING PARTICIPATION IN THE SOLICITATION OF PROXIES
Under applicable SEC rules and regulations, the members of the Board and certain executive officers and other employees of Rite Aid are “participants” with respect to the Company’s solicitation of proxies in connection with the Annual Meeting. Certain required information regarding these “participants” is set forth in Appendix D to this proxy statement.
ANNUAL REPORT
We have either mailed to you with this proxy statement a copy of Rite Aid’s Annual Report on Form 10-K for fiscal year 2022 or sent you a Notice of Internet Availability of Proxy Materials with the web address for accessing Rite Aid’s Annual Report on Form 10-K for fiscal year 2022 online. Copies of these materials are also available online through the SEC at www.sec.gov.
HELP SUPPORT OUR SUSTAINABILITY EFFORTS—CHOOSE ELECTRONIC DELIVERY

We encourage our stockholders to elect to receive future proxy and annual report materials electronically by e-mail to help support to our sustainability efforts. There is no charge for requesting a copy. You will need your 16-digit control number included on your WHITE proxy card or the instructions that accompanied your proxy materials.

Voting by Registered Holders
By Internet	www.proxyvote.com
By Phone	1-800-690-6903
By Email	sendmaterial@proxyvote.com Send a blank e-mail with your 16-digit control number in the subject line
Voting by Beneficial Owners
Contact your bank, broker, or other nominee

A copy of our Annual Report on Form 10-K, including the financial statements included therein, is also available without charge by visiting the Company’s website or upon written request to:	Rite Aid Corporation Attention: Corporate Secretary 30 Hunter Lane Camp Hill, Pennsylvania 17011

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OTHER INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
These proxy materials, as well as our other public filings or public statements, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will,” and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.
Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:
•
the impact of widespread health developments, including the continued impact of the global coronavirus (“COVID-19”) pandemic, the changing consumer behavior and preferences (including preferred shopping locations, vaccine hesitancy and the emergence of new variants), and the impact of those things on the broader economy, financial and labor markets, wages, availability and access to credit and capital, our front-end and pharmacy operations and services, supply chain including shipping delays, container and trucker shortages, port congestion and other logistics problems, our associates and executive and administrative personnel, our third-party service providers (including suppliers, vendors and business partners), and customers. In addition, continued shortages of pharmacists, pharmacy technicians and other employee turnover as a result of the ongoing “great resignation” occurring throughout the economy, and the impact of potential vaccine mandates in the markets in which we operate, may inhibit our ability to maintain store hours at preferred levels. Any of these developments could result in a material adverse effect on our business, financial conditions and results of operations;

•
our ability to successfully implement our RxEvolution strategy, attract and retain a sufficient number of our target consumers, integrate operations such as Elixir and any acquisitions, implement and integrate information technology and digital services, obtain permits required for store remodels, and improve the operating performance of our stores and pharmacy benefit management (“PBM”) operations;

•
our high level of indebtedness, the ability to refinance such indebtedness on acceptable terms, and our ability to satisfy our obligations and the other covenants contained in our debt agreements;

•
the nature, cost and outcome of pending and future litigation, other legal or regulatory proceedings, or governmental investigations, including those related to Opioids, “usual and customary” pricing or other matters;

•
general competitive, economic, industry, market, political (including healthcare reform) and regulatory conditions, including impacts of inflation or other pricing environment factors on the Company’s costs and our ability to pass on price increases to our customers, including as a result of inflationary and deflationary pressures, a decline in consumer spending or deterioration in consumer financial position, whether due to inflation or other factors, as well as other factors specific to the markets in which we operate;

•
the severity and resulting impact of the cough, cold and flu season;

•
the impact on retail pharmacy business as PBM payors incent or mandate movement away from retail pharmacies to PBM mail order pharmacies;

•
our ability to achieve the benefits of our efforts to reduce the costs of our generic drugs;

•
the risk that changes in federal or state laws or regulations, including to those relating to labor or wages, the Health Care Education Affordability Reconciliation Act, the repeal of all or part of the Patient Protection or the Affordable Care Act (or “ACA”), and decisions of agencies and courts including the United States Supreme Court regarding those and other matters relevant to the Company or its operations, and any regulations enacted thereunder may occur;

•
the impact of the loss of one or more major third party payor contracts and the risk that providers and state contract changes may occur;

•
the risk that we may need to take further impairment charges if our future results do not meet our expectations;

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OTHER INFORMATION
•
our ability to sell our Centers of Medicare and Medicaid Services (“CMS”) receivables, in whole or in part, which could negatively impact our liquidity and leverage ratio if we do not consummate a sale;

•
our ability to grow prescription count, realize front-end sales growth, and improve and grow the operations of our PBM;

•
our ability to achieve cost savings and the other benefits of our organizational restructuring within our anticipated timeframe, if at all;

•
decisions to close additional stores and distribution centers or undertake additional refinancing activities, which could result in further charges;

•
our ability to manage expenses and our investments in working capital;

•
the continued impact of gross margin pressure in the PBM industry due to continued consolidation and client demand for lower prices while providing enhanced service offerings;

•
risks related to breaches of our (or our vendors’) information or payment systems or unauthorized access to confidential or personal information of our associates or customers;

•
our ability to maintain our current pharmacy services business and obtain new pharmacy services business, including maintaining renewals of expiring contracts, avoiding contract termination rights that may permit certain of our clients to terminate their contracts prior to their expiration, early price renegotiations prior to contract expirations and the risk that we cannot meet client guarantees;

•
our ability to manage our Medicare Part D Plan medical loss ratio (“MLR”) and meet the financial obligations of the plan;

•
the risk that we could experience deterioration in our current Star rating with the CMS or incur CMS penalties and/or sanctions;

•
the expiration or termination of our Medicare or Medicaid managed care contracts by federal or state governments;

•
changes in future exchange or interest rates (including the impact on our variable rate indebtedness) or credit ratings, changes in tax laws, regulations, rates and policies; and

•
other risks and uncertainties described from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

We undertake no obligation to update or revise the forward-looking statements included in these proxy materials, whether as a result of new information, future events or otherwise, after the date of these proxy materials. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Continuing Operations—Overview and Factors Affecting Our Future Prospects” included in our Annual Report on Form 10-K for fiscal year 2022. Additionally, the continued impact of COVID-19 could heighten many of the risk factors described herein.

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APPENDIX A—NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share and Other
Non-GAAP Measures
In addition to net income (loss) determined in accordance with GAAP, we use certain non GAAP measures, such as “Adjusted EBITDA”, in assessing our operating performance. We believe the non GAAP measures serve as an appropriate measure in evaluating the performance of our business. We define Adjusted EBITDA as net income (loss) excluding the impact of income taxes, interest expense, depreciation and amortization, LIFO adjustments (which removes the entire impact of LIFO, and effectively reflects the results as if we were on a FIFO inventory basis), charges or credits for facility exit and impairment, goodwill and intangible asset impairment charges, inventory write downs related to store closings, gains or losses on debt modifications and retirements, and other items (including stock based compensation expense, merger and acquisition related costs, non recurring litigation settlements, severance, restructuring-related costs, costs related to facility closures, gain or loss on sale of assets, the gain or loss on Bartell acquisition, and the change in estimate related to manufacturer rebate receivables). We reference this particular non GAAP financial measure frequently in our decision making because it provides supplemental information that facilitates internal comparisons to the historical periods and external comparisons to competitors. In addition, incentive compensation is primarily based on Adjusted EBITDA and we base certain of our forward looking estimates on Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow up with comparisons of actual to planned Adjusted EBITDA.
The following is a reconciliation of our net loss to Adjusted EBITDA for fiscal 2022, 2021 and 2020:
	February 26, 2022 (52 weeks)	February 27, 2021 (52 weeks)	February 29, 2020 (52 weeks)
	(Dollars in thousands)
Net loss from continuing operations	$(538,478)	$(100,070)	$(469,219)
Interest expense	191,601	201,388	229,657
Income tax (benefit) expense	(3,780)	(20,157)	387,607
Depreciation and amortization	295,686	327,124	328,277
LIFO charge (credit)	1,314	(51,692)	(64,804)
Facility exit and impairment charges	180,190	58,403	42,843
Goodwill and intangible asset impairment charges	229,000	29,852	—
Loss (gain) on debt modifications and retirements, net	3,235	(5,274)	(55,692)
Merger and Acquisition-related costs	12,797	10,549	3,599
Stock-based compensation expense	13,050	13,003	16,087
Restructuring-related costs	35,121	84,552	105,642
Inventory write-downs related to store closings	5,298	3,709	4,652
Litigation settlements	50,212	—	—
Loss (gain) on sale of assets, net	5,505	(69,300)	4,226
Loss (gain) on Bartell acquisition	5,346	(47,705)	—
Change in estimate related to manufacturer rebate receivables	15,068	—	—
Other	4,740	3,283	5,336
Adjusted EBITDA from continuing operations	$505,905	$437,665	$538,211
The following is a reconciliation of our net loss from continuing operations to Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share for fiscal 2022, 2021 and 2020. Adjusted Net Income (Loss) is defined as net income (loss)

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APPENDIX A
excluding the impact of amortization expense, merger and acquisition-related costs, non-recurring litigation settlements, gains or losses on debt modifications and retirements, LIFO adjustments (which removes the entire impact of LIFO, and effectively reflects the results as if we were on a FIFO inventory basis), goodwill and intangible asset impairment charges, restructuring-related costs, the gain or loss on Bartell acquisition, and the change in estimate related to manufacturer rebate receivables. We calculate Adjusted Net Income (Loss) per Diluted Share using our above-referenced definition of Adjusted Net Income (Loss). We believe Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Diluted Share are useful indicators of our operating performance over multiple periods.
	February 26, 2022 (52 weeks)	February 27, 2021 (52 weeks)	February 29, 2020 (52 weeks)
	(Dollars in thousands)
Net loss	$(538,478)	$(100,070)	$(469,219)
Add back—Income tax (benefit) expense	(3,780)	(20,157)	387,607
Loss before income taxes	(542,258)	(120,227)	(81,612)
Adjustments:
Amortization expense	78,047	89,020	103,941
LIFO charge (credit)	1,314	(51,692)	(64,804)
Goodwill and intangible asset impairment charges	229,000	29,852	—
Loss (gain) on debt modifications and retirements, net	3,235	(5,274)	(55,692)
Merger and Acquisition-related costs	12,797	10,549	3,599
Restructuring-related costs	35,121	84,552	105,642
Loss (gain) on Bartell acquisition	5,346	(47,705)	—
Change in estimate related to manufacturer rebate receivables	15,068	—	—
Litigation settlements	50,212	—	—
Adjusted (loss) income before income taxes	(112,118)	(10,925)	11,074
Adjusted income tax (benefit) expense(1)	(30,597)	(2,873)	3,061
Adjusted net (loss) income	(81,521)	(8,052)	8,013
Net loss per diluted share	(9.96)	(1.87)	(8.82)
Adjusted net (loss) income per diluted share	$(1.51)	$(0.15)	$0.15

(1)
The fiscal year 2022, 2021 and 2020 annual effective tax rates, calculated using a federal rate plus a net state rate that excluded the impact of state NOLs, state credits and valuation allowance, was used for the fifty-two weeks ended February 26, 2022, the fifty-two weeks ended February 27, 2021 and the fifty-two weeks ended February 29, 2020, respectively.

In addition to Adjusted EBITDA, Adjusted Net (Loss) Income and Adjusted Net (Loss) Income per Diluted Share, we occasionally refer to several other Non-GAAP measures, on a less frequent basis, in order to describe certain components of our business and how we utilize them to describe our results. These measures include but are not limited to Adjusted EBITDA Gross Margin and Gross Profit (gross margin/gross profit excluding non-Adjusted EBITDA items), Adjusted EBITDA SG&A (SG&A expenses excluding non-Adjusted EBITDA items), FIFO Gross Margin and FIFO Gross Profit (gross margin/gross profit before LIFO charges), and Free Cash Flow (Adjusted EBITDA less cash paid for interest, rent on closed stores, capital expenditures, restructuring-related costs and the change in working capital).
We include these non-GAAP financial measures in order to provide transparency to our investors and enable investors to better compare our operating performance with the operating performance of our competitors including with those of our competitors having different capital structures. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Diluted Share or other non-GAAP measures should not be considered in isolation from, and are not intended to represent an alternative measure of, operating results or of cash flows from operating activities, as determined in accordance with GAAP. Our definition of these non-GAAP measures may not be comparable to similarly titled measurements reported by other companies.

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APPENDIX B—PROPOSED AMENDMENT TO THE RITE AID CORPORATION AMENDED AND RESTATED 2020 OMNIBUS EQUITY INCENTIVE PLAN
Amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan
1.
Purpose; Establishment.

The Rite Aid Corporation 2020 Omnibus Equity Plan (the “Plan”) is intended to promote the interests of the Company and its stockholders by providing officers and other associates of the Company and its Affiliates (including directors who are also associates of the Company or its Affiliates) with appropriate incentives and rewards to encourage them to enter into and continue in the employ of the Company and its Affiliates and to acquire a proprietary interest in the long-term success of the Company; and to reward the performance of individual officers, other associates and non-employee directors in fulfilling their personal responsibilities for long-range achievements. The Plan is also designed to encourage stock ownership by such persons, thereby aligning their interest with those of the Company’s stockholders. The Plan has been adopted and approved by the Board of Directors (defined below) and shall become effective as of July 8, 2020, subject to the approval of the stockholders of the Company.
2.
Definitions.

As used in the Plan, the following definitions apply to the terms indicated below:
(a)
“Affiliate” means any entity if, at the time of granting of an Award (1) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity or (2) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company.

(b)
“Agreement” shall mean the writing evidencing an Award or a notice of an Award delivered to a Participant by the Company.

(c)
“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Phantom Unit, Stock Bonus or Other Award granted pursuant to the terms of the Plan.

(d)
“Board of Directors” shall mean the Board of Directors of the Company.

(e)
“Business Criteria” shall mean performance goals based on criteria selected by the Board or the Committee, as applicable, in its sole discretion, including, without limitation, one or more of the following criteria: (1) return on total stockholder equity; (2) earnings or book value per share of Company Stock; (3) net income (before or after taxes); (4) earnings before all or any interest, taxes, depreciation and/or amortization (“EBIT”, “EBITA” or “EBITDA”), including a non-GAAP measure of adjusted EBITDA (“Adjusted EBITDA”); (5) inventory goals; (6) return on assets, capital or investment; (7) market share; (8) cost reduction goals; (9) earnings from continuing operations; (10) levels of expense, costs or liabilities; (11) store level performance; (12) operating profit; (13) sales or revenues; (14) stock price appreciation; (15) total stockholder return; (16) implementation or completion of critical projects or processes; (17) prescription counts; (18) customer service or customer service satisfaction; (19) associate satisfaction; (20) clinics opened; (21) stores remodeled or constructed; (22) cost of capital; (23) Accountable Care Organization results; (24) medical services delivered; (25) leverage ratio or (26) any combination of the foregoing. Where applicable, Business Criteria may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, an Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Business Criteria may be subject to a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). The Committee shall have the authority to make equitable adjustments to the Business Criteria in recognition of unusual or non-recurring events affecting the Company or any Affiliate or the financial statements of the Company or any Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary

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APPENDIX B
or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.
(f)
“Cause” shall have meaning set forth in the Participant’s employment agreement with the Company; provided that if no such agreement or definition exists, “Cause” shall mean, unless otherwise specified in an Agreement, (i) the Participant’s willful misconduct or gross negligence which materially and demonstrably results in financial harm to the Company; (ii) a material breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any affiliate which demonstrably results in financial harm to the Company; (iii) the Participant’s misappropriation of funds or other property of the Company or any Subsidiary or the plea of guilty by the Participant to or conviction of the Participant for the commission of a felony; or (iv) the conduct by the Participant which is a material violation of Company policy or which materially interferes with the Participant’s ability to perform his or her duties.

(g)
“Change in Control” shall have the meaning set forth in Section 14(d).

(h)
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(i)
“Committee” shall mean a committee of the Board of Directors, which shall consist of two or more persons, each of whom shall qualify as a “nonemployee director” within the meaning of Rule 16b-3 and an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual.

(j)
“Company” shall mean Rite Aid Corporation, a Delaware corporation, and, where appropriate, each of its Affiliates.

(k)
“Company Stock” shall mean the common stock of the Company, par value $1.00 per share.

(l)
“Effective Date” shall mean July 8, 2020.

(m)
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(n)
“Fair Market Value” shall mean, with respect to a share of Company Stock, on a particular date (i) the closing price of Company Stock as quoted on the composite tape of the New York Stock Exchange and published in The Wall Street Journal with respect to such date, or if there is no trading of Company Stock on such date, such price on the next preceding date on which there was trading in such shares of Company Stock or (ii) if the shares of Company Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Company Stock in such over-the-counter market for the last preceding date on which there was a sale of such Stock in such market, or (iii) if the shares of Company Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine in good faith using a reasonable method in accordance with Section 409A of the Code.

(o)
“Good Reason” shall have meaning set forth in the Participant’s employment agreement with the Company; and if no such agreement or definition exists, “Good Reason” shall not apply to the Participant unless otherwise specified in an Agreement.

(p)
“Incentive Stock Option” shall mean an Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, or any successor provision, and which is designated by the Committee as an Incentive Stock Option.

(q)
“Nonqualified Stock Option” shall mean an Option other than an Incentive Stock Option.

(r)
“Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 7.

(s)
“Other Award” shall mean an Award granted pursuant to Section 13 hereof.

(t)
“Participant” shall mean an associate or non-employee director of the Company to whom an Award is granted pursuant to the Plan.

(u)
“Phantom Unit” shall mean the right, granted pursuant to Section 11, to receive in cash or shares of Company Stock the Fair Market Value of a share of Company Stock or, in the case of an Award denominated in cash, to receive the amount of cash per unit that is determined by the Committee in connection with the Award.

(v)
“Prior Equity Plans” shall mean, collectively, the Rite Aid Corporation 1999 Stock Option Plan, the Rite Aid Corporation 2000 Omnibus Equity Plan, the Rite Aid Corporation 2001 Stock Option Plan, the Rite Aid Corporation 2004 Omnibus Equity Plan, the Rite Aid Corporation 2006 Omnibus Equity Plan, the Rite Aid Corporation 2010 Omnibus Equity Plan, the Rite Aid Corporation 2012 Omnibus Equity Plan and the Rite Aid Corporation 2014 Omnibus Equity Plan.

(w)
“Qualifying Termination” shall mean a termination of employment by the Company other than for Cause or by the Participant with Good Reason (if applicable).

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APPENDIX B
(x)
“Restricted Stock” shall mean a share of Company Stock which is granted pursuant to the terms of Section 9 hereof and which is subject to restrictions as set forth in Section 9(d).

(y)
“Restricted Stock Unit” shall mean the right, granted pursuant to Section 10 hereof, to receive a number of shares of Company Stock subject to certain restrictions that lapse at the end of a specified period or periods.

(z)
“Retirement” shall mean the participant’s voluntary termination of employment with the Company after having attained age sixty (60) ~~or~~ and having completed five (5) years of current, continuous service with the Company (measured from the Participant’s most recent first day of employment with the Company)~~, whichever is later~~.

(aa)
“Rule 16b-3” shall mean the Rule 16b-3 promulgated under the Exchange Act, as amended from time to time.

(bb)
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(cc)
“Stock Appreciation Right” shall mean the right to receive, upon exercise of the right, the applicable amounts as described in Section 8.

(dd)
“Stock Bonus” shall mean a bonus payable in shares of Company Stock granted pursuant to Section 12.

(ee)
“Subsidiary” shall mean a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

3.
Stock Subject to the Plan.

(a)
Shares Available for Awards; Certain Limitations. The maximum number of shares of Company Stock reserved for issuance under the Plan shall be ~~6,050,000~~ 9,300,000 shares of Company Stock plus any shares of Company Stock remaining available for grant under the Prior Equity Plans as of the Effective Date (in each case, subject to adjustment as provided by Section 3(b)), all of which may be granted as Incentive Stock Options. Any shares of Company Stock granted in connection with Options and Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) Option or Stock Appreciation Right awarded. Any shares of Company Stock granted in connection with Awards other than Options and Stock Appreciation Rights shall be counted against this limit as 1.45 shares for every one (1) share granted in connection with such Award or by which the Award is valued. Such shares of Company Stock may be authorized but unissued shares of Company Stock or authorized and issued shares of Company Stock held in the Company’s treasury. In addition, the number of shares of Company Stock that are subject to awards as of the Effective Date under the Prior Equity Plans that, in the future, are forfeited, cancelled, exchanged or surrendered or terminate (in each case, other than due to the expiration of Options on the expiration date of such Options) under the Prior Equity Plans without a distribution of shares to the Participant, shall be added to the number of shares of Company Stock available for grant under the Plan. Upon the approval of the Plan by the stockholders of the Company, no further awards shall be made under the Prior Equity Plans.

(b)
Adjustment for Change in Capitalization. In the event that any special or extraordinary dividend or other extraordinary distribution is declared (whether in the form of cash, Company Stock, or other property), or there occurs any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, the Committee shall adjust, as it deems necessary or appropriate, (1) the number and kind of shares of stock which may thereafter be issued in connection with Awards, (2) the number and kind of shares of stock or other property, including cash, issued or issuable in respect of outstanding Awards, (3) the exercise price, grant price or purchase price relating to any Award, and (4) the limitations set forth in Section 3(a); provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code, and provided further that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section. The determinations made by the Committee pursuant to this Section 4(b) shall be final, binding and conclusive.

(c)
Reuse of Shares. If any shares of Company Stock subject to an Award are forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without a distribution of shares to the Participant, the shares of Company Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Awards under the Plan. Notwithstanding the foregoing, shares of Company Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Award under the Plan, shares repurchased by the Company using stock option exercise proceeds, as well as any shares of Company Stock exchanged by a Participant or withheld by the Company or any Subsidiary to satisfy the tax withholding obligations related to any Award under the Plan, shall not be available for subsequent Awards under the Plan, and notwithstanding that a Stock Appreciation Right is settled by the delivery of a net number of shares of Company Stock, the full number of shares of Company Stock underlying such Stock Appreciation Right shall not be available for subsequent Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of shares of Company Stock as to which the Award is exercised and, notwithstanding the foregoing, such number of shares shall no longer be available for Awards under the Plan. In addition, (i) to the extent an Award is paid or settled in cash, the number of shares of Company Stock with respect to

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APPENDIX B
which such payment or settlement is made shall again be available for grants of Awards pursuant to the Plan and (ii) shares of Company Stock underlying Awards that can only be settled in cash shall not be counted against the aggregate number of shares of Company Stock available for Awards under the Plan.
(d)
Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of the pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio used in such acquisition or combination to determine the relative value of the acquired company’s stock or to determine the consideration payable to the holders of common stock of the acquired company) may be used for Awards under the Plan and shall not reduce the shares authorized for grant under the Plan. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, and shall only be made to individuals who were not employees or non-employee directors of the Company prior to such acquisition or combination.

(e)
Director Limits. In connection with service as a non-employee director of the Company, no Participant who is a non-employee director shall be granted Awards during any calendar year that, when aggregated with such non-employee director’s cash fees with respect to such calendar year, exceed $750,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for the Company’s financial reporting purposes).

(f)
No dividend or dividend equivalent awarded in respect of an Award under the Plan shall be paid or settled until such underlying Award becomes vested pursuant to the terms of the Plan and the applicable Agreement.

(g)
Notwithstanding anything in the Plan to the contrary excluding Section 14, (other than Awards made with respect to no more than 5% of the aggregate shares of Company Stock authorized under the Plan pursuant to Section 3(a)), Awards made pursuant to Sections 7, 8, 9, 10, 11 or 13 of the Plan shall be granted subject to a minimum vesting period of at least twelve (12) months. For the avoidance of doubt, Awards made pursuant to Section 12 of the Plan shall count against the 5% referenced in the first sentence above.

4.
Administration of the Plan.

(a)
The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted, the number of shares of Company Stock or cash or other property to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, exchanged, or surrendered; to determine whether an Award may be settled in cash and/or shares of Company Stock; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may, in its sole and absolute discretion, without amendment to the Plan, (a) accelerate the date on which any Option or Stock Appreciation Right becomes exercisable, (b) waive or amend the operation of Plan provisions respecting exercise after termination of employment (provided that the term of an Option or Stock Appreciation Right may not be extended beyond ten years from the date of grant or the original term of the Option or Stock Appreciation Right, if less), (c) accelerate the vesting date, or waive any condition imposed hereunder, with respect to any Award, and (d) otherwise adjust any of the terms applicable to any such Award in a manner consistent with the terms of the Plan and applicable law. Notwithstanding anything in the Plan to the contrary, the powers and authority of the Committee shall be exercised by the Board of Directors in the case of Awards made to non-employee directors.

(b)
The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan or any Agreement and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties. No member of the Board of Directors or the Committee, nor any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board of Directors or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board of Directors or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

(c)
To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the shares of Company Stock are listed, quoted or traded, the Board of Directors or Committee may from time to time delegate to a committee of one or more members of the Board of Directors, or to the Chief Executive Officer of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Section 4; provided, however, that in no event shall such individuals be delegated the authority to grant Awards to, or amend Awards

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held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or non-employee directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the shares of Company Stock are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board of Directors or Committee specifies at the time of such delegation, and the Board of Directors or Committee, as the case may be, may at any time rescind the authority so delegated or appoint a new delegatee.
5.
Eligibility.

The persons who shall be eligible to receive Awards pursuant to the Plan shall be such associates of the Company or any Affiliate of the Company (including officers of the Company or any Affiliate of the Company, whether or not they are directors of the Company or any Affiliate of the Company), and non-employee directors of the Company or any Affiliate of the Company, in each case as the Committee (or, in the case of non-employee directors, the Board of Directors) shall select from time to time. The grant of an Award hereunder in any year to any associate or non-employee director shall not entitle such person to a grant of an Award in any future year.
6.
Awards Under the Plan; Agreement.

The Committee may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Phantom Units, Stock Bonuses and Other Awards in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan. Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Agreement which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable and which are not in conflict with the terms of the Plan. By accepting an Award, a Participant shall be deemed to agree that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Agreement.
7.
Options.

(a)
Identification of Options. Each Option shall be clearly identified in the applicable Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. All Options shall be non-transferable, except by will or the laws of descent and distribution or except as otherwise determined by the Committee for estate planning purposes with respect to a Nonqualified Stock Option.

(b)
Exercise Price. Each Agreement with respect to an Option shall set forth the amount per share (the “option exercise price”) payable by the Participant to the Company upon exercise of the Option. The option exercise price shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of grant. Other than with respect to an adjustment described in Section 3, in no event shall the option exercise price be reduced following the grant of an Option, nor shall an Option be cancelled in exchange for a replacement Option with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval. In addition, the Committee shall not have the authority to grant an Option which provides that the Participant will be granted a new Option (sometimes referred to as a “reload option”) for a number of shares equal to the number of shares surrendered by the Participant upon exercise of all or a part of the original Option.

(c)
Term and Exercise of Options.

(i)
Each Option shall become exercisable at the time determined by the Committee and set forth in the applicable Agreement. At the time of grant of an Option, the Committee may impose such restrictions or conditions to the exercisability of the Option as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals including goals based on one or more Business Criteria. Subject to Section 7(d) hereof, the Committee shall determine and set forth in the applicable Agreement the expiration date of each Option, which shall be no later than the tenth anniversary of the date of grant of the Option.

(ii)
An Option shall be exercised by delivering the form of notice of exercise provided by the Company. Payment for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (A) in cash or by personal check, certified check, bank cashier’s check or wire transfer; (B) in shares of Company Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise; (C) by withholding shares of Company Stock otherwise deliverable upon exercise of an Option; or (D) by any such other methods (including broker assisted cashless exercise) as the Committee may from time to time authorize; provided, however, that in the case of a Participant who is subject to Section 16 of the Exchange Act, the method of making such payment shall be in compliance with applicable law. Except as authorized by the Committee, any payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require. If the Committee decides that payment will be made in shares of Company Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

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(iii)
Certificates for shares of Company Stock purchased upon the exercise of an Option shall be issued in the name of or for the account of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person as soon as practicable following the effective date on which the Option is exercised.

(d)
Provisions Relating to Incentive Stock Options. Incentive Stock Options may only be granted to associates of the Company and its Affiliates, in accordance with the provisions of Section 422 of the Code. To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or a Subsidiary shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. For purposes of this Section 7(d), Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

(e)
Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Agreement, and subject to the Committee’s authority pursuant to Section 4 hereof: (i) in the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate for any reason other than Cause, death, disability or Retirement, each Option granted to such Participant, to the extent that it is exercisable at the time of such termination, shall remain exercisable for the 90 day period following such termination, but in no event following the expiration of its term, and each Option that remains unexercisable as of the date of such a termination shall be terminated at the time of such termination, (ii) in the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate on account of the death of the Participant, each Option granted to such Participant that is outstanding as of the date of death shall become fully exercisable and shall remain exercisable by the Participant’s legal representatives, heirs or legatees for the one year period following such termination, but in no event following the expiration of its term and (iii) in the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate on account of the disability or Retirement of the Participant (in each case as determined by the ~~Committee~~ Company), each Option granted to such Participant that is outstanding and vested as of the date of such termination shall remain exercisable by the Participant (or such Participant’s legal representatives) for the one year period following such termination, but in no event following the expiration of its term and each Option that remains unexercisable as of the date of a termination due to disability or Retirement shall be terminated at the time of such termination. In the event of the termination of a Participant’s employment for Cause, each outstanding Option granted to such Participant shall terminate at the commencement of business on the date of such termination.

(f)
Leave of Absence. In the case of any Participant on an approved leave of absence, the Committee may make such provision respecting the continuance of the Option while in the employ or service of the Company as it may deem equitable, except that in no event may an Option be exercised after the expiration of its term.

8.
Stock Appreciation Rights.

(a)
A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or, with respect to a Nonqualified Stock Option, at any time thereafter during the term of the Option, or may be granted unrelated to an Option. At the time of grant of a Stock Appreciation Right, the Committee may impose such restrictions or conditions to the exercisability of the Stock Appreciation Right as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals including goals based on one or more Business Criteria. The term of a Stock Appreciation Right granted without relationship to an Option shall not exceed ten years from the date of grant. In addition, the exercise price of a Stock Appreciation Right shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date of grant.

(b)
A Stock Appreciation Right related to an Option shall require the holder, upon exercise, to surrender such Option with respect to the number of shares as to which such Stock Appreciation Right is exercised, in order to receive payment of any amount computed pursuant to Section 8(d). Such Option will, to the extent surrendered, then cease to be exercisable.

(c)
Subject to Section 8(i) and to such rules and restrictions as the Committee may impose, a Stock Appreciation Right granted in connection with an Option will be exercisable at such time or times, and only to the extent that a related Option is exercisable. All Stock Appreciation Rights shall be non-transferable (except to the extent that such related Option may be transferable), except by will or the laws of descent and distribution or except as otherwise determined by the Committee for estate planning purposes.

(d)
Upon the exercise of a Stock Appreciation Right whether related or unrelated to an Option, the holder will be entitled to receive payment of an amount determined by multiplying:

(i)
the excess of the Fair Market Value of a share of Company Stock on the date of exercise of such Stock Appreciation Right over the exercise price of the Stock Appreciation Right, by

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APPENDIX B
(ii)
the number of shares as to which such Stock Appreciation Right is exercised.

(e)
Notwithstanding subsection (d) above, the Committee may place a limitation on the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the date of grant and noted in the applicable Agreement.

(f)
Payment of the amount determined under subsection (d) above may be made solely in whole shares of Company Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively, in the sole discretion of the Committee, solely in cash or a combination of cash and shares. Except as authorized by the Committee, any payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require. If the Committee decides that payment will be made in shares of Company Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

(g)
Other than with respect to an adjustment described in Section 3, in no event shall the exercise price with respect to a Stock Appreciation Right be reduced following the grant of a Stock Appreciation Right, nor shall a Stock Appreciation Right be cancelled in exchange for a replacement Stock Appreciation Right with a lower exercise price or in exchange for another type of Award or cash payment without stockholder approval.

(h)
Except as may otherwise be provided in the applicable Agreement, and subject to the Committee’s authority pursuant to Section 4 hereof, (i) in the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate for any reason other than Cause, death or disability or Retirement, each Stock Appreciation Right granted to such Participant, to the extent that it is exercisable at the time of such termination, shall remain exercisable for the 90 day period following such termination, but in no event following the expiration of its term, and any Stock Appreciation Right that is not exercisable as of the date of such a termination shall be terminated at the time of such termination (except as may be otherwise determined by the Committee), (ii) in the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate on account of the death of the Participant, each Stock Appreciation Right granted to such Participant that is outstanding as of the date of death shall become fully exercisable and shall remain exercisable by the Participant’s legal representatives, heirs or legatees for the one year period following such termination, but in no event following the expiration of its term and (iii) in the event that the employment of a Participant with the Company (or the Participant’s service to the Company) shall terminate on account of the disability or Retirement of the Participant (in each case as determined by the ~~Committee~~ Company), each Stock Appreciation Right granted to such Participant that is outstanding and vested as of the date of such termination shall remain exercisable by the Participant (or such Participant’s legal representatives) for the one year period following such termination, but in no event following the expiration of its term, and each Stock Appreciation Right that remains unexercisable as of the date of a termination due to disability or Retirement shall be terminated at the time of such termination. In the event of the termination of a Participant’s employment for Cause, each outstanding Stock Appreciation Right granted to such Participant shall terminate at the commencement of business on the date of such termination.

(i)
Leave of Absence. In the case of any Participant on an approved leave of absence, the Committee may make such provision respecting the continuance of the Stock Appreciation Right while in the employ or service of the Company as it may deem equitable, except that in no event may a Stock Appreciation Right be exercised after the expiration of its term.

9.
Restricted Stock.

(a)
Price. At the time of the grant of shares of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.

(b)
Vesting Date. At the time of the grant of shares of Restricted Stock, the Committee shall establish a vesting date or vesting dates with respect to such shares. The Committee may divide such shares into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of a share of Restricted Stock are satisfied, and subject to Section 9(h), upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 9(d) shall lapse.

(c)
Conditions to Vesting. At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals including goals based on one or more Business Criteria. The Committee may also provide that the vesting or forfeiture of shares of Restricted Stock may be based upon the achievement of, or failure to achieve, certain levels of performance and may provide for partial vesting of Restricted Stock in the event that the maximum level of performance is not met if the minimum level of performance has been equaled or exceeded. Notwithstanding anything in this Section 9(c) to the contrary, unless otherwise provided by the Committee pursuant to Section 9(h) or Section 14, Restricted Stock which vests based on achievement of performance goals or levels of performance may not become fully vested prior to the first anniversary of the date upon which such Restricted Stock is granted.

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APPENDIX B
(d)
Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, such Restricted Stock may not be transferred, assigned or otherwise disposed of, and no transfer of a Participant’s rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such shares, and all of the rights related thereto, shall be forfeited by the Participant.

(e)
Dividends on Restricted Stock. Any dividends paid on shares of Restricted Stock shall be held in escrow until all restrictions on such shares have lapsed.

(f)
Issuance of Certificates. The Committee may, upon such terms and conditions as it determines, provide that (1) a certificate or certificates representing the shares underlying a Restricted Stock Award shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Agreement, (2) such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited or (3) the Participant’s ownership of the Restricted Stock shall be registered by the Company in book entry form.

(g)
Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 9(d) shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company shall, as determined by the Committee, make a book entry record of such share or cause to be delivered to the Participant to whom such shares were granted, a certificate evidencing such share, which may bear a restrictive legend, if the Committee determines such a legend to be appropriate.

(h)
Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Agreement, and subject to the Committee’s authority under Section 4 hereof, upon the termination of a Participant’s employment (or upon cessation of such Participant’s services to the Company) for any reason, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Participant and transferred to, and reacquired by, the Company. In the event of a forfeiture of shares pursuant to this section, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares. In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

10.
Restricted Stock Units.

(a)
Vesting Date. At the time of the grant of an Award of Restricted Stock Units, the Committee shall establish a vesting date or vesting dates with respect to such Restricted Stock Units. Provided that all conditions to the vesting of an Award of Restricted Stock Units are satisfied, and subject to Section 10(g), upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 10(c) shall lapse.

(b)
Conditions to Vesting. At the time of the grant of an Award of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Restricted Stock Units as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals including goals based on one or more Business Criteria. The Committee may also provide that the vesting or forfeiture of Restricted Stock Units may be based upon the achievement of, or failure to achieve, certain levels of performance and may provide for partial vesting of Restricted Stock Units in the event that the maximum level of performance is not met if the minimum level of performance has been equaled or exceeded. Notwithstanding anything in this Section 10(b) to the contrary, unless otherwise provided by the Committee pursuant to Section 10(g) or Section 14, Restricted Stock Units which vests based on achievement of performance goals or levels of performance may not become fully vested prior to the first anniversary of the date upon which such Restricted Stock Unit is granted.

(c)
Restrictions on Transfer Prior to Vesting. Prior to the vesting of an Award of Restricted Stock Units, such Restricted Stock Units may not be transferred, assigned or otherwise disposed of, and no transfer of a Participant’s rights with respect to such Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such Restricted Stock Units, and all of the rights related thereto, shall be forfeited by the Participant.

(d)
Dividends on Restricted Stock Units. Any dividends paid on shares of Company Stock subject to Restricted Stock Units shall solely be credited in the form of dividend equivalents and shall in no event be settled until all restrictions on Restricted Stock Units have lapsed and the underlying shares of Company Stock are settled.

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(e)
Consequences of Vesting. Upon the vesting of an Award of Restricted Stock Units pursuant to the terms hereof, the restrictions of Section 10(c) shall lapse with respect to such Restricted Stock Units and stock certificates in respect of the shares of Company Stock underlying such Restricted Stock Units may, in the Company’s sole discretion, be delivered to the Participant, or his or her legal representative, in a number equal to the number of shares of Company Stock underlying the Award of Restricted Stock Units. Following the date on which an Award of Restricted Stock Units vests and is settled in shares of Company Stock, the Company shall, as determined by the Committee, make a book entry record of such shares or cause to be delivered to the Participant to whom such shares were delivered, a certificate evidencing such share, which may bear a restrictive legend, if the Committee determines such a legend to be appropriate.

(f)
Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Agreement, and subject to the Committee’s authority under Section 4 hereof, upon the termination of a Participant’s employment (or upon cessation of such Participant’s services to the Company) for any reason, any and all Restricted Stock Units to which restrictions and conditions apply, together with any dividend equivalents deemed to have been credited with respect to such unvested Restricted Stock Units, shall be immediately forfeited upon the Participant’s termination of employment (or upon cessation of such Participant’s services to the Company) for any reason.

(g)
Settlement. Notwithstanding anything in the Plan to the contrary, with respect to Restricted Stock Units, upon the lapse of all applicable restrictions and conditions, shares of Company Stock (either in certificated or uncertificated form) shall promptly be issued to the Participant, unless otherwise deferred in accordance with procedures established by the Company in accordance with Section 409A of the Code, and such issuance or payment shall in any event be made no later than March 15th of the calendar year following the year of vesting or within such other period as is required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code.

11.
Phantom Units.

(a)
Vesting Date. At the time of the grant of Phantom Units, the Committee shall establish a vesting date or vesting dates with respect to such units. The Committee may divide such units into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of the Phantom Units imposed pursuant to Section 11(c) are satisfied, and subject to Section 11(d), upon the occurrence of the vesting date with respect to the Phantom Units, such units shall vest.

(b)
Benefit Upon Vesting. Unless otherwise provided in an Agreement, upon the vesting of Phantom Units, the Participant shall be paid, within 30 days of the date on which such units vest, an amount, in cash and/or shares of Company Stock, as determined by the Committee. In the case of Awards denominated in shares of Company Stock, the amount per Phantom Unit shall be equal to the sum of (1) the Fair Market Value of a share of Company Stock on the date on which such Phantom Units vest and (2) the aggregate amount of cash dividends paid with respect to a share of Company Stock during the period commencing on the date on which the Phantom Units were granted and terminating on the date on which such units vest. In the case of Awards denominated in cash, the amount per Phantom Unit shall be equal to the cash value of the Phantom Unit on the date on which such Phantom Units vest.

(c)
Conditions to Vesting. At the time of the grant of Phantom Units, the Committee may impose such restrictions or conditions to the vesting of such units as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of performance goals including goals based on one or more Business Criteria. Notwithstanding anything in this Section 11(c) to the contrary, unless otherwise provided by the Committee pursuant to Section 11(d) or Section 14, Phantom Units which vest based on achievement of performance goals may not become fully vested prior to the first anniversary of the date upon which such Phantom Units are granted.

(d)
Effect of Termination of Employment (or Provision of Services). Except as may otherwise be provided in the applicable Agreement, and subject to the Committee’s authority pursuant to Section 4 hereof, Phantom Units that have not vested, together with any dividend equivalents deemed to have been credited with respect to such unvested units, shall be forfeited upon the Participant’s termination of employment (or upon cessation of such Participant’s services to the Company) for any reason.

12.
Stock Bonuses.

In the event that the Committee grants a Stock Bonus, a certificate for the shares of Company Stock constituting such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable, or, as determined by the Committee, the Company shall make a book entry record of such share.
13.
Other Awards, Including Cash-Based and Other Stock-Based Awards.

Other forms of Awards (“Other Awards”) valued in whole or in part by reference to, or otherwise based on, Company Stock, including but not limited to dividend equivalents or cash incentive awards, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Any dividend or dividend equivalent

RITE AID CORPORATION   2022 Proxy Statement | B-9

APPENDIX B
awarded under the Plan shall be subject to the same restrictions, conditions and risks of forfeiture as the underlying Award and shall only become payable if (and to the extent) the underlying Awards vest. No dividend or dividend equivalent awarded in respect of an Award under the Plan shall be paid or settled until such underlying Award becomes vested pursuant to the terms of the Plan and the applicable Agreement. Cash incentive awards may be denominated in units that have a dollar value established by the Committee as of the date of grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of shares of Company Stock to be granted pursuant to such Other Awards, or the manner in which such Other Awards shall be settled (e.g., in shares of Company Stock or cash), or the conditions to the vesting and/or payment or settlement of such Other Awards (which may include, but not be limited to, achievement of performance goals including goals based on one or more Business Criteria) and all other terms and conditions of such Other Awards. If a cash incentive award is not by its terms exempt from Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.
14.
Change in Control Provisions.

(a)
Unless otherwise provided by the Committee or in the applicable Agreement, and subject to Section 3(b), in the event of a Change in Control:

(i)
With respect to each outstanding time-based Award that is assumed or substituted in connection with a Change in Control, in the event of a Qualifying Termination of a Participant’s employment or service during the 24-month period following such Change of Control, (i) such Award shall become fully vested and exercisable and (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse. With respect to each outstanding performance-based Award that is assumed or substituted in connection with a Change in Control, in the event of a Qualifying Termination of a Participant’s employment or service during the 24-month period following such Change of Control, the Participant shall vest in a number of Shares subject to such performance-based Award equal to the product of (i) the number of Shares subject to the performance-based Award assuming the target level of performance and (ii) a fraction, the numerator of which is the number of days elapsed from the first day of the performance period through and including the date of the Qualifying Termination, and the denominator of which is the total number of days in the performance period.

(ii)
With respect to each outstanding Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change of Control, (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) and any performance conditions imposed with respect to such Award shall be deemed to be achieved at target performance levels.

(iii)
For purposes of this Section 14, an Award shall be considered assumed or substituted for if, following the Change in Control, (A) the Award is of comparable value and remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to shares of Company Stock, the Award instead confers the right to receive common stock of the acquiring or ultimate parent entity and (B) the securities of the acquiring or ultimate parent entity underlying the Award after such assumption or substitution are freely tradable on a domestic stock exchange.

(iv)
Notwithstanding any other provision of the Plan, in the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Committee may, in its discretion, provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per share of Company Stock in the Change in Control over the exercise or purchase price (if any) per share of Company Stock subject to the Award multiplied by (ii) the number of shares of Company Stock granted under the Award. If the amount determined pursuant to the immediately preceding sentence is zero, such Award may be cancelled pursuant to this Section 14(a) without payment of any consideration to the affected Participant. The Committee shall not be required to treat all Awards similarly for purposes of this Section 14(a). Payment of amounts under this Section 14(a) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Change in Control and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to the Awards surrendered, subjecting such payments to escrow or holdback provisions comparable to those imposed upon the Company’s stockholders in connection with the Change in Control, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(b)
Notwithstanding the foregoing, for each Award that constitutes nonqualified deferred compensation under Section 409A of the Code, if required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred for purposes of the payment or settlement of such Award under the Plan only if a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code shall also be deemed to have occurred under Section 409A of the Code.

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APPENDIX B
(c)
The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(d)
A “Change in Control” of the Company shall be deemed to have occurred, as the result of a single transaction or a series of transactions, if the events set forth in any one of the following paragraphs shall have occurred:

(i)
Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)
Incumbent Directors cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board of Directors. ”Incumbent Directors” shall mean directors who either are directors of the Company as of the Effective Date or are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors to the Board of Directors;

(iii)
There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof, more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately alter such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company or similar transaction in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding voting securities; or

(iv)
The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(e)
“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

(f)
“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13G.

(g)
“Exchange Act” shall mean the Securities Exchange Act of 1934. as amended from time to time.

(h)
“Person” shall have the meaning given in Section 3a9 of the Exchange Act as modified and used in Sections 13d and 14d thereof, except, that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

15.
Rights as a Stockholder.

No person shall have any rights as a stockholder with respect to any shares of Company Stock covered by or relating to any Award until the date of record issuance of such shares of Company Stock in the books of the Company or the issuance of a stock certificate with respect to such shares. Except for adjustments provided in Section 3(b), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such book entry is made or stock certificate is issued.
16.
No Employment Rights; No Right to Award.

Nothing contained in the Plan or any Agreement shall confer upon any Participant any right with respect to the continuation of employment by or provision of services to the Company or interfere in any way with the right of the Company, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of the Participant. No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant any other Award to such Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other person.

RITE AID CORPORATION   2022 Proxy Statement | B-11

APPENDIX B
17.
Securities Matters and Regulations.

(a)
Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Company Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or advisable.

(b)
Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Company Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Company Stock, no such Award shall be granted or payment made or Company Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

(c)
In the event that the disposition of Company Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Company Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Participant receiving Company Stock pursuant to the Plan, as a condition precedent to receipt of such Company Stock, to represent to the Company in writing that the Company Stock acquired by such Participant is acquired for investment only and not with a view to distribution.

18.
Withholding Taxes.

Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Company Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the maximum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award.
19.
Notification of Election Under Section 83(b) of the Code.

If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service.
20.
Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.

Each Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within 10 days of such disposition.
21.
Voting Proxy

The Company reserves the right to require the Participant, to the fullest extent permitted by applicable law, to appoint such Person as shall be determined by the Board in its sole discretion as the Participant’s proxy with respect to all applicable unvested Awards of which the Participant may be the record holder of from time to time to (A) attend all meetings of the holders of the shares of Company Stock, with full power to vote and act for the Participant with respect to such Awards in the same manner and extent that the Participant might were the Participant personally present at such meetings, and (B) execute and deliver, on behalf of the Participant, any written consent in lieu of a meeting of the holders of the shares of Company Stock in the same manner and extent that the Participant might but for the proxy granted pursuant to this sentence.
22.
Amendment or Termination of the Plan.

The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent such approval is required in order to comply with applicable law or stock exchange listing requirement. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Sections 3 and 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award.

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APPENDIX B
23.
Transfer of Awards.

Until such time as the Awards are fully vested and/or exercisable in accordance with the Plan or an Agreement, no purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Agreement will be valid, except with the prior written consent of the Committee, which consent may be granted or withheld in the sole discretion of the Committee. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any Person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Agreement shall not be entitled to be recognized as a holder of any shares of Common Stock or other property underlying such Award. Unless otherwise determined by the Committee in accordance with the provisions of the immediately preceding sentence, an Option or Stock Appreciation Right may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.
24.
Expenses and Receipts.

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award may be used for general corporate purposes.
25.
Effective Date and Term of Plan.

The Plan shall be subject to the requisite approval of the stockholders of the Company. In the absence of such approval, any Awards shall be null and void. Unless earlier terminated by the Board of Directors, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.
26.
Participant Rights.

No Participant shall have any claim to be granted any award under the Plan, and there is no obligation for uniformity of treatment for Participants.
27.
Unfunded Status of Awards.

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.
28.
No Fractional Shares.

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
29.
Beneficiary.

A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.
30.
Paperless Administration.

In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

RITE AID CORPORATION   2022 Proxy Statement | B-13

APPENDIX B
31.
Severability.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.
32.
Applicable Law.

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
33.
Section 409A Compliance.

The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment or service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such Awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or upon the Participant’s death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.
34.
Forfeiture and Compensation Recovery.

(a)
The Committee may specify in an Agreement that the Participant’s rights, payments and benefits with respect to an Award will be subject to reduction, cancellation or forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the Award. Such events may include termination of employment or service for Cause, violation of material Company policies, breach of noncompetition or other restrictive covenants that apply to the Participant, a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(b)
Awards and any payments or compensation associated therewith may be made subject to forfeiture or recovery by the Company or other action pursuant to any compensation recovery or recoupment policy adopted by the Board of Directors or the Committee at any time, including without limitation in response to requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with such compensation recovery or recoupment policy.

B-14 | RITE AID CORPORATION   2022 Proxy Statement

APPENDIX C—PROPOSED AMENDMENTS TO THE RITE AID CORPORATION AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS
The proposed amendments, with deletions reflected by “strike-through” text and additions reflected by “underline” text, to Rite Aid’s Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions described in Proposal 5 are as follows:
Introductory paragraph of paragraph B of Article ELEVENTH
B.
Unless the conditions set forth in subparagraphs (1) or (2) of this paragraph B are satisfied, the affirmative vote of not less than ~~seventy-five percent (75%)~~ a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article ELEVENTH as one class, shall be required for the adoption or authorization of a Business Combination with any Related Person. Such affirmative vote shall be required notwithstanding the fact that no vote, or a lesser percentage, may be required by law or in any agreement with any national securities exchange or otherwise, but such vote shall not be applicable if:

Paragraph D of Article ELEVENTH
D.
Any corporation action which may be taken by the written consent of stockholders entitled to vote upon such action pursuant to Article SEVENTH Section 4 of this Certificate of Incorporation or pursuant to the General Corporation Law shall be only by the written consent of holders of not less than ~~seventy-five percent (75%)~~ a majority of the shares of stock of the corporation entitled to vote thereon, notwithstanding the fact that a lesser percentage may be required by law or otherwise.

Paragraph E of Article ELEVENTH
E.
Any corporate action which may be taken at a special meeting of stockholders called by the Board of Directors, a majority of which Board are not Continuing Directors, shall be only by the affirmative vote of the holders of not less than ~~seventy-five percent (75%)~~ a majority of the outstanding shares of stock of the corporation entitled to vote in elections of directors, considered for purposes of this Article ELEVENTH as one class, notwithstanding the fact that a lesser percentage may be required by law or otherwise.

Paragraph G of Article ELEVENTH
G.
No amendments to this Certificate of Incorporation of the corporation shall amend, alter, change or repeal any of the provisions of this Article ELEVENTH, unless the amendment effecting such amendment, alteration, change or repeal shall receive the affirmative vote of not less than ~~seventy-five percent (75%)~~ a majority of the shares of stock of the corporation entitled to vote in elections of directors, considered for the purposes of this Article ELEVENTH as one class~~; provided that this paragraph G shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any amendment, alteration, change or repeal recommended to the stockholders by a majority of the Continuing Directors~~.

RITE AID CORPORATION   2022 Proxy Statement | C-1

APPENDIX D—SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS
Under applicable SEC rules and regulations, members of the Board, the Board’s nominees, and certain officers and other employees of Rite Aid are considered “participants” in the Board’s solicitation of proxies in connection with the Annual Meeting. The following sets forth certain information about the persons who are considered “participants” in our solicitation (collectively, the “Participants”).
Directors and Nominees
The following table sets forth the names of Rite Aid’s directors (eight of whom are also nominees for director), and for each director, the address of the corporation or other organization in which the principal occupation or employment of such director is carried on. The principal occupations or employment of Rite Aid’s directors are set forth under the heading “Proposal 1—Election of Directors” in this proxy statement, except with respect to Mr. Lofton, who retired as Chief Executive Officer of Common Spirit Health in June 2020. The business address of each of Rite Aid’s directors is c/o Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.
Name	Business Address for Principal Place of Employment
Bruce G. Bodaken	N/A
Elizabeth “Busy” Burr	N/A
Heyward Donigan	Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011
Bari Harlam	Trouble LLC, 1274 Narragansett Blvd, Cranston, RI 02905
Robert E. Knowling, Jr.	Eagles Landing Partners LLC, 17655 E Peakview Pl, Aurora, CO 80016
Kevin E. Lofton	N/A
Louis P. Miramontes	N/A
Arun Nayar	N/A
Kate B. Quinn	U.S. Bancorp, 800 N Nicollet Mall, Minneapolis, MN 55402
Certain Officers and Other Employees
The following table sets forth the name and principal occupation of Rite Aid’s officers and employees who are Participants. The principal occupation refers to such person’s position with Rite Aid, and the principal business address of each such person is c/o Rite Aid Corporation, 30 Hunter Lane, Camp Hill, Pennsylvania 17011.
Name	Principal Occupation
Chris DuPaul	Chief Operating Officer, Elixir
Emily Edmunds	Vice President, Employment Law
Paul Gilbert	Executive Vice President, Chief Legal Officer, and Secretary
Rand Greenblatt	Chief Financial Officer, Elixir
Brian Hoover	Senior Vice President and Chief Accounting Officer
Jessica Kazmaier	Executive Vice President and Chief Human Resources Officer
Justin Mennen	Executive Vice President and Chief Digital and Technology Officer
Andre Persaud	Executive Vice President and Chief Retail Officer
Matthew Schroeder	Executive Vice President and Chief Financial Officer
Karen Staniforth	Senior Vice President and Chief Pharmacy Officer
Joy Errico Seusing	Senior Vice President and Chief Communications Officer
Byron Purcell	Vice President, Investor Relations and Treasurer

RITE AID CORPORATION   2022 Proxy Statement | D-1

APPENDIX D
Information Regarding Ownership of Rite Aid’s Securities by Participants
The number of Rite Aid securities beneficially owned by our directors and named executive officers as of June 2, 2022 is set forth under the heading “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement. The number of Rite Aid securities beneficially owned as of June 2, 2022 by Rite Aid’s other officers and employees who are Participants is set forth below.
Name	Rite Aid Securities Beneficially Owned
Chris DuPaul	14,100
Emily Edmunds	4,876
Rand Greenblatt	13,300
Brian Hoover	31,510
Jessica Kazmaier	55,337
Justin Mennen	96,207
Andre Persaud	56,170
Karen Staniforth	69,689
Joy Errico Seusing	10,900
Byron Purcell	6,777
Information Regarding Transactions in Rite Aid’s Securities by Participants
The following table sets forth purchases and sales of Rite Aid’s securities during the past two years (June 2, 2020 through June 2, 2022) by each Participant. None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.
Name	Transaction Date	Number of Shares	Transaction Description
Bruce G. Bodaken	7/7/2021	10,617	(1)
	7/8/2020	6,682	(1)
Elizabeth “Busy” Burr	7/7/2021	10,617	(1)
	7/8/2020	6,682	(1)
Heyward Donigan	12/22/2021	14,350	(2)
	8/12/2021	37,370	(3)
	7/8/2021	19,720	(3)
	7/7/2021	251,824	(5)
	7/7/2021	206,038	(4)
	8/12/2020	39,034	(3)
	7/8/2020	183,742	(5)
	7/8/2020	150,334	(4)
Chris DuPaul	12/20/2021	14,100	(4)
Paul Gilbert	8/17/2021	2,728	(3)
	7/7/2021	32,956	(5)
	7/7/2021	26,964	(4)
	8/17/2020	33,600	(4)
Rand Greenblatt	1/3/2022	13,300	(4)
Bari Harlam	7/7/2021	10,617	(1)
	10/1/2020	12,400	(1)

D-2 | RITE AID CORPORATION   2022 Proxy Statement

APPENDIX D
Name	Transaction Date	Number of Shares	Transaction Description
Brian Hoover	12/6/2021	457	(3)
	7/17/2021	1,533	(3)
	7/8/2021	619	(3)
	7/7/2021	9,717	(5)
	7/7/2021	7,950	(4)
	12/6/2020	689	(3)
	7/17/2020	2,433	(3)
	7/8/2020	7,688	(5)
	7/8/2020	6,291	(4)
Jessica Kazmaier	12/6/2021	465	(3)
	7/17/2021	1,871	(3)
	7/8/2021	1,458	(3)
	7/7/2021	25,182	(5)
	7/7/2021	20,603	(4)
	12/6/2020	465	(3)
	7/17/2020	1,931	(3)
	7/8/2020	18,374	(5)
	7/8/2020	15,033	(4)
Robert E. Knowling Jr.	7/7/2021	10,617	(1)
	7/8/2020	6,682	(1)
Kevin E. Lofton	7/7/2021	10,617	(1)
	7/8/2020	6,682	(1)
Justin Mennen	3/22/2022	26,000	(4)
	1/3/2022	1,916	(3)
	7/17/2021	2,117	(3)
	7/8/2021	1,651	(3)
	7/7/2021	27,919	(5)
	7/7/2021	22,843	(4)
	1/4/2021	1,866	(3)
	7/17/2020	2,345	(3)
	7/8/2020	22,968	(5)
	7/8/2020	18,792	(4)
Louis Miramontes	7/7/2021	10,617	(1)
	7/8/2020	6,682	(1)
Arun Nayar	7/7/2021	10,617	(1)
	7/8/2020	6,682	(1)
Andre Persaud	2/3/2022	2,076	(3)
	7/8/2021	1,744	(3)
	7/7/2021	31,934	(5)
	7/7/2021	26,128	(4)
	2/3/2021	1,990	(3)
	7/8/2020	21,819	(5)
	7/8/2020	17,852	(4)
Byron Purcell	7/8/2021	145	(3)
	7/7/2021	2,284	(5)
	7/7/2021	2,284	(4)
	7/8/2020	1,548	(4)
Byron Purcell	7/17/2020	32	(3)

RITE AID CORPORATION   2022 Proxy Statement | D-3

APPENDIX D
Name	Transaction Date	Number of Shares	Transaction Description
Kate B. Quinn	7/7/2021	10,617	(1)
	7/8/2020	6,682	(1)
Matthew Schroeder	12/6/2021	564	(3)
	7/17/2021	3,094	(3)
	7/8/2021	3,961	(3)
	7/7/2021	68,248	(5)
	7/7/2021	55,839	(4)
	12/6/2020	854	(3)
	7/17/2020	4,938	(3)
	7/8/2020	49,763	(5)
	7/8/2020	40,715	(4)

(1)
Grant of RSUs.

(2)
Open market purchase of common stock.

(3)
Shares of common stock surrendered to satisfy tax withholding obligation with respect to shares on which restrictions are lapsing.

(4)
Grant of RSAs.

(5)
Grant of PSUs.

Miscellaneous Information Concerning Participants
Except as described in this Appendix D or as otherwise disclosed in this proxy statement, to Rite Aid’s knowledge:
•
No Participant owns any securities of Rite Aid of record that such Participant does not own beneficially.

•
No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of Rite Aid, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•
No associate of any Participant owns beneficially, directly or indirectly, any securities of Rite Aid.

•
No Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Rite Aid.

•
No Participant or associate of a Participant had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Rite Aid’s last fiscal year, or in any currently proposed transaction or series of similar transactions, in which (i) Rite Aid or any of its subsidiaries was or is to be a participant, and (ii) the amount involved exceeds $120,000.

•
No Participant or associate of a Participant has entered into any arrangement or understanding with any person (i) with respect to any future employment by Rite Aid or any of its affiliates or (ii) any future transactions to which Rite Aid or any of its affiliates will or may be a party.

•
No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting (excluding any director or officer of Rite Aid acting solely in that capacity).

D-4 | RITE AID CORPORATION   2022 Proxy Statement

RITE AID

Beauty
Spa
Family
WELCOME TO THE NEW RITE AID
Whole health is a journey. Let's take it together.

Pharmacy	Market	Wellness	Celebrations

Home	Family	Beauty	Spa

RITE AID

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

RITE AID CORPORATION

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Bruce G. Bodaken
02) Elizabeth 'Busy' Burr
03) Heyward Donigan
04) Bari Harlam
05) Robert E. Knowling, Jr.
06) Louis P. Miramontes
07) Arun Nayar
08) Katherine 'Kate' B. Quinn

The Board of Directors unanimously recommends that you vote FOR Proposals 2, 3, 4 and 5.	For	Against	Abstain
2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.	☐	☐	☐
3. Approve, on an advisory basis, the compensation of our named executive officers as presented in the proxy statement.	☐	☐	☐
4. Approve an amendment to the Rite Aid Corporation Amended and Restated 2020 Omnibus Equity Incentive Plan.	☐	☐	☐
5. Approve amendments to the Rite Aid Corporation Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions.	☐	☐	☐

The Board of Directors unanimously recommends that you vote AGAINST Proposal 6.	For	Against	Abstain
6. Consider a stockholder proposal, if properly presented at the Annual Meeting, to eliminate supermajority voting provisions.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

SCAN TOVIEW MATERIALS & VOTE RITE AID CORPORATION ATTN: BYRON PURCELL 30 HUNTER LANE CAMP HILL, PA 17011 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time, July 26, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/RAD2022You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time, July 26, 2022. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D87281-P76282 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.D87282-P76282RITE AID CORPORATIONAnnual Meeting of StockholdersJuly 27, 2022 at 3:00 PM, Eastern Daylight Time This proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Heyward Donigan, Matthew Schroeder and Paul Gilbert, or any of them, as proxies,Weach with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of RITE AID CORPORATION that the stockholder(s) is/areentitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, Eastern Daylight Time on July 27, 2022 atIwww.virtualshareholdermeeting.com/RAD2022.TEIf applicable, the proxy shall also govern the voting stock held for the account of the undersigned in any applicable employee benefit plan. The validity of this proxy is governed by the laws of the State of Delaware. This proxy does not revoke any priorP powers of attorney except for prior proxies given in connection with the Annual Meeting of Stockholders.R THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED, OR, IF NO SPECIFICATIONS ARE MADE, O WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IF ANY OTHER MATTER IS X PROPERLY PRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS, THIS PROXY WILL BE VOTED IN THE NAMED Y PROXIES' DISCRETION ON SUCH MATTER.PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.Continued and to be signed on reverse side